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                                  SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

[ ]  Preliminary information statement         [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive information statement


                             O'SULLIVAN CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    COMMON STOCK, $1.00 PAR VALUE PER SHARE

     (2) Aggregate number of securities to which transaction applies:

                        1,879,466 SHARES OF COMMON STOCK

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                           $12.25 PER SHARE OF COMMON STOCK

     (4) Proposed maximum aggregate value of transaction:

                                 $23,023,458.50

     (5) Total fee paid:
                                   $4,604.69

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                   $38,945.03

     (2) Form, Schedule or Registration Statement No.:

                     SCHEDULE 14D-1 TENDER OFFER STATEMENT

     (3) Filing Party:

                TGC ACQUISITION CORPORATION AND THE GEON COMPANY

     (4) Date Filed:
                                  JUNE 8, 1999

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

                             O'SULLIVAN CORPORATION
                               1944 VALLEY AVENUE
                           WINCHESTER, VIRGINIA 22601

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 23, 1999

To the Shareholders of O'Sullivan Corporation:

     A Special Meeting of Shareholders of O'Sullivan Corporation ("O'Sullivan"), a Virginia corporation, will be held on Monday, August 23, 1999 at 10:00 a.m., Eastern Daylight Saving Time, at the executive offices of The Geon Company ("Geon"), which are located at One Geon Center, Avon Lake, Ohio, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") among O'Sullivan, Geon and TGC Acquisition Corporation (the "Purchaser"), a Virginia corporation and a wholly owned subsidiary of Geon, pursuant to which the Purchaser will be merged with and into O'Sullivan (the "Merger") and each then outstanding share of common stock, $1.00 par value (the "Shares"), of O'Sullivan (other than Shares owned by Geon or any of its subsidiaries and Shares held as treasury shares or otherwise by O'Sullivan) will be converted into the right to receive $12.25 per share net in cash, without interest thereon; and


          2. To transact such other business as may properly come before the Special Meeting.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

     The Merger is the second step of a two-step transaction pursuant to which Geon, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in O'Sullivan. The first step was a tender offer by the Purchaser for the Shares at $12.25 per Share net to the seller in cash, without interest thereon (the "Offer"). The Purchaser acquired 13,715,221 Shares upon the completion of the Offer on July 7, 1999, representing approximately 87.9% of the issued and outstanding Shares.

     As a result of the Offer, the Purchaser has the right to vote at the Special Meeting a sufficient number of the Shares to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. O'Sullivan currently anticipates that the Merger will be effected on August 23, 1999, or as promptly as possible thereafter.

     On June 1, 1999, the Board of Directors of O'Sullivan unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of O'Sullivan, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

                                            By Order of the Board of Directors,

                                            GREGORY L. RUTMAN
                                            Secretary
July 23, 1999

                             O'SULLIVAN CORPORATION
                               1944 VALLEY AVENUE
                           WINCHESTER, VIRGINIA 22601

                             INFORMATION STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 23, 1999

     This Information Statement is being furnished by the Board of Directors of O'Sullivan Corporation ("O'Sullivan"), a Virginia corporation, to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of O'Sullivan in connection with the proposed merger (the "Merger") of TGC Acquisition Corporation (the "Purchaser"), a Virginia corporation and a wholly owned subsidiary of The Geon Company ("Geon"), a Delaware corporation, with and into O'Sullivan pursuant to an Agreement and Plan of Merger, dated June 2, 1999 (the "Merger Agreement"), among O'Sullivan, Geon and the Purchaser, a copy of which is attached hereto as Annex C. As a result of the Merger, O'Sullivan will become a wholly owned subsidiary of Geon and each then outstanding Share (other than Shares owned by Geon or any of its subsidiaries and Shares held as treasury shares or otherwise by O'Sullivan) will be converted into the right to receive $12.25 per Share net in cash, without interest thereon (the "Merger Consideration").

     The Merger is the second step of a two-step transaction pursuant to which Geon, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in O'Sullivan. The first step was a tender offer by the Purchaser for the outstanding Shares at $12.25 per Share net to the seller in cash, without interest thereon (the "Offer"). The Purchaser acquired 13,715,221 Shares upon the completion of the Offer on July 7, 1999, representing approximately 87.9% of the issued and outstanding Shares.

     This Information Statement accompanies a Notice of Special Meeting of Shareholders of O'Sullivan to be held on Monday, August 23, 1999, at which time the shareholders of O'Sullivan will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the Special Meeting.

     As a result of the Offer, the Purchaser has the right to vote a sufficient number of the outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. O'Sullivan currently anticipates that the Merger will be effected on August 23, 1999, or as promptly as possible thereafter.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is dated July 23, 1999 and is first being mailed to the shareholders of O'Sullivan on or about July 23, 1999.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Summary.....................................................      1
  The Parties to the Merger Agreement.......................      1
  The Merger Agreement......................................      1
  Special Meeting of Shareholders; Vote Required to Approve
     and Adopt the Merger Agreement.........................      2
  Payment for Shares........................................      2
  No Dissenters' Rights of Appraisal........................      2
  The Merger................................................      3
  Selected Financial Information of O'Sullivan..............      4
  Historical Price and Dividend Information on the Shares...      5
Special Meeting of Shareholders.............................      6
  The Offer and the Merger..................................      6
  Time and Location of the Special Meeting..................      6
  Vote Required to Approve and Adopt the Merger Agreement...      6
Payment for Shares..........................................      7
  Surrender of Shares to the Paying Agent...................      7
  Letter of Transmittal.....................................      7
  Valid Surrender of Shares.................................      7
  Book-Entry Transfer.......................................      7
  Signature Guarantees......................................      7
  Backup Federal Income Tax Withholding.....................      8
No Dissenters' Rights of Appraisal..........................      8
Historical Price and Dividend Information on the Shares.....      9
The Merger..................................................     10
  Background of the Offer and the Merger....................     10
  Opinion of Financial Advisor..............................     12
  Federal Income Tax Consequences of the Merger.............     13
  Regulatory Matters........................................     13
Interests of Certain Persons in the Merger..................     14
  Employee and Director Stock Options.......................     14
  Employee Benefit Plans; Salary Continuation Agreements....     14
The Merger Agreement........................................     15
The Share Tender Agreements.................................     22
Financial Arrangements of Geon..............................     23
Business of O'Sullivan......................................     23
Selected Financial Information of O'Sullivan................     25
Security Ownership of Certain Beneficial Owners and
  Management................................................     26
Available Information.......................................     27
Financial Statements and Other Information; Information
  Incorporated by Reference.................................     27
ANNEXES
Annual Report on Form 10-K of O'Sullivan for the Fiscal Year
  Ended December 31, 1998...................................    A-1
Quarterly Report on Form 10-Q of O'Sullivan for the
  Quarterly Period Ended March 31, 1999.....................    B-1
Agreement and Plan of Merger................................    C-1
Opinion of Bowles Hollowell Conner, a division of First
  Union Capital Markets Corp................................    D-1

                                    SUMMARY

     The following summary highlights selected information contained in this Information Statement. This summary may not contain all of the information that is important to you. You are urged to read this Information Statement and the annexes hereto in their entirety. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE PARTIES TO THE MERGER AGREEMENT

     O'Sullivan. O'Sullivan manufactures calendered plastics products for the automotive and specialty plastics manufacturing industries. Calendered plastics products manufactured by O'Sullivan include vinyl sheeting for vehicular dashboard pads, swimming pool liners and covers, notebook binders, luggage, upholstered furniture, golf bags, floor tile, pond liners, protective clothing, mine curtains, boat and automobile windows and medical grade materials. O'Sullivan is a Virginia corporation with its principal executive offices located at 1944 Valley Avenue, Winchester, Virginia 22601, and its telephone number there is (540) 667-6666.

     The Purchaser. The Purchaser is a newly incorporated Virginia corporation and a wholly owned subsidiary of Geon. To date, the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at One Geon Center, Avon Lake, Ohio 44012-0122, and its telephone number there is (440) 930-1000.

     Geon. Geon is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations and other value-added products and services. Geon's operations are conducted primarily in two business segments. Geon's "Performance Polymers and Services" segment includes polyvinyl chloride ("PVC") compounds, specialty resins, plastisol formulators and analytical testing services, three compounding joint ventures, and one joint venture that manufactures material systems based on a unique technology for reinforced thermoplastic polymers. Geon's "Resin and Intermediates" segment includes its equity holdings in Oxy Vinyls, L.P. ("OxyVinyls"), the largest North American producer of PVC suspension and mass resins. OxyVinyls also produces vinyl chloride monomer ("VCM") and chlorine (a principal feedstock for VCM which is an intermediate precursor to PVC). Geon's "Resin and Intermediates" segment also includes equity holdings in a chlor-alkali joint venture and an Australian PVC operation. Geon is a Delaware corporation with its principal executive offices located at One Geon Center, Avon Lake, Ohio 44012-0122, and its telephone number there is (440) 930-1000.

THE MERGER AGREEMENT

     This Information Statement is being delivered to the shareholders of O'Sullivan in connection with the Merger of the Purchaser with and into O'Sullivan pursuant to the Merger Agreement. As a result of the Merger, O'Sullivan will become a wholly owned subsidiary of Geon, each issued and outstanding Share (other than Shares owned by Geon or any of its subsidiaries and Shares held as treasury shares or otherwise by O'Sullivan) will be converted into the right to receive $12.25 per Share net in cash, without interest thereon, and the equity interests of all pre-Merger shareholders in O'Sullivan will be terminated.

     The Merger is the second step of a two-step transaction pursuant to which Geon, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in O'Sullivan. The first step was the Offer. The Purchaser acquired 13,715,221 Shares upon the completion of the Offer on July 7, 1999, representing approximately 87.9% of the issued and outstanding Shares.

     Pursuant to the Merger Agreement, on July 8, 1999, nine of the eleven members of the Board of Directors of O'Sullivan resigned as directors, and seven persons designated by the Purchaser were subsequently appointed as members of the Board of Directors. The persons designated by the Purchaser are all directors and/or employees of Geon.

SPECIAL MEETING OF SHAREHOLDERS; VOTE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT


     The Special Meeting of Shareholders will be held on Monday, August 23, 1999 at 10:00 a.m., Eastern Daylight Saving Time, at the executive offices of Geon, which are located at One Geon Center, Avon Lake, Ohio. At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.


     Pursuant to O'Sullivan's Amended and Restated Articles of Incorporation, as amended, the affirmative vote of at least seventy percent (70%) of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on July 19, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were 15,594,687 Shares issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

     As a result of the Offer, the Purchaser was the holder of record of 13,715,221 Shares on the Record Date, representing approximately 87.9% of the Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, the Purchaser is obligated to vote all of the Shares held by it in favor of approving and adopting the Merger Agreement, which under Virginia law and O'Sullivan's Amended and Restated Articles of Incorporation, as amended, will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder, thereby assuring such approval and adoption.

PAYMENT FOR SHARES

     Upon the completion of the Merger, O'Sullivan will make available to The Bank of New York, as the paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the amount of cash to be paid in respect of the Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal (to be provided under separate cover after the effective time of the Merger) to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be canceled. After the completion of the Merger and upon the surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by shareholders for three months after the effective time of the Merger will be returned to O'Sullivan, as the Surviving Corporation in the Merger, and thereafter shareholders may look, subject to applicable abandoned property, escheat and other similar laws, only to O'Sullivan for payment of the Merger Consideration.

     A Letter of Transmittal will be sent to all shareholders of O'Sullivan under separate cover after the effective time of the Merger. The Letter of Transmittal will advise each shareholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration. See "Payment for Shares."

NO DISSENTERS' RIGHTS OF APPRAISAL

     Pursuant to Virginia law, shareholders of O'Sullivan do not have dissenters' rights of appraisal in connection with the Merger. See "No Dissenters' Rights of Appraisal."

THE MERGER

     Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Board of Directors of O'Sullivan, see "The Merger -- Background of the Offer and the Merger."

     Approval of the Board of Directors of O'Sullivan. The Board of Directors of O'Sullivan, on June 1, 1999, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to the shareholders of O'Sullivan, approved the Merger Agreement and recommended that O'Sullivan's shareholders tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. See "The Merger -- Background of the Offer and the Merger."


     Interests of Certain Persons in the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger each outstanding option to acquire Shares granted under O'Sullivan's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan and 1985 Incentive Stock Option Plan to the directors, officers and other employees of O'Sullivan, whether or not vested or exercisable, will be converted into the right to receive from Geon a cash payment per option equal to the amount by which the Merger Consideration exceeds the exercise price of the option. In addition, Geon has agreed in the Merger Agreement to provide the employees of O'Sullivan and its subsidiaries, for a period of at least two years, with benefits no less favorable than those in the aggregate provided by Geon and its subsidiaries as of the effective time of the Merger. Geon has also agreed to honor all employee benefit obligations of O'Sullivan existing at the effective time of the Merger, including the salary continuation agreements between O'Sullivan and its officers and 36 other employees. See "Interests of Certain Persons in the Merger" and "The Merger Agreement."


     Opinion of Financial Advisor. Bowles Hollowell Conner, a division of First Union Capital Markets Corp. ("BHC"), O'Sullivan's financial advisor, has delivered to O'Sullivan its written opinion that the consideration to be received by the shareholders of O'Sullivan pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. The complete opinion of BHC, which sets forth the assumptions made, the matters considered and the limits of BHC's review, is attached to this Information Statement as Annex D and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

     Purpose of the Merger. The purpose of the Merger is to enable Geon, as the owner of all of the capital stock of the Purchaser, to acquire the remaining equity interest in O'Sullivan not currently owned by the Purchaser.

     Conditions to the Merger. The Merger is subject to the satisfaction of certain conditions. See "The Merger Agreement -- Conditions to the Merger." Assuming the satisfaction of such conditions, it is expected that the Merger will be effected on August 23, 1999, or as promptly as possible thereafter.


     Regulatory Matters. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on June 18, 1999 without such waiting period being extended by the Federal Trade Commission or the Antitrust Division of the Department of Justice. O'Sullivan is not aware of any federal, state or foreign regulatory requirement that remains to be complied with in order to complete the Merger. See "The Merger -- Regulatory Matters."


     Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger Agreement will be a taxable transaction to shareholders for federal income tax purposes. See "The Merger -- Federal Income Tax Consequences of the Merger." Shareholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

SELECTED FINANCIAL INFORMATION OF O'SULLIVAN

     The selected financial information of O'Sullivan set forth below has been derived from the audited financial statements of O'Sullivan for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the unaudited financial statements of O'Sullivan for the three month periods ended March 31, 1998 and 1999. The selected financial information of O'Sullivan should be read in conjunction with the audited financial statements and other financial information of O'Sullivan included later in this Information Statement or incorporated herein by reference.

     The period-to-period comparability of the selected financial information shown below is affected by O'Sullivan's July 1997 sale of substantially all of the assets of its subsidiary Melnor Inc., a corporation engaged in the water sprinkler and lawn and garden business, for approximately $22.0 million less $2.5 million which was returned to the purchaser when the acquired business did not meet certain operating result thresholds after closing. The sale of the Melnor business was treated as a discontinued operation in O'Sullivan's financial statements.

                                                                                         (UNAUDITED)
                                                                                        THREE MONTHS
                                             YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                --------------------------------------------------    -----------------
                                1994 (1)   1995 (1)   1996 (1)    1997      1998       1998      1999
                                --------   --------   --------   -------   -------    -------   -------
                                                  (IN MILLIONS EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT
DATA:
  Net sales...................  $ 149.4    $ 169.5    $ 171.2    $ 163.6   $ 163.2    $  41.9   $  42.9
  Income from continuing
     operations...............     10.5       15.5       14.1        8.8      11.6        3.0       3.1
  Net income..................      2.6       14.0       10.7        4.5      11.6        3.0       3.1
PER COMMON SHARE:
  Income from continuing
     operations...............  $  0.64    $  0.94    $  0.87    $  0.56   $  0.74    $  0.19   $  0.20
  Net income..................     0.16       0.85       0.66       0.29      0.74       0.19      0.20
  Net income -- fully
     diluted..................     0.16       0.85       0.66       0.29      0.74       0.19      0.20
SELECTED BALANCE SHEET DATA
  (AT END OF PERIOD):
  Total assets................  $ 144.5    $ 150.0    $ 140.8    $ 138.0   $ 142.9    $ 140.6   $ 145.9
  Long-term liabilities.......      7.2        6.3        6.2        9.4       7.7        8.9       7.4
  Working capital.............     57.9       60.9       70.0       70.1      71.1       71.1      72.8
  Shareholders' equity........    106.6      115.8      114.0      112.7     117.6      114.4     119.4
OTHER SELECTED DATA:
  Book value per common
     share....................  $  6.47    $  7.01    $  7.19    $  7.16   $  7.54    $  7.27   $  7.66
  Cash dividends declared per
     common share.............     0.28       0.31       0.32       0.32      0.32       0.08      0.08

---------------
(1) Income statement data for the fiscal years ended December 31, 1994, 1995 and 1996 varies from the data for such years presented in O'Sullivan's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is included in this Information Statement as Annex A. O'Sullivan restated its financial statements for such fiscal years to account for the July 1997 sale of the Melnor business.

HISTORICAL PRICE AND DIVIDEND INFORMATION ON THE SHARES

     The Shares are listed on the American Stock Exchange under the symbol OSL. The following table sets forth the high and low closing sales prices per Share for each quarter of 1997 and 1998 and the first quarter of 1999 as reported on the American Stock Exchange, together with the per Share dividends paid by O'Sullivan during the same period of time.


                                                               HIGH       LOW      DIVIDEND
                                                              -------    ------    --------
Year Ended December 31, 1997:
  First quarter.............................................  $ 10.75    $ 8.00     $ 0.08
  Second quarter............................................     9.69      7.94       0.08
  Third quarter.............................................    11.00      8.38       0.08
  Fourth quarter............................................    11.00      9.88       0.08
Year Ended December 31, 1998:
  First quarter.............................................  $ 10.88    $ 8.75     $ 0.08
  Second quarter............................................    10.25      9.25       0.08
  Third quarter.............................................    10.13      8.25       0.08
  Fourth quarter............................................    10.38      7.38       0.08
Year Ending December 31, 1999:
  First quarter.............................................  $ 10.00    $ 8.06     $ 0.08



     On June 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $9.38 per Share. On June 7, 1999, the last full trading day before the commencement of the Offer, the closing sale price for the Shares was $12.13 per Share. On July 22, 1999, the last full trading day prior to the commencement of mailing of this Information Statement, the closing sale price for the Shares was $12.06 per Share. Shareholders are urged to obtain current market quotations for the Shares.

                        SPECIAL MEETING OF SHAREHOLDERS

THE OFFER AND THE MERGER

     This Information Statement is being delivered to the shareholders of O'Sullivan in connection with the Merger of the Purchaser with and into O'Sullivan pursuant to the Merger Agreement. As a result of the Merger, O'Sullivan will become a wholly owned subsidiary of Geon, each issued and outstanding Share (other than Shares owned by Geon or any of its subsidiaries and Shares held as treasury shares or otherwise by O'Sullivan) will be converted into the right to receive $12.25 per Share net in cash, without interest thereon, and the equity interest of all shareholders in O'Sullivan will be terminated.

     The Merger is the second step of a two-step transaction pursuant to which Geon, as the owner of all of the capital stock of the Purchaser, will acquire the entire equity interest in O'Sullivan. The first step was the Offer. The Purchaser acquired 13,715,221 Shares upon the completion of the Offer on July 7, 1999, representing approximately 87.9% of the issued and outstanding Shares.

     Pursuant to the Merger Agreement, on July 8, 1999, nine of the eleven members of O'Sullivan's Board of Directors (C. Hugh Bloom, Jr., John C. O. Bryant, Robert L. Burrus, Jr., Max C. Chapman, Jr., James T. Holland, R. Michael McCullough, Stephen P. Munn, Timothy J. Sandker and Leighton W. Smith, Jr.) resigned as directors and seven persons designated by the Purchaser (William F. Patient, Thomas A. Waltermire, Donald P. Knechtges, V. Lance Mitchell, Gregory
L. Rutman, W. David Wilson and John L. Rastetter) were subsequently elected as members of the Board of Directors. Arthur H. Bryant II and John S. Campbell continue to serve as directors of O'Sullivan. All of the persons designated by the Purchaser are directors and/or employees of Geon.

TIME AND LOCATION OF THE SPECIAL MEETING

     The Special Meeting will be held on Monday, August 23, 1999 at 10:00 a.m., Eastern Daylight Saving Time, at the executive offices of Geon, which are located at One Geon Center, Avon Lake, Ohio. At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.

VOTE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT


     Pursuant to O'Sullivan's Amended and Restated Articles of Incorporation, as amended, the affirmative vote of at least seventy percent (70%) of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date (July 19, 1999) are entitled to notice of and to vote at the Special Meeting. At such date there were 15,594,687 Shares issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.



     As a result of the Offer, the Purchaser was the holder of record of 13,715,221 Shares on the Record Date, representing approximately 87.9% of the Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, the Purchaser is obligated to vote all of the Shares held by it in favor of approving and adopting the Merger Agreement, which under Virginia law and O'Sullivan's Amended and Restated Articles of Incorporation, as amended, will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other shareholder, thereby assuring such approval and adoption.


     O'Sullivan currently anticipates that the Merger will be effected on August 23, 1999, or as promptly as possible thereafter. To effect the Merger, a certificate of merger will be filed with the Virginia State Corporation Commission in accordance with the Virginia Stock Corporation Act. The Merger will become effective upon the issuance of a Certificate of Merger by the Virginia State Corporation Commission.

                               PAYMENT FOR SHARES

SURRENDER OF SHARES TO THE PAYING AGENT

     Upon the completion of the Merger, O'Sullivan will make available to The Bank of New York, as the paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the amount of cash to be paid in respect of the Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal (to be provided under separate cover after the effective time of the Merger) to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be canceled. After the completion of the Merger and upon the surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by shareholders for three months after the effective time of the Merger will be returned to O'Sullivan, as the Surviving Corporation in the Merger, and thereafter shareholders may look, subject to applicable abandoned property, escheat and other similar laws, only to O'Sullivan for payment of the Merger Consideration.

LETTER OF TRANSMITTAL

     A Letter of Transmittal will be sent to all shareholders of O'Sullivan under separate cover after the effective time of the Merger. The Letter of Transmittal will advise each shareholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration.

VALID SURRENDER OF SHARES

     For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal, and either (a) certificates representing Shares must be received by the Paying Agent or (b) Shares must be delivered by book-entry transfer.

BOOK-ENTRY TRANSFER

     The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Merger. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent's account at DTC in accordance with the procedures for such transfer.

SIGNATURE GUARANTEES


     All signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares delivered therewith are delivered (a) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE SURRENDERING SHAREHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

BACKUP FEDERAL INCOME TAX WITHHOLDING

     To prevent backup federal income tax withholding of 31% of the aggregate Merger Consideration payable to a shareholder, shareholders must provide the Paying Agent with his or her correct taxpayer identification number and certify that such number is correct and that he or she is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal.

                       NO DISSENTERS' RIGHTS OF APPRAISAL


     Pursuant to Virginia law, shareholders of O'Sullivan do not have dissenters' rights of appraisal in connection with the Merger. Under Section 13.1-730 of the Virginia Stock Corporation Act, dissenters' rights of appraisal are not available with respect to the shares of a corporation which, as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the shareholders meeting to act upon the agreement or plan of merger, were either (a) listed on a national securities exchange or the Nasdaq National Market or (b) held of record by at least 2,000 shareholders, unless in either case (i) the corporation's articles of incorporation provide otherwise,
(ii) the holders of such shares are required by the terms of such agreement or plan to accept for such shares anything except cash and/or shares of the surviving or acquiring corporation or another corporation that is listed on a national securities exchange or the Nasdaq National Market or the shares of which are held of record by at least 2,000 shareholders, or (iii) the transaction to be voted on is an "affiliated transaction" under Article 14 of the Virginia Stock Corporation Act that has not been approved by a majority of the corporation's disinterested directors.


     As of the Record Date, O'Sullivan was listed on a national securities exchange, the American Stock Exchange. In addition, shareholders of O'Sullivan will, pursuant to the terms of the Merger Agreement, receive consideration consisting entirely of cash in connection with the Merger, and the Merger was unanimously approved in advance by O'Sullivan's directors, all of which are deemed to be disinterested for purposes of Article 14 of the Virginia Stock Corporation Act. O'Sullivan's Amended and Restated Articles of Incorporation, as amended, do not provide that dissenters' rights of appraisal under Virginia law are to apply to the corporation notwithstanding these circumstances.

            HISTORICAL PRICE AND DIVIDEND INFORMATION ON THE SHARES

     The Shares are listed on the American Stock Exchange under the symbol OSL. The following table sets forth the high and low closing sales prices per Share for each quarter of 1997 and 1998 and the first quarter of 1999 as reported on the American Stock Exchange, together with the per Share dividends paid by O'Sullivan during the same period of time.


                                                               HIGH       LOW      DIVIDEND
                                                              -------    ------    --------
Year Ended December 31, 1997:
  First quarter.............................................  $ 10.75    $ 8.00     $ 0.08
  Second quarter............................................     9.69      7.94       0.08
  Third quarter.............................................    11.00      8.38       0.08
  Fourth quarter............................................    11.00      9.88       0.08
Year Ended December 31, 1998:
  First quarter.............................................  $ 10.88    $ 8.75     $ 0.08
  Second quarter............................................    10.25      9.25       0.08
  Third quarter.............................................    10.13      8.25       0.08
  Fourth quarter............................................    10.38      7.38       0.08
Year Ending December 31, 1999:
  First quarter.............................................  $ 10.00    $ 8.06     $ 0.08



     On June 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $9.38 per Share. On June 7, 1999, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $12.13 per Share. On July 22, 1999, the last full trading day prior to the commencement of mailing of this Information Statement, the closing sale price for the Shares was $12.06 per Share. Shareholders are urged to obtain current market quotations for the Shares.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER


     On July 29, 1998, O'Sullivan announced that it would hire an investment bank to assist it in exploring various strategic alternatives for O'Sullivan to enhance shareholder value. On August 19, 1998, the Board of Directors of O'Sullivan engaged Bowles Hollowell Conner ("BHC"), a division of First Union Capital Markets Corp., to act as financial advisor to O'Sullivan in this regard. Beginning in August 1998, BHC conducted detailed due diligence on O'Sullivan and, together with O'Sullivan's management, conducted an analysis of various strategic alternatives available to O'Sullivan.


     BHC presented a detailed review of strategic alternatives to the Board of Directors at its regularly scheduled meeting on October 27, 1998. At this meeting and based on the review of strategic alternatives, the Board of Directors authorized BHC to work with management to explore whether there existed a strategic merger/sale transaction that would be in the best interests of O'Sullivan's shareholders. During the months of November and December 1998, representatives of Geon and O'Sullivan met twice, at Geon's request, to discuss developments in the business and whether a combination of the two companies might be possible. On December 16, 1998, O'Sullivan and Geon signed a confidentiality agreement and began preliminary discussions regarding the merits of a potential merger/sale transaction. Shortly thereafter O'Sullivan sent Geon a confidential information memorandum. During January 1999, Geon submitted through BHC a non-binding indication of interest and a follow-up letter regarding the possible acquisition of O'Sullivan. BHC discussed Geon's interest with O'Sullivan.


     At the Board of Directors' regularly scheduled meeting held on January 25, 1999, BHC reported on Geon's indication of interest, the Board of Directors directed BHC to expand its discussions to include additional parties potentially interested in pursuing a transaction with O'Sullivan, and the Board of Directors empowered its Executive Committee, composed of Messrs. Arthur H. Bryant II, Chapman, Holland and Burrus, to oversee the process relating to a potential strategic merger/sale transaction, subject ultimately to approval of any possible transaction by the full Board of Directors. Beginning in February 1999, BHC contacted 66 strategic and financial parties regarding their possible interest in a potential transaction with O'Sullivan. As a result of these contacts, O'Sullivan supplied 21 qualified potential parties non-public information, all of which was subject to various confidentiality and nondisclosure agreements. Based on a continued interest in acquiring O'Sullivan and further qualification, four interested parties submitted preliminary indications of interest and were invited to conduct detailed due diligence, including meetings with O'Sullivan's management, review of additional non-public information and tours of O'Sullivan's facilities. Such due diligence occurred during April and early May 1999. These parties were then asked to submit written proposals setting forth the definitive terms and conditions of an offer to acquire all of the outstanding Shares and to provide comments on a proposed form of merger agreement. Two parties submitted formal qualifying proposals.


     Following the receipt of written proposals, BHC advised the Executive Committee (which had previously met 6 times by phone between January and May 1999 to discuss the solicitation process with BHC) that all qualified parties expressing an interest in acquiring O'Sullivan had been afforded an equal opportunity to evaluate O'Sullivan and submit a proposal. At the direction of the Executive Committee, BHC held discussions with the two parties that submitted proposals to ascertain, among other things, (a) the level of additional due diligence required prior to executing a merger agreement, (b) what, if any, material contingencies remained prior to executing a merger agreement, (c) the timing necessary to resolve any remaining issues on the merger agreement or otherwise in connection with a transaction, and (d) the willingness to increase the value of the proposal. Based on these discussions, the Executive Committee approved further negotiations with Geon in an effort to modify Geon's $11.00 per Share cash proposal to a price that would be acceptable to O'Sullivan. On May 21, 1999, Geon indicated that, subject to various conditions, including approvals of both Boards of Directors, it would increase the value of its proposal to $12.25 per Share. On May 24, 1999, the Executive Committee indicated to Geon through BHC that it would submit Geon's proposal to O'Sullivan's entire Board of Directors, subject to the negotiation of a definitive merger agreement. Shortly thereafter, the parties began to negotiate the Merger Agreement and Geon conducted confirmatory due diligence on several matters.

     The Board of Directors of O'Sullivan met on June 1, 1999 and considered Geon's proposal and the proposed Merger Agreement. At the meeting, the Board of Directors reviewed the terms of the Merger Agreement and representatives of BHC reviewed the transaction process. In addition, BHC provided an opinion to the Board of Directors, based on various analyses and subsequently confirmed in writing on June 2, 1999, that the consideration to be received by O'Sullivan's shareholders was fair to O'Sullivan's shareholders from a financial point of view. The Board of Directors thereupon, among other things, (a) determined by unanimous vote that the proposed acquisition of O'Sullivan by Geon was fair to and in the best interests of O'Sullivan and its shareholders, (b) authorized and approved the Merger Agreement and the Share Tender Agreements to be entered into by Geon and the Purchaser with Arthur H. Bryant II, Magalen O. Bryant and John
C. O. Bryant, and (c) recommended by unanimous vote that the shareholders of O'Sullivan accept the Offer and tender their shares pursuant to the Offer.

     On June 2, 1999, Geon and O'Sullivan executed the Merger Agreement and Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant entered into the Share Tender Agreements.

     In reaching its conclusions described above, the Board of Directors of O'Sullivan considered a number of factors, including, without limitation, the following:

     - the opinion of BHC that as of the date of its opinion the $12.25 per Share in cash to be received by shareholders pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view (shareholders are urged to read such opinion, which is attached as Annex D hereto, in its entirety);

     - the presentation of BHC in connection with such opinion, as to various financial and other considerations deemed relevant to the Board of Directors' evaluation of the Offer and the Merger including: (a) a review of financial and other information that was publicly available or furnished to BHC by O'Sullivan's management;
       (b) a review and analysis of current and historical market prices of the Shares; (c) a comparison of the financial position and operating results of O'Sullivan with those of certain publicly traded companies which BHC deemed relevant; (d) a comparison of the proposed financial terms of the Offer and the Merger with those of certain other mergers and acquisitions which BHC deemed relevant;
       (e) a discounted cash flow analysis of the financial forecasts furnished to BHC by O'Sullivan's management; and (f) a premiums paid analysis of similar public company transactions completed over the past several years;

     - the results of the extensive transaction process undertaken by BHC to solicit proposals from third parties to acquire O'Sullivan and, in light of the process, O'Sullivan's belief that the Offer represented the best means available under the circumstances to provide shareholders with attractive value and immediate liquidity for their Shares;

     - information with respect to the financial condition, results of operations and business of O'Sullivan, on both a historical and prospective basis, and current industry, economic and market conditions;

     - the merits of the Offer relative to other strategic alternatives available to O'Sullivan; and

     - the terms and conditions of the Offer and the Merger, including, without limitation, the fact that, to the extent required by fiduciary obligations of the Board of Directors to the shareholders under the Virginia Stock Corporation Act, but subject to certain terms and conditions including the payment of a $5 million break-up fee, O'Sullivan could terminate the Merger Agreement in order to approve a tender offer or exchange offer for the Shares by a third party, or another type of business combination, on terms more favorable to O'Sullivan's shareholders than the Offer and the Merger.

     The Board of Directors did not assign weights to the individual factors and viewed their position and recommendation as being based on the totality of the information presented to and considered by them.

     On June 8, 1999, the Purchaser commenced the Offer. The Offer expired at 12:00 midnight, Eastern Daylight Saving Time, on July 7, 1999. As of the expiration of the Offer, the Purchaser accepted for payment 13,715,221 Shares (representing approximately 87.9% of the issued and outstanding Shares) validly tendered and not withdrawn pursuant to the Offer, which number gives effect to the failure of a number of Shares to be delivered in accordance with guaranteed delivery procedures.

     Pursuant to the Merger Agreement, on July 8, 1999, nine of the eleven members of O'Sullivan's Board of Directors (C. Hugh Bloom, Jr., John C. O. Bryant, Robert L. Burrus, Jr., Max C. Chapman, Jr., James T. Holland, R. Michael McCullough, Stephen P. Munn, Timothy J. Sandker and Leighton W. Smith, Jr.) resigned as directors and seven persons designated by the Purchaser (William F. Patient, Thomas A. Waltermire, Donald P. Knechtges, V. Lance Mitchell, Gregory
L. Rutman, W. David Wilson and John L. Rastetter) were subsequently elected as members of the Board of Directors. Arthur H. Bryant II and John S. Campbell continue to serve as directors of O'Sullivan. All of the persons designated by the Purchaser are directors and/or employees of Geon.


     In addition, on July 8, 1999, the following persons were elected by O'Sullivan's new Board of Directors to the indicated offices of O'Sullivan:
Thomas A. Waltermire (Chairman of the Board); John S. Campbell (President and Chief Executive Officer); C. Bryant Nickerson (Chief Financial Officer, Assistant Treasurer and Assistant Secretary); Gregory L. Rutman (Vice President, General Counsel, Secretary and Assistant Treasurer); Jean M. Miklosko (Treasurer); Charles P. Dylag (Director of Tax Administration); Gregory P. Smith (Assistant Treasurer); and Woodrow W. Ban (Assistant Secretary). Other than Messrs. Campbell and Nickerson, who were officers of O'Sullivan prior to the completion of the Offer, each person elected is an executive officer or employee of Geon.


OPINION OF FINANCIAL ADVISOR

     O'Sullivan engaged BHC to act as its financial advisor in connection with the Offer and the Merger. Pursuant to its agreement with O'Sullivan, BHC is entitled to a transaction fee of approximately $1.9 million in cash at the closing of the Merger (less $100,000 paid by O'Sullivan in connection with O'Sullivan's retention of BHC and less $250,000 paid by O'Sullivan in connection with the delivery by BHC of its fairness opinion to the Board). In addition, O'Sullivan agreed to reimburse BHC periodically for its reasonable travel and out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify BHC against certain expenses and liabilities incurred in connection with its engagement, regardless of whether the Offer or the Merger were completed.

     At the meeting of O'Sullivan's Board of Directors on June 1, 1999, BHC provided its opinion that, as of such date, based upon and subject to the various conditions set forth in the opinion, the cash consideration to be received by the shareholders of O'Sullivan in the Offer and the Merger is fair to such shareholders from a financial point of view. BHC confirmed this opinion to O'Sullivan in writing on June 2, 1999. BHC was not requested to update, and has not updated, its opinion.

     THE FULL TEXT OF BHC'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY BHC IN RENDERING ITS OPINION, IS INCLUDED AS ANNEX D TO THIS INFORMATION STATEMENT. YOU ARE URGED TO READ BHC'S OPINION CAREFULLY AND IN ITS ENTIRETY. BHC'S OPINION ADDRESSES ONLY THE FAIRNESS TO THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION OF THE CASH CONSIDERATION TO BE RECEIVED BY SUCH SHAREHOLDERS IN THE OFFER AND THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE SHAREHOLDERS OF O'SULLIVAN AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF BHC'S OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION SET FORTH AS ANNEX D.

     In arriving at its opinion, BHC reviewed the Merger Agreement, including the financial terms of the Merger Agreement, as well as certain historical business, financial and other information regarding O'Sullivan that was publicly available or furnished to BHC by O'Sullivan's management. Included in the information provided during discussions with management were certain financial forecasts and other data relating to O'Sullivan's business. BHC also conducted discussions with members of O'Sullivan's management with respect to O'Sullivan's business, financial and other information, including its business prospects and financial forecasts, and the effects of the transactions contemplated by the Merger Agreement. In addition, BHC reviewed the current and historical market prices of the Shares, compared the financial position and operating results of O'Sullivan with those of publicly traded companies that they deemed relevant, compared the financial terms of the transactions contemplated by the Merger Agreement with certain of the financial terms of other similar transactions that they deemed relevant, and conducted such other financial studies, analyses and investigations that they deemed appropriate.

     In the ordinary course of business, BHC and its affiliates may trade the equity securities of O'Sullivan for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. BHC or its affiliates have in the past provided investment banking, commercial banking and financial advisory services to O'Sullivan for which services they have received compensation.

     BHC, a division of First Union Capital Markets Corp. and an affiliate of First Union Corporation, is an investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. O'Sullivan selected BHC as its financial advisor based upon its experience, ability and reputation with respect to mergers and acquisitions.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material federal income tax consequences of the Merger to shareholders of O'Sullivan whose Shares are converted in the Merger into the right to receive the Merger Consideration. The discussion applies only to shareholders of O'Sullivan holding Shares as capital assets and may not apply to shareholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     The federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each shareholder should consult the shareholder's own tax advisor to determine the applicability of the rules discussed below to the shareholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

     Receipt of the Merger Consideration. The receipt by a shareholder of the Merger Consideration in exchange for Shares will be a taxable transaction for federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference between such shareholder's adjusted tax basis in the Shares exchanged for cash in the Merger and the amount realized in such exchange (i.e., generally the amount of cash received therefor). Gain or loss will be calculated separately for each block of Shares converted in the Merger. Such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year.

     In the case of non-corporate taxpayers, long-term capital gain will be subject to a maximum federal income tax rate of 20%. In the case of corporate taxpayers, long-term capital gain generally will be subject to a maximum federal income tax rate of 35%. Generally, the deductibility of capital losses for non-corporate taxpayers for a taxable year is limited to the amount of capital gains for the taxable year plus $3,000. The deductibility of capital losses for corporate taxpayers for a taxable year is limited to the amount of capital gains for the taxable year.

     Backup Withholding. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (a) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) has failed to properly report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the shareholder's correct number and that the shareholder is not subject to backup withholding. Any amounts withheld from a payment to a shareholder under the backup withholding rules will be allowed as a credit against such shareholder's federal income tax liability, if the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with the shareholder's own tax advisor as to the shareholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be completed unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the"Antitrust Division") and certain waiting period requirements have been satisfied. Geon filed a Notification and Report Form with respect to the Offer and the Merger on June 3, 1999, and O'Sullivan filed a Notification and Report Form with respect to the Offer and the Merger on June 4, 1999. The applicable waiting period under the HSR Act with respect to the Offer and the Merger expired at 11:59 p.m., Eastern time, on June 18, 1999 without such waiting period being extended by the FTC or the Antitrust Division. O'Sullivan is not aware of any federal, state or foreign regulatory requirement that remains to be complied with in order to complete the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions such as Geon's acquisition of O'Sullivan. At any time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Geon or its subsidiaries, or O'Sullivan or its subsidiaries. Private parties and state attorneys general may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EMPLOYEE AND DIRECTOR STOCK OPTIONS


     Pursuant to the Merger Agreement, at the effective time of the Merger each outstanding option to acquire Shares granted under O'Sullivan's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan and 1985 Incentive Stock Option Plan to the directors, officers and other employees of O'Sullivan, whether or not vested or exercisable, will be converted into the right to receive from Geon a cash payment per option equal to the amount by which the Merger Consideration exceeds the exercise price of the option. See "The Merger Agreement -- Stock Option and Other Plans."


     The pre-Offer nonemployee directors of O'Sullivan currently hold the following number of options with the indicated weighted average exercise prices:
C. Hugh Bloom, Jr. (14,000 at $10.083); Arthur H. Bryant II (14,000 at $10.083);
John C. O. Bryant (11,000 at $9.568); Robert L. Burrus, Jr. (14,000 at $10.083);
Max C. Chapman, Jr. (14,000 at $10.083); James T. Holland (11,000 at $8.764); R.
Michael McCullough (14,000 at $10.083); Stephen P. Munn (14,000 at $10.083); Timothy J. Sandker (12,000 at $9.713); and Leighton W. Smith, Jr. (12,000 at $8.359).


     The pre-Offer officers of O'Sullivan currently hold the following number of options with the indicated weighted average exercise prices: John S. Campbell (76,802 at $8.576); C. Bryant Nickerson (21,560 at $9.893); William O. Bauserman (6,000 at $10.698); Ewen A. Campbell (11,116 at $10.106); John P. Crowther
(2,310 at $10.245); James L. Tremoulis (15,700 at $9.473); and Robert C.
Westfall (11,500 at $10.587). The pre-Offer officers and all other employees of O'Sullivan together currently hold 171,242 options with a weighted average exercise price of $9.418.


EMPLOYEE BENEFIT PLANS; SALARY CONTINUATION AGREEMENTS


     Geon has agreed in the Merger Agreement to provide the employees of O'Sullivan and its subsidiaries, for a period of at least two years, with benefits no less favorable than those in the aggregate provided by Geon and its subsidiaries as of the effective time of the Merger. Geon has also agreed that it will honor all employee benefit obligations of O'Sullivan existing at the effective time of the Merger, including the salary continuation agreements between O'Sullivan and its officers and 36 other employees. See "The Merger Agreement."

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Information Statement as Annex C.


     The Tender Offer. Pursuant to the terms of the Merger Agreement and subject to a number of conditions to the Offer (the "Offer Conditions"), the Purchaser agreed to commence the Offer as promptly as practicable but within five business days after the public announcement of the execution of the Merger Agreement. The obligation of the Purchaser to complete the Offer and to accept for payment and promptly to pay for the Shares tendered in the Offer was subject only to the Offer Conditions, which included, among other things, there being validly tendered and not withdrawn a number of Shares which constituted at least seventy percent (70%) of the Shares outstanding. In accordance with these terms, the Purchaser commenced the Offer on June 8, 1999 and, when Offer expired on July 7, 1999, purchased all of the Shares validly tendered and not withdrawn.


     In the Merger Agreement, O'Sullivan consented to the Offer and the Merger and represented that (a) its Board of Directors (at a meeting duly called and held) (i) determined by the unanimous vote of the directors that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares, (ii) approved the Offer, the Merger, the Merger Agreement and the Share Tender Agreements, (iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of O'Sullivan, and (iv) took all other action necessary to render Articles 14 and 14.1 of the Virginia Stock Corporation Act inapplicable to the Offer and the Merger; and (b) BHC delivered to the Board of Directors of O'Sullivan its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion.

     Board Designees. The Merger Agreement provides that promptly upon the acceptance for payment of and payment by the Purchaser in accordance with the Offer for at least seventy percent (70%) of the outstanding Shares pursuant to the Offer (the "Offer Closing"), the Purchaser would be entitled to designate such number of directors on the Board of Directors of O'Sullivan, rounded up to the next whole number, as would give the Purchaser, subject to compliance with
Section 14(f) of the Securities Exchange Act of 1934, as amended, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for or otherwise acquired or owned by the Purchaser or Geon bears to the number of Shares outstanding. O'Sullivan agreed that its Board of Directors would, at such time, take any and all actions needed to cause the Purchaser's designees to be appointed to O'Sullivan's Board of Directors (including causing directors to resign). In accordance with these provisions, on July 8, 1999, nine of the eleven members of O'Sullivan's Board of Directors resigned as directors, and seven persons designated by the Purchaser were appointed as members of such Board of Directors. O'Sullivan also agreed that it would, as of the Offer Closing, if so requested by Geon or the Purchaser, use its reasonable efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of O'Sullivan and each committee of each such board (in each case to the extent of O'Sullivan's ability to elect such persons).

     Geon, the Purchaser and O'Sullivan agreed that they would, at all times before the effective time of the Merger (the "Effective Time"), use their reasonable efforts to ensure that at least two members of O'Sullivan's Board of Directors, as constituted on the date of the Merger Agreement, remain on O'Sullivan's Board of Directors, except to the extent that no such individuals or their appointees agree to serve as directors (the "Continuing Directors"). In the event that one or more Continuing Directors resigns from O'Sullivan's Board of Directors, Geon, the Purchaser and O'Sullivan would permit the remaining, or in the case of the resignation of all Continuing Directors, the resigning, Continuing Director(s) to appoint his or their successors in his or their reasonable discretion.

     Following the election or appointment of the Purchaser's designees to O'Sullivan's Board of Directors and prior to the Effective Time, and so long as there shall be at least one Continuing Director, the approval of a majority of the Continuing Directors is required to authorize any termination of the Merger Agreement by O'Sullivan, any amendment of the Merger Agreement requiring action by O'Sullivan's Board of Directors, any extension of time for the performance of any of the obligations or other acts of Geon or the Purchaser under the Merger Agreement and any waiver of compliance with any of the covenants, agreements or conditions under the Merger Agreement for the benefit of O'Sullivan.

     The Merger. Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into O'Sullivan in accordance with the Virginia Stock Corporation Act. As a result of the Merger, the separate existence of the Purchaser will cease and O'Sullivan will continue as the surviving corporation under the name of "O'Sullivan Corporation" (the "Surviving Corporation"). After satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Articles of Merger shall be filed with the Virginia State Corporation Commission. The Merger will become effective upon the issuance of a Certificate of Merger by the Virginia State Corporation Commission.

     By virtue of the Merger, at the Effective Time: (a) each share of common stock of the Purchaser then issued and outstanding will be converted into one share of common stock of the Surviving Corporation; and (b) each Share then issued and outstanding (other than any Shares which are held by O'Sullivan as treasury shares or otherwise or, directly or indirectly, by Geon or any direct or indirect subsidiary of Geon, including the Purchaser, all of which shall be canceled and none of which shall receive any payment with respect thereto) will be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive the Merger Consideration. After the Effective Time, each holder of a certificate representing any Shares shall cease to have any rights as a shareholder of O'Sullivan, except for the right to receive the Merger Consideration therefor, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. The articles of incorporation and by-laws of the Purchaser in effect immediately prior to the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation after the completion of the Merger, until amended in accordance with applicable law. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the completion of the Merger, until their successors are duly elected or appointed and qualified in accordance with applicable law.

     Stock Option and Other Plans. The Merger Agreement provides that each outstanding stock option to purchase Shares (an "Option") heretofore granted under O'Sullivan's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 1985 Incentive Stock Option Plan or any other employee, director or other stock option plan now or formerly maintained by O'Sullivan (collectively, the "Option Plans"), whether or not vested or exercisable, shall be deemed to be canceled immediately prior to the Effective Time and shall no longer be exercisable for the purchase of Shares. The holder of each Option shall receive a payment in cash (subject to any applicable withholding taxes) at the Effective Time (the "Cash Payment") equal to the product of (x) the total number of Shares subject to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option. The Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of O'Sullivan or any subsidiary shall be terminated by O'Sullivan effective as of the Effective Time. O'Sullivan will take all steps to ensure that neither O'Sullivan nor any of its subsidiaries is or will be bound by any Options or other options, warrants, rights or agreements which would entitle any person or entity, other than Geon or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

     Representations and Warranties of O'Sullivan. In the Merger Agreement, O'Sullivan made customary representations and warranties to Geon and the Purchaser, including, but not limited to, representations and warranties relating to the following: the organization, good standing and corporate power of O'Sullivan and its subsidiaries; the authority of O'Sullivan to enter into and perform its obligations under the Merger Agreement; the capitalization of O'Sullivan; consents and approvals required in connection with the Merger Agreement; filings made by O'Sullivan with the Securities and Exchange Commission; the accuracy of O'Sullivan's financial statements; the absence of material changes or developments since December 31, 1998; O'Sullivan's possession of and compliance with all material permits required by its business; pending and threatened litigation; labor and employee benefit matters; filing of tax returns and payment of taxes; material liabilities; broker's and finder's fees; compliance with environmental laws and regulations; state anti-takeover statutes and O'Sullivan's lack of a shareholder rights plan; opinion of a financial advisor; material contracts; vote required for the Merger; real and personal property; intellectual property rights; insurance; inventory; and computer software and databases and "Year 2000" compliance.

     Representations and Warranties of Geon and the Purchaser. Geon and the Purchaser also made customary representations and warranties in the Merger Agreement, including, but not limited to, representations and warranties relating to the following: the organization, good standing and corporate power of Geon and the Purchaser; the authority of Geon and the Purchaser to enter into and perform their obligations under the Merger Agreement; consents and approvals required in connection with the Merger Agreement; broker's and finder's fees; availability of sufficient funds to complete the Offer and the Merger; lack of ownership of any Shares as of the date of the Merger Agreement; and the formation of the Purchaser solely to complete the Offer and the Merger.

     Conduct of O'Sullivan Pending the Effective Time. O'Sullivan agreed that it and each of its subsidiaries would, except as contemplated or permitted by the Merger Agreement or otherwise approved in writing in advance by Geon, from the date of the Merger Agreement until the Effective Time, conduct their respective operations in the ordinary and usual course of business consistent with past practice and use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

     O'Sullivan agreed that neither it nor any of its subsidiaries would, from the date of the Merger Agreement until the Effective Time: (a) make any change in its articles of incorporation or by-laws; (b) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (c) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (d) except for regular quarterly dividends, declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (e) enter into any contract or commitment with respect to capital expenditures in excess of $1 million or enter into any other material contract except contracts in the ordinary course of business, it being understood that O'Sullivan shall be permitted to make all capital expenditures contemplated in its 1999 capital expenditure budget; (f) release or relinquish any material contract rights other than in the ordinary course of business; (g) adopt, enter into or amend in any material respect any employee benefit plan or non-employee benefit plan or program, employment agreement, severance agreement, stay-in-place bonus agreement, license agreement or retirement agreement or, except in the ordinary course of business and consistent with past practice or as required under any employee benefit plan, contract, agreement or arrangement listed in the schedules to the Merger Agreement, pay or commit to pay any bonus or contingent or other extraordinary compensation to any employee or director or increase in any manner the compensation or fringe benefits payable to any employee or director; (h) merge, consolidate or enter into a share exchange with any person or entity, acquire a material amount of capital stock or assets of any person or entity, or sell, lease, license, mortgage, pledge or otherwise dispose of a material amount of assets to any person or entity, except for the purchase or sale of inventory in the ordinary course of business consistent, in all material respects, with past practice; (i) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or entity;
(j) agree to the settlement of any material claim or litigation; (k) make any material tax election or settle or compromise any material tax liability; (l) make any material change in its method of accounting; (m) agree, in writing or otherwise, to take any of the foregoing actions; (n) take any action, engage in any transaction or enter into any agreement which would cause any of O'Sullivan's representations or warranties set forth in the Merger Agreement to be untrue as of the Closing Date; or (o) purchase or acquire, or offer to purchase or acquire, any Shares.

     Reasonable Best Efforts. O'Sullivan, Geon and the Purchaser agreed that they would, and would cause each of their subsidiaries to, subject to the terms and conditions of the Merger Agreement, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to complete and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with O'Sullivan and its subsidiaries as are necessary for the completion of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger. O'Sullivan, Geon and the Purchaser agreed that they would use their reasonable efforts to complete the Merger as promptly as practicable after the closing of the Offer.

     Special Meeting of Shareholders; Information Statement. O'Sullivan agreed that it would, promptly after the expiration or termination of the Offer, if required to complete the Merger, call a special meeting of shareholders, in accordance with applicable law, for the purpose of voting upon the Merger Agreement and the Merger. O'Sullivan agreed that it would, subject to the provisions of the Merger Agreement governing Acquisition Proposals, include in the information statement prepared in connection with the special meeting of shareholders the recommendation of its Board of Directors that shareholders approve and adopt the Merger Agreement and approve the Merger. Geon agreed that it would cause all Shares owned by Geon and its subsidiaries to be voted in favor of the Merger.

     No Solicitation of Other Offers. O'Sullivan agreed that, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, neither O'Sullivan nor any of its subsidiaries would, directly or indirectly, take (and O'Sullivan would not authorize or permit the officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates of O'Sullivan or its subsidiaries to so take) any action to (a) solicit, initiate, encourage or take any other action to facilitate the submission of any Acquisition Proposal, or
(b) participate in any way in discussions or negotiations with or furnish any information (whether public or nonpublic) to any person or entity (other than Geon or the Purchaser) in connection with an Acquisition Proposal; provided, however, that O'Sullivan could take any action described in clause (b) above, if
(i) such action is taken in connection with an unsolicited Acquisition Proposal,
(ii) the Board of Directors believes in its good faith judgment (based on the advice of its financial and legal advisors) that failing to take such action would constitute a breach of its fiduciary duties, and (iii) in the case of the disclosure of nonpublic information relating to O'Sullivan in connection with an Acquisition Proposal, the disclosure of such information would be covered by a confidentiality agreement that provides substantially the same protection to O'Sullivan as is afforded by the confidentiality agreement entered into between Geon and O'Sullivan in connection with the transactions contemplated by the Merger Agreement.

     O'Sullivan agreed that neither it nor its Board of Directors nor any committee thereof would withdraw or modify in a manner adverse to Geon or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or approve or recommend any Acquisition Proposal, provided that the Board of Directors (or a committee thereof) could, prior to the acceptance for payment of Shares pursuant to the Offer, recommend to its shareholders an unsolicited Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (a) the Board of Directors of O'Sullivan determined in its good faith judgment (based on the advice of its financial and legal advisors) that the unsolicited Acquisition Proposal was a Superior Proposal, and (b) simultaneously with such withdrawal, modification or recommendation, O'Sullivan terminated the Merger Agreement and paid to Geon the Break-up Fee (as defined below). Geon and O'Sullivan agreed that any actions taken by O'Sullivan or its subsidiaries or their officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates prior to the date of the Merger Agreement in soliciting, encouraging, initiating, facilitating or participating in any discussions relating to any Acquisition Proposal would not be construed to render an Acquisition Proposed received after the date hereof a solicited Acquisition Proposal.

     O'Sullivan agreed that it would promptly notify Geon orally and in writing of any Acquisition Proposal or any inquiries with respect thereto. Any such written notification would include the identity of the person or entity making such inquiry or Acquisition Proposal and a description of the material terms of such Acquisition Proposal (or the nature of the inquiry) and would indicate whether O'Sullivan was providing or intended to provide the person or entity making the Acquisition Proposal with access to nonpublic information relating to O'Sullivan or any of its subsidiaries. O'Sullivan would, to the extent reasonably practicable, also promptly inform Geon of any material change in the details (including amendments or proposed amendments) of any such inquiry or Acquisition Proposal. In the event that the Board of Directors of O'Sullivan determined that an Acquisition Proposal was a Superior Proposal and desired to terminate the Merger Agreement, it would give Geon written notice of its intention to terminate the Merger Agreement no later than three business days in advance of any date that it intended to terminate the Merger Agreement. During that three business day period, Geon would have the right, by giving written notice to O'Sullivan, to match the terms of such Superior Proposal. If Geon notified O'Sullivan within such three business day period that it agreed to match the terms of the Superior Proposal, O'Sullivan would forthwith cease any discussion with the person or entity making the Superior Proposal, and Geon and O'Sullivan would promptly incorporate the terms of the Superior Proposal into the Merger Agreement, which except for such amendments would remain in full force and effect.


     "Acquisition Proposal" means any proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of O'Sullivan or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of O'Sullivan or any of its subsidiaries or any tender offer or exchange offer that if completed would result in any person or entity beneficially owning more than 20% of any class of equity securities of O'Sullivan or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving O'Sullivan and taken as a whole its subsidiaries other than the transactions contemplated by the Merger Agreement. "Superior Proposal" means a bona fide Acquisition Proposal on terms which a majority of the members of the Board of Directors of O'Sullivan determines in its good faith judgment (based on the advice of its financial and legal advisors) to be more favorable to O'Sullivan and its shareholders than the transactions contemplated by the Merger Agreement.

     The parties have agreed that nothing contained in the Merger Agreement would prohibit O'Sullivan from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure to O'Sullivan's shareholders if, in the opinion of the Board of Directors of O'Sullivan, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to O'Sullivan's shareholders under applicable law; provided that O'Sullivan does not, except as permitted above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

     Indemnification of O'Sullivan's Directors and Officers. The parties agreed in the Merger Agreement that the articles of incorporation and by-laws of the Surviving Corporation would contain the provisions with respect to indemnification and exculpation from liability set forth in O'Sullivan's Amended and Restated Articles of Incorporation, as amended, and By-Laws on the date of the Merger Agreement, which provisions are not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of O'Sullivan, unless such modification is required by law.

     Geon agreed that it will, for a period of six years from the Effective Time, either (a) maintain in effect O'Sullivan's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Merger Agreement by O'Sullivan's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided that Geon will not be required to expend in any one year an amount in excess of 200% of the annual premiums paid by O'Sullivan for such insurance at the time of the Merger Agreement (in which case Geon shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount); and provided further that Geon may substitute for such policies, policies with at least the same coverage containing terms and conditions which are no less advantageous, if said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, or (b) cause Geon's directors' and officers' liability insurance to cover those persons who are covered on the date of the Merger

Agreement by O'Sullivan's directors' and officers' liability insurance policy with respect to those matters covered by O'Sullivan's directors' and officers' liability policy.


     Geon has agreed that it will, from and after the date of purchase of Shares pursuant to the Offer, indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of O'Sullivan or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of O'Sullivan or any of its subsidiaries, occurring prior to the Effective Time, including, without limitation, in connection with the transactions contemplated by the Merger Agreement. Without limitation of the foregoing, in the event that any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Geon, from and after the date of purchase of Shares pursuant to the Offer, will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.


     Employee Benefits. Geon agreed that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (and former employees) of O'Sullivan and its subsidiaries will continue to be provided with employee benefits and benefit plans no less favorable in the aggregate than those provided by O'Sullivan and its subsidiaries as of the Effective Time. Geon will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of O'Sullivan (or any committee or subcommittee thereof) prior to the date of the Merger Agreement in accordance with their terms, in each case to the extent disclosed in the schedules to the Merger Agreement. Geon will provide employees of O'Sullivan and its subsidiaries with credit for service with O'Sullivan or any of its subsidiaries or predecessors prior to the Effective Time for purposes of determining eligibility to participate, vesting, benefits and benefit accrual under any employee benefit plans of Geon or its subsidiaries. Employees of O'Sullivan and its subsidiaries shall not be subject to pre-existing condition limitations, proof of insurability requirements or any similar conditions or requirements under health benefit plans maintained by Geon or its subsidiaries that would delay commencement of an employee's participation in, or limit an employee's level of coverage under, any of the health benefit plans of Geon or its subsidiaries.

     Geon also agreed that, provided that the Board of Directors of O'Sullivan has taken action to eliminate the requirement that the Trust Agreement for O'Sullivan Corporation Salary Continuation Agreements, with First Union National Bank as trustee and dated as of November 18, 1997 (the "Salary Continuation Agreements Trust"), be fully funded for all current benefit obligations upon a change of control of O'Sullivan, the Surviving Corporation will, from and after the Effective Time, assume and fully discharge, and Geon will guarantee the performance of, all obligations of O'Sullivan (and the Surviving Corporation) under the salary continuation agreements listed on Appendix A of the Salary Continuation Agreements Trust or on the schedules to the Merger Agreement. Geon, O'Sullivan and their subsidiaries (including the Surviving Corporation) will not amend or terminate any of such salary continuation agreements at any time, will continue to make sufficient cash deposits into the Salary Continuation Agreements Trust to permit the trustee to pay all premiums required to be paid pursuant to life insurance contracts held in the Salary Continuation Agreements Trust and will not directly or indirectly take any action that would in any way diminish or reduce the cash surrender value of such life insurance contracts (including, but not limited to, borrowing against the cash surrender value of the life insurance contracts).

     Conditions to the Merger. The parties agreed that the respective obligations of Geon and the Purchaser, on the one hand, and O'Sullivan, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (a) to the extent required by applicable law or O'Sullivan's Amended and Restated Articles of Incorporation, as amended, the Merger Agreement and the Merger shall have been approved and adopted by holders of at least seventy percent (70%) of the Shares; (b) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; (c) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the completion of the Offer or the Merger and the transactions contemplated by the Merger Agreement; provided, however, that in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; (d) the Purchaser shall have accepted for payment and paid for the Shares tendered pursuant to the Offer; and (e) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the completion of the Offer or the Merger or has the effect of making the purchase of Shares illegal.

     Termination. The Merger Agreement provides that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by O'Sullivan's shareholders: (a) by mutual written consent of O'Sullivan, on the one hand, and of Geon and the Purchaser, on the other hand; (b) by either Geon or O'Sullivan if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by either Geon or O'Sullivan if the Effective Time shall not have occurred within six months after commencement of the Offer unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (d) by Geon or O'Sullivan if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Shares thereunder due to a failure of any of the Offer Conditions to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate the Merger Agreement to perform in any material respect any of its respective covenants or agreements contained in the Merger Agreement; (e) subject to the payment of the Break-up Fee (as defined below), by either Geon or O'Sullivan if the Board of Directors of O'Sullivan has determined that an Acquisition Proposal would result in a Superior Proposal and the Board believes (and has been advised by counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties;
(f) prior to the completion of the Offer, by O'Sullivan, if any of the representations and warranties of Geon or the Purchaser contained in the Merger Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or Geon or the Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations, covenants or agreements under the Merger Agreement, including, without limitation, their obligation to commence the Offer within the time period required by the Merger Agreement; and (g) by O'Sullivan, if Geon or the Purchaser shall have terminated the Offer prior to the closing of the Offer, the Offer is terminated or expires without the Purchaser having purchased any Shares, or the Purchaser or Geon fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or the Merger Agreement.

     In the event of the termination of the Merger Agreement by O'Sullivan, Geon or the Purchaser in accordance with the immediately preceding paragraph, written notice of such termination is required to forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Geon, the Purchaser or O'Sullivan, except that the provisions of the Merger Agreement relating to confidentiality, the Break-up Fee (as defined below), fees and expenses, and termination shall survive any termination of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement will be paid by the party incurring the costs and expenses.

     Break-up Fee. The parties agreed that if (a) the Merger Agreement is terminated by O'Sullivan because the Board of Directors of O'Sullivan has determined that an Acquisition Proposal would result in a Superior Proposal and the Board of Directors believes (and has been advised by counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties, (b) the Board of Directors of O'Sullivan has failed to recommend, withdraws, modifies or changes its recommendation of the Offer or the Merger in any respect adverse to Geon or the Purchaser, or has resolved to do so, for any reason other than a breach by Geon or the Purchaser in any material respect of its representations or warranties contained in the Merger Agreement or a failure by Geon or the Purchaser to perform in any material respect any of its covenants or agreements contained in the Merger Agreement, or (c) prior to the purchase of Shares by the Purchaser, O'Sullivan has violated its obligations with respect to Acquisition Proposals in any material respect and thereafter enters into an agreement to effect a Superior Proposal, then O'Sullivan shall pay Geon a fee of $5 million. Payment of the $5 million by O'Sullivan shall be the exclusive remedy of Geon and the Purchaser for any of the matters referred to in clauses (a), (b) or (c) of this paragraph.


     Waiver. The parties agreed in the Merger Agreement that they could, subject to the provisions of the Merger Agreement relating to the timing of the Offer, at any time prior to the Effective Time, by action taken in writing by or on behalf of their respective Boards of Directors (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other applicable party, or (c) waive compliance with any of the agreements or conditions contained therein.


                          THE SHARE TENDER AGREEMENTS

     In connection with the execution of the Merger Agreement, Geon and the Purchaser entered into the Share Tender Agreements with Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant (the "Bryants"), who prior to the completion of the Offer together controlled approximately 26% of the Shares. Pursuant to the Share Tender Agreements, each of the Bryants separately agreed to, among other things, tender all of the Shares controlled by them into the Offer. The following is a summary of the material terms of the Share Tender Agreements and is qualified in its entirety by reference to the copies of the Share Tender Agreements included as exhibits to the Schedule 14D-1 Tender Offer Statement filed with the Securities and Exchange Commission by Geon and the Purchaser with respect to the Offer, which can be obtained in the manner provided under "Available Information" below.

     Tender of Shares. The Bryants agreed to validly tender (and not withdraw), or cause the record owner of such Shares to validly tender (and not withdraw), and sell pursuant to and in accordance with the terms of the Offer all of the Shares controlled by them, subject to the terms and conditions of the Merger Agreement.

     Transfer of Shares. The Bryants agreed that, during the term of the Share Tender Agreements, they would not (a) tender into any tender or exchange offer (other than the Offer) or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any encumbrance, any of the Shares controlled by them, (b) exercise any of the options to acquire Shares held by them (except to the extent permitted under the Merger Agreement), (c) deposit the Shares controlled by them into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of O'Sullivan.

     Voting of Shares. The Bryants agreed, so long as the Share Tender Agreements remain in effect, to vote all of the Shares controlled by them (a) in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of O'Sullivan contained in the Merger Agreement or would impede, interfere with, delay or prevent the completion of the Merger or the purchase of Shares pursuant to the Offer; provided that this provision would not prevent Arthur H. Bryant II or John C. O. Bryant from exercising their fiduciary duties as directors of O'Sullivan, including with respect to the provisions of the Merger Agreement governing Acquisition Proposals.

     No Solicitation. The Bryants agreed that they would not, directly or indirectly, through any agent, financial advisor, attorney, accountant or other representative or otherwise, (a) solicit, initiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, (c) in connection with an Acquisition Proposal, disclose any nonpublic information relating to O'Sullivan or afford access to the properties, books or records of O'Sullivan to any person, or (d) otherwise cooperate in any way with, assist, participate in, facilitate or encourage any effort or attempt by any other person or entity to make an Acquisition Proposal; provided that this provision would not prevent Arthur H. Bryant II or John C. O. Bryant from exercising their fiduciary duties as directors of O'Sullivan, including with respect to the provisions of the Merger Agreement governing Acquisition Proposals.

     Termination. The Share Tender Agreements terminated automatically upon the purchase by the Purchaser of all of the Shares controlled by the Bryants pursuant to the Offer.

                         FINANCIAL ARRANGEMENTS OF GEON

     The total amount of funds required by the Purchaser to purchase the 13,715,221 Shares tendered pursuant to the Offer was approximately $168.0 million. The Purchaser obtained all of the funds needed to purchase such tendered Shares through a capital contribution from Geon.

     Geon obtained the funds for such capital contribution through a combination of cash on hand and borrowings under its existing revolving credit facilities which are provided under two separate Credit Agreements, dated August 16, 1994, as amended, and May 27, 1999, with Citibank, N.A., as an agent, NationsBank, N.A. or an affiliate, as an agent, and various other financial institutions (the "Credit Facilities"). The Credit Facilities, which are unsecured, provide for revolving credit of up to $250 million for general corporate purposes until May 2000, with respect to the $150 million facility, and December 2001, with respect to the $100 million facility. Prior to the completion of the Offer, there was approximately $35 million of indebtedness outstanding under the $100 million facility. Interest on borrowings under the Credit Facilities are payable, at the option of Geon, according to a fluctuating base rate, an applicable margin over LIBOR or a competitive bid rate. The Credit Facilities contain financial covenants which require Geon to maintain an interest coverage ratio, an EBITDA to debt coverage ratio and a minimum retained earnings or net loss amount. As of the close of the Offer, borrowings under the $100 million facility bore interest at less than 6.5% per year. Interest on the $150 million facility would currently bear interest at less than 6.5% per year.

     Although no definitive plan or arrangement for the repayment of borrowings under the Credit Facilities has been made, Geon anticipates that such borrowings will be repaid with internally generated funds (including, if the Merger is completed, those of O'Sullivan) and from other sources which may include the proceeds of future refinancings. No decision has been made concerning the method Geon will use to repay the borrowings under the Credit Facilities. Such decision will be made based on Geon's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Geon may deem appropriate.

     On July 8, 1999, the Board of Directors of O'Sullivan approved a cash loan to Geon of up to $30 million, to be memorialized in a credit agreement and promissory note between O'Sullivan and Geon and bearing interest at a fluctuating annual rate equal to 1 1/2% below Citibank, N.A.'s base interest rate. Geon plans to use such funds to pay a portion of the costs incurred by Geon and the Purchaser in connection with the Offer and the Merger.

                             BUSINESS OF O'SULLIVAN

     O'Sullivan Corporation is a Virginia corporation with its principal executive offices located at 1944 Valley Avenue, Winchester, Virginia 22601. O'Sullivan was originally organized in 1896 as O'Sullivan Rubber Company. In 1970 the corporate name was changed from O'Sullivan Rubber Company to O'Sullivan Corporation to acknowledge the increasing importance of plastics manufacturing to O'Sullivan's operations.

     Subsequent to its name change and through the early 1990s, O'Sullivan concentrated on the expansion of its plastics manufacturing operations, both calendering and injection-molding. The expansion was accomplished by adding additional capacity within the corporation and the acquisition or creation of several subsidiaries to gain facilities in other regions of the United States. In 1986, O'Sullivan divested itself of its rubber operations. In 1994, O'Sullivan sold the injection-molding operations portion of its plastics products segment. In 1992, O'Sullivan created a subsidiary, Melnor Inc., to acquire substantially all of the assets of a corporation engaged in the water sprinkler and lawn and garden business. O'Sullivan sold this business in July 1997.


     O'Sullivan's activities are now conducted in a single business segment: calendered plastics products. O'Sullivan manufactures calendered plastics products for the automotive and specialty plastics manufacturing industries. Calendered plastics products manufactured by O'Sullivan include vinyl sheeting for vehicular dashboard pads, swimming pool liners and covers, notebook binders, luggage, upholstered furniture, golf bags, floor tile, pond liners, protective clothing, mine curtains, boat and automobile windows and medical grade materials. A more detailed description of O'Sullivan's business is included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is included in this Information Statement as Annex A.

                  SELECTED FINANCIAL INFORMATION OF O'SULLIVAN

     The selected financial information of O'Sullivan set forth below has been derived from the audited financial statements of O'Sullivan for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the unaudited financial statements of O'Sullivan for the three month periods ended March 31, 1998 and 1999. The selected financial information of O'Sullivan should be read in conjunction with the audited financial statements and other financial information of O'Sullivan included later in this Information Statement or incorporated herein by reference.

     The period-to-period comparability of the selected financial information shown below is affected by O'Sullivan's July 1997 sale of substantially all of the assets of its subsidiary Melnor Inc., a corporation engaged in the water sprinkler and lawn and garden business, for approximately $22.0 million less $2.5 million which was returned to the purchaser when the acquired business did not meet certain operating result thresholds after closing. The sale of the Melnor business was treated as a discontinued operation in O'Sullivan's financial statements.

                                                                                         (UNAUDITED)
                                                                                        THREE MONTHS
                                             YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                --------------------------------------------------    -----------------
                                1994 (1)   1995 (1)   1996 (1)    1997      1998       1998      1999
                                --------   --------   --------   -------   -------    -------   -------
                                                  (IN MILLIONS EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT
  DATA:
  Net sales...................  $ 149.4    $ 169.5    $ 171.2    $ 163.6   $ 163.2    $  41.9   $  42.9
  Income from continuing
     operations...............     10.5       15.5       14.1        8.8      11.6        3.0       3.1
  Net income..................      2.6       14.0       10.7        4.5      11.6        3.0       3.1
PER COMMON SHARE:
  Income from continuing
     operations...............  $  0.64    $  0.94    $  0.87    $  0.56   $  0.74    $  0.19   $  0.20
  Net income..................     0.16       0.85       0.66       0.29      0.74       0.19      0.20
  Net income -- fully
     diluted..................     0.16       0.85       0.66       0.29      0.74       0.19      0.20
SELECTED BALANCE SHEET DATA
  (AT END OF PERIOD):
  Total assets................  $ 144.5    $ 150.0    $ 140.8    $ 138.0   $ 142.9    $ 140.6   $ 145.9
  Long-term liabilities.......      7.2        6.3        6.2        9.4       7.7        8.9       7.4
  Working capital.............     57.9       60.9       70.0       70.1      71.1       71.1      72.8
  Shareholders' equity........    106.6      115.8      114.0      112.7     117.6      114.4     119.4
OTHER SELECTED DATA:
  Book value per common
     share....................  $  6.47    $  7.01    $  7.19    $  7.16   $  7.54    $  7.27   $  7.66
  Cash dividends declared per
     common share.............     0.28       0.31       0.32       0.32      0.32       0.08      0.08

---------------
(1) Income statement data for the fiscal years ended December 31, 1994, 1995 and 1996 varies from the data for such years presented in O'Sullivan's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is included in this Information Statement as Annex A. O'Sullivan restated its financial statements for such fiscal years to account for the July 1997 sale of the Melnor business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the number of Shares beneficially owned as of July 23, 1999 by (a) each shareholder known by O'Sullivan to be a beneficial owner of more than 5% of the Shares; (b) each person who was a director of O'Sullivan immediately prior to the completion of the Offer; (c) the Chief Executive Officer of O'Sullivan and the other four most highly compensated officers of O'Sullivan as of December 31, 1998; (d) the directors and officers of O'Sullivan appointed after the completion of the Offer; and (e) all of the foregoing directors and officers as a group.



                                                                    SHARES            OPTION SHARES       PERCENT OF
                                                              BENEFICIALLY OWNED       EXERCISABLE        OUTSTANDING
                            NAME                              EXCLUDING OPTIONS     WITHIN 60 DAYS (1)      SHARES
                            ----                              ------------------    ------------------    -----------
TGC Acquisition Corporation (2).............................      13,715,221                   0              87.9%
  c/o The Geon Company
  One Geon Center
  Avon Lake, Ohio 44012-0122
John S. Campbell............................................               0              76,802                  *
C. Bryant Nickerson.........................................               0              21,560                  *
Ewen A. Campbell............................................               0              11,116                  *
John P. Crowther............................................               0               2,310                  *
James L. Tremoulis..........................................               0              15,700                  *
C. Hugh Bloom, Jr...........................................               0              14,000                  *
Arthur H. Bryant II.........................................               0              14,000                  *
John C. O. Bryant...........................................               0              11,000                  *
Robert L. Burrus, Jr........................................               0              14,000                  *
Max C. Chapman, Jr..........................................               0              14,000                  *
James T. Holland............................................               0              11,000                  *
R. Michael McCullough.......................................               0              14,000                  *
Stephen P. Munn.............................................               0              14,000                  *
Timothy J. Sandker..........................................               0              12,000                  *
Leighton W. Smith, Jr.......................................               0              12,000                  *
William F. Patient (3)......................................               0                   0                 --
Thomas A. Waltermire (3)(4).................................               0                   0                 --
Donald P. Knechtges (3).....................................               0                   0                 --
V. Lance Mitchell (3).......................................               0                   0                 --
Gregory L. Rutman (3)(4)....................................               0                   0                 --
W. David Wilson (3).........................................               0                   0                 --
John L. Rastetter (3).......................................               0                   0                 --
Jean M. Miklosko (4)........................................               0                   0                 --
Charles P. Dylag (4)........................................               0                   0                 --
Gregory P. Smith (4)........................................               0                   0                 --
Woodrow W. Ban (4)..........................................               0                   0                 --
All directors and officers as a group (26 persons)..........               0             257,488               1.6%


---------------

(*) Less than 1%.


(1) Represents options granted to the named officers and directors of O'Sullivan under the 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 1985 Incentive Stock Option Plan, all of which options are currently exercisable and will be cashed-out at the effective time of the Merger in accordance with the terms of the Merger Agreement. See "Interests of Certain Persons in the Merger -- Employee and Director Stock Options."


(2) TGC Acquisition Corporation, which is referred to throughout this Information Statement as the "Purchaser," is a wholly owned subsidiary of Geon. See "Summary -- The Parties to the Merger Agreement." Accordingly, Geon is deemed to beneficially own the Shares owned by the Purchaser.

(3) Until the completion of the Offer, the Board of Directors of O'Sullivan consisted of the following eleven members: C. Hugh Bloom, Jr., Arthur H. Bryant II, John C. O. Bryant, Robert L. Burrus, Jr., John S. Campbell, Max
    C. Chapman, Jr., James T. Holland, R. Michael McCullough, Stephen P. Munn, Timothy J. Sandker and Leighton W. Smith, Jr. Pursuant to the Merger Agreement and upon the completion of the Offer, nine of the eleven members of the Board of Directors (C. Hugh Bloom, Jr., John C. O. Bryant, Robert L. Burrus, Jr., Max C. Chapman, Jr., James T. Holland, R. Michael McCullough, Stephen P. Munn, Timothy J. Sandker and Leighton W. Smith, Jr.) resigned as directors and seven persons designated by the Purchaser (William F. Patient, Thomas A. Waltermire, Donald P. Knechtges, V. Lance Mitchell, Gregory L. Rutman, W. David Wilson and John L. Rastetter) were subsequently elected as directors.

(4) After the completion of the Offer, the following persons were elected to the indicated offices of O'Sullivan: Thomas A. Waltermire (Chairman of the Board); John S. Campbell (President and Chief Executive Officer); C. Bryant Nickerson (Chief Financial Officer, Assistant Treasurer and Assistant Secretary); Gregory L. Rutman (Vice President, General Counsel, Secretary and Assistant Treasurer); Jean M. Miklosko (Treasurer); Charles P. Dylag (Director of Tax Administration); Gregory P. Smith (Assistant Treasurer); and Woodrow W. Ban (Assistant Secretary).

                             AVAILABLE INFORMATION

     O'Sullivan is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The Schedule 14D-1 Tender Offer Statement filed by the Purchaser and Geon and the Schedule 14D-9 Solicitation/Recommendation Statement filed by O'Sullivan, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by O'Sullivan with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available on-line through EDGAR, which is located on the SEC's public access site at http://www.sec.gov.

     Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference.

                  FINANCIAL STATEMENTS AND OTHER INFORMATION;
                     INFORMATION INCORPORATED BY REFERENCE


     The Annual Report on Form 10-K of O'Sullivan for the fiscal year ended December 31, 1998 is included in this Information Statement as Annex A, and is hereby incorporated by reference. Also incorporated by reference into this Information Statement are the following reports filed by O'Sullivan with the SEC since the end of the year ended December 31, 1998: (a) the Quarterly Report on Form 10-Q of O'Sullivan for the quarterly period ended March 31, 1999 (included in this Information Statement as Annex B); and (b) the Current Reports on Form 8-K of O'Sullivan filed on June 2, 1999 and July 20, 1999.


     Representatives of Yount, Hyde & Barbour, P.C., a firm of certified public accountants located in Winchester, Virginia and O'Sullivan's auditors for the fiscal year ended December 31, 1998, are not expected to be present at the Special Meeting.

     Shareholders may obtain a copy of any of the reports filed by O'Sullivan with the SEC that are incorporated by reference into this Information Statement free of charge upon oral or written request to the Secretary of O'Sullivan, 1944 Valley Avenue, Winchester, Virginia, Telephone Number (540) 667-6666. O'Sullivan will provide to the requesting shareholder by first class mail or other equally prompt means a copy of any and all requested information (except for exhibits to the report that is incorporated by reference unless such exhibits are specifically incorporated by reference into the report).

                                          By Order of the Board of Directors,

                                          GREGORY L. RUTMAN
                                          Secretary

July 23, 1999

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the fiscal year ended December 31, 1998

             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        For the transition period from                to

                         Commission File Number 1-4438

                             O'SULLIVAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        Virginia                                                54-0463029
            (State or other jurisdiction of                                   (IRS Employer
             incorporation or organization)                                Identification No.)

                   1944 Valley Avenue
                      PO Box 3510
                  Winchester, Virginia                                            22601
        (Address of principal executive offices)                                (Zip Code)

                                  540-667-6666
              (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                              Title of each class
                          Common stock -- par value $1

                            Name of each exchange on
                    which registered American Stock Exchange

        Securities registered pursuant to Section 12(g) of the Act: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant on March 8, 1999 (based on the last sale price on the American Stock Exchange as of such date) was $130,607,723.

     The number of shares of the registrant's Common Stock, Par Value $ 1, outstanding as of March 8, 1999 was 15,594,952.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Definitive Proxy Statement for the Annual Meeting of Stockholders on April 28, 1999 are incorporated by reference into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS

     O'Sullivan Corporation ("O'Sullivan" or the "Corporation") is a Virginia corporation originally organized in 1896 as O'Sullivan Rubber Company. In 1932 the Corporation was moved to Winchester, Virginia. In 1970 the corporate name was changed from O'Sullivan Rubber Corporation to O'Sullivan Corporation to acknowledge the increasing importance of plastics manufacturing to the Corporation's operations.

     Subsequent to the Corporation's name change and through the early 1990's, the Corporation concentrated on expansion of its plastics manufacturing operations, both calendering and injection-molding. The expansion was accomplished by adding additional capacity within the Corporation and the acquisition or creation of several subsidiaries to gain facilities in other regions of the United States. In 1986, the Corporation divested itself of its rubber operations.

     In 1994, the Corporation sold the injection-molding operations portion of its plastics products segment. The sale involved primarily the inventories and fixed assets of the Corporation associated with injection-molding operations and the stock of a subsidiary corporation also involved in injection-molding operations. The sale was for approximately $50 million net of certain liabilities assumed by the purchaser.

     In 1992, the Corporation created a subsidiary, Melnor Inc. ("Melnor"), to acquire substantially all the assets of a corporation engaged in the water sprinkler and lawn and garden business. In July, 1997, the Corporation sold this business. The sale involved substantially all assets of the business, including the stock of Melnor Inc.'s Canadian subsidiary. The sale was for approximately $22.0 million which included $2.5 million designated for an escrow account. All of this escrow was returned to the purchaser of the business because the business operations did not meet certain thresholds. The disposal of this business in 1997 was treated as a discontinued operation in the accompanying financial statements.

     The Corporation's activities are now conducted in a single business segment: calendered plastics products which manufactures calendered plastics products for the automotive and specialty plastics manufacturing industries.

                           PLASTICS PRODUCTS BUSINESS

     The Corporation's Plastics Products business manufactures calendered plastics products for the automotive and specialty plastics manufacturing industries. Calendered plastics products manufactured include vinyl sheeting for vehicular dashboard pads, swimming pool liners and covers, notebook binders, luggage, upholstered furniture, golf bags, floor tile, pond liners, protective clothing, mine curtains, boat and automobile windows and medical grade materials. The Plastics Products business products are sold in markets in which there is competition from many plastic manufacturers, both domestic and foreign. While no single competitor offers all of the products produced by this segment, there are many competitors for any single product. Major competitors include:
Canadian General Tower, Delphi Automotive Systems, Ellay Corp., Haartz Corp., Intex Plastics Inc., Nanya Plastics Corporation, Sandusky Vinyl Products and Vernon Plastics Inc. Distribution of the segment's products is by direct sales to other manufacturers.

     The normal production backlog of the Plastic Products business is approximately thirty to forty-five days. The Corporation has various long-term contracts totaling several million dollars applicable to this segment, but such contracts are not considered firm orders until production releases are received from customers. The business of the segment is not seasonal.

     All essential raw materials are readily available to the Plastics Products business. For critical raw materials, secondary sources of supply are available if required. Major suppliers of raw materials to this segment include the following companies: The Geon Company, General Electric Plastics, Aristech Chemicals, Witco Corporation, Voltek Incorporated and Toray Plastics.

     The Corporation possesses significant technology in the compounding, formulation and manufacture of its products.

     A significant customer of the Corporation accounting for ten percent or more of the 1998 sales of the business was Ford Motor Company.

                                    GENERAL

     The Corporation anticipates no material effects on the capital expenditures, earnings or competitive position of the Corporation's businesses from the enactment or adoption of federal, state or local environmental regulations. The Corporation has several ongoing environmental programs, including recycling, waste reduction and environmental audits. The Corporation also has proactive dialogues with federal and state environmental agencies to ensure continuing compliance with environmental regulations.

     The Corporation and its Subsidiaries currently have approximately 900 employees.

     The Corporation and its Subsidiaries are not engaged in any material transactions with customers or suppliers located outside North America.

ITEM 2.  PROPERTIES

     The Corporation owns approximately 643,000 square feet of manufacturing, warehouse and office space on approximately 113 acres in Winchester, Virginia; 76,000 square feet of manufacturing, warehouse and office space on approximately six acres in Lebanon, Pennsylvania; 110,000 square feet of manufacturing and warehouse space on approximately five acres in Newton Upper Falls, Massachusetts; and 85,000 square feet of manufacturing and warehouse space on approximately thirty-eight acres in Yerington, Nevada.

     The Corporation leases 29,250 square feet of warehouse space in St. Louis, Missouri and 10,000 square feet of warehouse space in Yerington, Nevada. The Corporation also leases space for sales offices located in Chicago, Illinois and Bloomfield Hills, Michigan.

     Management of the Corporation believes that unused capacity existed in the Corporation's operations during 1998. Percentage utilization of the Corporation's facilities is difficult to accurately measure due to the Corporation's policy of adding facilities as required by business conditions.

ITEM 3.  LEGAL PROCEEDINGS

     The Corporation and its Subsidiaries are involved in legal proceedings incidental to their normal business activities. While the outcome of these proceedings cannot be completely predicted, the Corporation does not believe the ultimate resolution of any existing matters will have a material adverse effect on its financial position or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were voted upon during the fourth quarter of 1998.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER
MATTERS

     The principal market in which the Corporation's common stock is traded is the American Stock Exchange. The stock is traded under the symbol OSL.

     The quarterly price range of common stock and the quarterly dividends per share for 1998 and 1997 are included as part of Note 18 of "Notes to Consolidated Financial Statements" included elsewhere in this Form 10-K.

     At December 31, 1998 the number of owners of the Corporation's common stock was 3,000.

     The Corporation has paid quarterly dividends since 1958. There are no restrictions on the payment of dividends at the current time. The payment and amount of future dividends will depend on the existing conditions, including such factors as the Corporation's earnings, financial condition and working capital requirements.

ITEM 6.  SELECTED FINANCIAL DATA (FROM CONTINUING OPERATIONS)

                           1998            1997            1996            1995            1994
                       ------------    ------------    ------------    ------------    ------------
Net sales............  $163,178,700    $163,599,400    $171,218,487    $169,455,886    $149,438,108
Net income...........    11,589,461       8,813,858      14,113,747      15,496,033      10,460,397
Net income per common
  share..............           .74             .56             .87             .94             .64
Total assets.........   142,899,002     138,031,696     140,822,440     149,996,525     144,528,888
Cash dividends per
  common share.......           .32             .32             .32             .31             .28
Return on equity.....          10.3%            7.7%           12.2%           14.5%            9.6%

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                     RESULTS OF OPERATIONS 1998 VERSUS 1997

     Net sales in 1998 were $163.2 million compared to $163.6 million in 1997. Net income from continuing operations was $11.6 million, $.74 per share, in 1998, compared to $8.8 million, $.56 per share, in 1997.

     Sales of automotive-related products improved for 1998 compared to 1997, but the increase was offset by a slightly greater decline in net sales for industrial products. The results for the fourth quarter were even more pronounced for the increase and decrease in sales of the two product types.

     Gross profit increased $3.1 million in 1998. As a percent of sales, gross profit was 17.6% in 1998 and 15.7% in 1997. The net improvement in 1998 resulted from decreased material costs, achieved through a combination of lower raw material prices, improved formulations and manufacturing efficiencies offset to some degree by higher labor and benefit costs.

     Selling expenses, exclusive of the allowance for doubtful accounts, were $5.6 million in 1998, 3.5% of net sales, and $5.1 million in 1997, 3.1% of net sales. The increased costs resulted from marginal increases in compensation and benefit charges and consulting charges. General and administrative expenses were $6.1 million in 1998, 3.7% of net sales, and $5.7 million in 1997, 3.5% of net sales. Increased costs were primarily related to increased professional fees.

     In 1997, postemployment benefits and deferred compensation expenses in the amount of $3.5 million were charged to operations in connection with staff reductions and the early retirement of certain executive officers. This expense had an effect of $.14 per share in 1997.

     Operating income increased by $2.2 million in 1998 exclusive of the 1998 charge of $1.1 million for an additional allowance for doubtful accounts and the 1997 charge of $3.5 million for postemployment benefits and deferred compensation expenses. The change was due entirely to the improvement in the gross margin for 1998.

     Net other income was $3.0 million in 1998 and $2.9 million in 1997. There was a decline in interest income of approximately $.5 million in 1998, but this decline was offset by the gains from sales of various non-operating assets.

     Income tax expense was $6.9 million in 1998 and $4.9 million in 1997. The effective tax rate was 37.3% in 1998 and 35.8% in 1997. The increased effective tax rate resulted primarily from higher state tax expense and increased federal taxable income.

                     RESULTS OF OPERATIONS 1997 VERSUS 1996

     Net sales in 1997 were $163.6 million compared to $171.2 million in 1996, a decline of $7.6 million or 4.4%. Net income from continuing operations was $8.8 million, $.56 per share in 1997, compared to $14.1 million, $.87 per share, in 1996.

     The sales decline in 1997 was due to lowered demand for products of the industrial portion of the Corporation's business. The decline occurred through the first nine months of 1997. In the fourth quarter, sales of the industrial group returned to levels comparable to the final quarter of 1996. Intense price competition continued to impact sales for this area of the business. The automotive portion of the business had sales volumes similar to 1996.

     Gross profit decreased $5.4 million in 1997. As a percent of sales, gross profit was 15.7% in 1997 and 18.1% in 1996. The decline in 1997 resulted from a combination of increased material costs and higher unit costs for certain labor and fixed manufacturing charges. The increased material costs were caused by increased unit costs for raw materials along with a significant expense associated with material consumed through sampling and start-up of a new product line. The increased unit costs for certain labor and fixed manufacturing charges were a direct result of the sales declines experienced for 1997.

     Selling expenses were $5.1 million in 1997, 3.1% of net sales, and $5.0 million in 1996, 2.9% of net sales. The increased costs resulted from marginal increases in compensation and benefit charges. General and administrative expenses were $5.7 million in both 1997 and 1996. As a percent of net sales, the expenses were 3.5% in 1997 and 3.3% in 1996.

     In 1997, postemployment benefits and deferred compensation expenses in the amount of $3.5 million were charged to operations in connection with staff reductions and the early retirement of certain executive officers. This expense had an effect of $.14 per share in 1997.

     Operating income decreased by $9.1 million in 1997. The decline was a combination of decreased gross margins as a result of decreased sales and increased material costs coupled with the $3.5 million charged for postemployment benefits and deferred compensation.

     Net other income, primarily interest income, was $2.9 million in 1997 and $3.0 million in 1996.

     Income tax expense was $4.9 million in 1997 and $8.8 million in 1996. The effective tax rate was 35.8% in 1997 and 38.4% in 1996. The reduction in income tax expense was due to the reduced level of income in 1997 and adjustments made to estimated effective federal and state tax rates.

                        LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $15.0 million in 1998, compared to $20.2 in 1997 and $17.0 million in 1996. Cash and cash equivalents were substantially the same at both December 31, 1998 and 1997.

     Capital expenditures for property, plant and equipment for 1998 were $10.5 million compared to $4.9 million in 1997 and $5.9 million in 1996. The increase was due to funds expended on an additional coating facility. 1999 capital expenditures are expected to be substantially similar to 1998 due to the construction of an additional laminating facility, which is expected to require an outlay of approximately $4.0 million. Other capital expenditures, in amounts comparable to 1998, are planned by the Corporation to provide additional capacity or modernize equipment to meet customer demands for new or improved products or production processes.

     The Corporation had no outstanding debt at December 31, 1998. There is in place a $50 million line of credit, which expires in June 2000. At December 31, 1998, the line of credit was uncommitted.

     The Corporation's Board of Directors has previously authorized the repurchase of shares of the Corporation's common stock as market conditions permit. Of the total authorization of 1.8 million shares, approximately 886,000 remain.

     Management of the Corporation believes that net cash flow from operating activities, along with available financing capabilities will be adequate to meet the Corporation's funding requirements for 1999.

                         YEAR 2000 READINESS DISCLOSURE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer equipment, software and other devices with embedded technology that are date-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to manufacture products, acquire or ship inventory, process transactions, send invoices or engage in other normal business activities. Due to the significance of computer processing in the conduct of the Corporation's business activities, failure of these systems could have a materially adverse effect on the Corporation. In addition, the failure of vendor computer systems could cause interruption of deliveries of key supplies or utilities, which might result in similar material adverse effects. Because of the complexity of the issues and the number of parties involved, O'Sullivan cannot reasonably predict with certainty the nature or likelihood of such impacts.

     However, in 1997, the Corporation began an assessment of its potential exposure to business interruption due to Year 2000 computer hardware and software failures. The Corporation's MIS department has made substantial progress in identifying areas of concern. Throughout 1998, the department identified, tested and began modifying those systems determined to be susceptible to Year 2000 operating failures. They have made significant progress and expect to have all systems tested and modified well before the end of 1999. The Corporation's cost of identifying and modifying programs is expected to have an immaterial effect on future operating results since, for several years, it has had a plan to regularly upgrade the software and hardware for the Corporation's primary operating systems. This plan has caused the systems to be continually reviewed and modified as business conditions warrant. Incremental costs incurred to resolve Year 2000 issues were less than $500,000. Any additional costs to be incurred are expected to be immaterial.

     In addition, the Corporation has initiated communications with suppliers and major customers to determine, to the extent possible, if any problems exist in connection with electronic interfaces. Since there are no guarantees that O'Sullivan will be able to rely on others to have their systems converted in a timely manner, the Corporation has been developing a strategy to continue business transactions with customers and suppliers in the event of interface disruptions.

     To prepare for the reasonably likely worst-case scenario, O'Sullivan has developed a contingency plan to mitigate the effects on its operations in case certain of its systems or suppliers fail to perform as planned. The contingency plan consists of providing all required resources to repair internal systems should they fail at critical times, as well as establishing additional inventories and back-up procedures in the event suppliers are unable to deliver raw materials and services in a timely manner.

     The costs of the project and the date on which the Corporation plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantees that these estimates will be achieved and actual results could differ from those plans currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the availability of personnel trained in Year 2000 issues, the ability of third-party vendors to correct their hardware and software, the ability of significant customers to remedy their Year 2000 issues and similar circumstances.

ITEM 7(a).  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Corporation currently does not have market risk sensitive instruments.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     This page left blank intentionally. See following pages for financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                  1998            1997
                                                              ------------    ------------
ASSETS
Current assets
  Cash and cash equivalents.................................  $ 35,361,408    $ 35,444,138
  Receivables...............................................    26,285,798      25,658,216
  Inventories...............................................    23,411,945      20,674,689
  Deferred income tax assets................................     1,307,151       1,041,564
  Other current assets......................................     2,379,394       3,234,108
                                                              ------------    ------------
     Total current assets...................................  $ 88,745,696    $ 86,052,715
                                                              ------------    ------------
Property, Plant and Equipment...............................  $ 45,039,233    $ 40,316,399
                                                              ------------    ------------
Other Assets................................................  $  9,114,073    $ 11,662,582
                                                              ------------    ------------
     Total assets...........................................  $142,899,002    $138,031,696
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $ 11,187,082    $  9,988,826
  Accrued expenses..........................................     6,435,752       5,968,248
                                                              ------------    ------------
     Total current liabilities..............................  $ 17,622,834    $ 15,957,074
                                                              ------------    ------------
Other Long-Term Liabilities.................................  $  6,254,471    $  8,404,635
                                                              ------------    ------------
Deferred Income Tax Liabilities.............................  $  1,429,370    $    954,921
                                                              ------------    ------------
Commitments and Contingencies...............................  $         --    $         --
                                                              ------------    ------------
Stockholders' Equity
  Common stock, par value $1.00 per share; authorized
  30,000,000 shares.........................................  $ 15,594,982    $ 15,743,062
  Additional paid-in capital................................     1,410,372       2,717,863
  Retained earnings.........................................   100,829,647      94,254,141
  Accumulated other comprehensive income....................      (242,674)             --
                                                              ------------    ------------
     Total stockholders' equity.............................  $117,592,327    $112,715,066
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $142,899,002    $138,031,696
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                        FOR THE YEAR ENDED DECEMBER 31,

                                                      1998            1997            1996
                                                  ------------    ------------    ------------
Net sales.......................................  $163,178,700    $163,599,400    $171,218,487
Cost of products sold...........................   134,444,519     137,976,808     140,180,005
                                                  ------------    ------------    ------------
  Gross profit..................................  $ 28,734,181    $ 25,622,592    $ 31,038,482
                                                  ------------    ------------    ------------
Operating expenses
  Selling and warehousing.......................  $  5,629,965    $  5,067,830    $  4,923,111
  Allowance for doubtful accounts...............     1,106,250              --          77,000
  General and administrative....................     6,087,002       5,701,472       5,650,032
  Postemployment benefits and deferred
     compensation...............................       457,994       4,033,375         493,773
                                                  ------------    ------------    ------------
                                                  $ 13,281,211    $ 14,802,677    $ 11,143,916
                                                  ------------    ------------    ------------
Income from operations..........................  $ 15,452,970    $ 10,819,915    $ 19,894,566
                                                  ------------    ------------    ------------
Other income
  Interest income...............................  $  2,012,626    $  2,551,492    $  2,590,080
  Other, net....................................     1,006,445         360,388         422,008
                                                  ------------    ------------    ------------
                                                  $  3,019,071    $  2,911,880    $  3,012,088
                                                  ------------    ------------    ------------
Income from continuing operations before income
  taxes.........................................  $ 18,472,041    $ 13,731,795    $ 22,906,654
Income taxes....................................     6,882,580       4,917,937       8,792,907
                                                  ------------    ------------    ------------
  Income from continuing operations.............  $ 11,589,461    $  8,813,858    $ 14,113,747
                                                  ------------    ------------    ------------
Discontinued operations:
  Loss from discontinued operations, net of
     taxes......................................  $         --    $   (593,593)   $ (3,384,254)
  Loss on disposal of discontinued operations,
     net of taxes...............................            --      (3,674,046)             --
                                                  ------------    ------------    ------------
                                                  $         --    $ (4,267,639)   $ (3,384,254)
                                                  ------------    ------------    ------------
  Net income....................................  $ 11,589,461    $  4,546,219    $ 10,729,493
                                                  ============    ============    ============
Net income (loss) per common share, basic and
  diluted:
  Net income per common share from continuing
     operations.................................  $        .74             .56             .87
  Net loss per common share from discontinued
     operations.................................            --            (.04)           (.21)
  Net loss per common share from disposal of
     discontinued operations....................            --            (.23)             --
                                                  ------------    ------------    ------------
  Net income per common share...................  $        .74             .29             .66
                                                  ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FOR THE YEAR ENDED DECEMBER 31,

                                                        1998           1997            1996
                                                    ------------    -----------    ------------
Cash Flows from Operating Activities
Net income from continuing operations.............  $ 11,589,461    $ 8,813,858    $ 14,113,747
Adjustments to reconcile net income from
continuing operations to net cash provided by
operating activities of continuing operations:
  Depreciation....................................     5,713,650      5,464,100       5,177,727
  Provision for doubtful accounts.................     1,106,250             --          77,000
  Deferred income taxes...........................       339,532     (1,259,559)        975,985
  Postemployment benefits and deferred
     compensation.................................      (138,411)     3,373,377         301,173
  Other operating assets and long-term
     liabilities, net.............................      (184,157)    (1,023,289)        132,420
  (Gain) loss from disposal of assets.............      (682,041)       345,533        (552,461)
  Unremitted (income) from joint venture..........      (327,864)      (186,989)        (19,071)
  Interest accrual on zero coupon notes
     receivable...................................            --             --          (4,538)
Changes in assets and liabilities:
  Receivables.....................................    (1,733,832)    (1,870,188)       (505,769)
  Inventories.....................................    (2,737,256)     5,732,595       1,332,390
  Other current assets............................       347,825        757,469        (206,833)
  Accounts payable................................     1,198,256       (280,859)     (2,141,185)
  Accrued expenses................................       467,508        351,640      (1,688,406)
                                                    ------------    -----------    ------------
Net cash provided by operating activities.........  $ 14,958,921    $20,217,688    $ 16,992,179
                                                    ------------    -----------    ------------
Cash Flows from Investing Activities
Purchase of property, plant and equipment.........  $(10,453,849)   $(4,885,185)   $ (5,888,238)
Proceeds from disposal of assets..................     1,863,658        205,037       1,306,488
Proceeds from disposal of subsidiary..............            --     21,958,209              --
Payments received from non-operating notes
  receivable......................................     1,371,000        207,289       2,417,883
Funds (advanced to) repayment from discontinued
  operations......................................            --      1,088,618      (5,628,416)
Investment in and loan to joint venture...........            --             --        (441,000)
Change in other assets............................    (1,352,934)    (3,503,485)       (626,447)
                                                    ------------    -----------    ------------
Net cash provided by (used in) investing
  activities......................................  $ (8,572,125)   $15,070,483    $ (8,859,730)
                                                    ------------    -----------    ------------
Cash Flows from Financing Activities
  Cash dividends..................................  $ (5,013,955)   $(5,040,428)   $ (5,160,413)
Purchase of common stock..........................    (1,455,571)      (996,036)     (7,235,736)
                                                    ------------    -----------    ------------
Net cash (used in) financing activities...........  $ (6,469,526)   $(6,036,464)   $(12,396,149)
                                                    ------------    -----------    ------------
Increase (decrease) in cash and cash
  equivalents.....................................  $    (82,730)   $29,251,707    $ (4,263,700)
Cash and cash equivalents at beginning of
  period..........................................    35,444,138      6,192,431      10,456,131
                                                    ------------    -----------    ------------
Cash and cash equivalents at end of period........  $ 35,361,408    $35,444,138    $  6,192,431
                                                    ============    ===========    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                   ADDITIONAL
                                                      COMMON         PAID-IN        RETAINED
                                                       STOCK         CAPITAL        EARNINGS
                                                    -----------    -----------    ------------
Balance at January 1, 1996........................  $16,510,402    $10,182,295    $ 89,453,514
Comprehensive income
  Net income......................................           --             --      10,729,493
Other comprehensive income, net of tax
  Foreign currency translation adjustment, net of
     tax..........................................           --             --              --
  Minimum pension liability adjustment, net of
     tax..........................................           --             --              --
  Other comprehensive income......................           --             --              --
Comprehensive income..............................           --             --              --
Purchase of common stock..........................     (659,840)    (6,575,896)             --
Dividends declared, $.32 per share................           --             --      (5,160,413)
                                                    -----------    -----------    ------------
Balance at December 31, 1996......................  $15,850,562    $ 3,606,399    $ 95,022,594
Comprehensive income
  Net income......................................           --             --       4,546,219
Other comprehensive income, net of tax
  Foreign currency translation adjustment, net of
     reclassification adjustment resulting from
     sale of foreign entity, net of tax...........           --             --        (274,244)
  Minimum pension liability adjustment, net of
     tax..........................................           --             --              --
  Other comprehensive income......................           --             --              --
Comprehensive income..............................           --             --              --
Purchase of common stock..........................     (107,500)      (888,536)             --
Dividends declared, $.32 per share................           --             --      (5,040,428)
                                                    -----------    -----------    ------------
Balance at December 31, 1997......................  $15,743,062    $ 2,717,863    $ 94,254,141
Comprehensive income
  Net income......................................           --             --      11,589,461
Other comprehensive income, net of tax
Minimum pension liability adjustment, net of
  tax.............................................           --             --              --
Comprehensive income..............................           --             --              --
Purchase of common stock..........................     (148,080)    (1,307,491)             --
Dividends declared, $.32 per share................           --             --      (5,013,955)
                                                    -----------    -----------    ------------
Balance at December 31, 1998......................  $15,594,982    $ 1,410,372    $100,829,647
                                                    ===========    ===========    ============

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                    ACCUMULATED
                                                       OTHER
                                                   COMPREHENSIVE    COMPREHENSIVE    STOCKHOLDERS'
                                                      INCOME           INCOME           EQUITY
                                                   -------------    -------------    -------------
Balance at January 1, 1996.......................    $(383,246)                      $115,762,965
Comprehensive income
  Net income.....................................           --       $10,729,493       10,729,493
                                                     ---------       -----------     ------------
Other comprehensive income, net of tax
  Foreign currency translation adjustment, net of
     tax.........................................                    $   (23,225)         (23,225)
  Minimum pension liability adjustment, net of
     tax.........................................                        (74,762)         (74,762)
                                                     ---------       -----------     ------------
Other comprehensive income.......................    $ (97,987)          (97,987)
                                                     ---------       -----------     ------------
Comprehensive income.............................                    $10,631,506
                                                                     ===========
Purchase of common stock.........................                             --       (7,235,736)
Dividends declared, $.32 per share...............                             --       (5,160,413)
                                                     ---------       -----------     ------------
Balance at December 31, 1996.....................    $(481,233)                      $113,998,322
Comprehensive income
  Net income.....................................           --       $ 4,546,219        4,546,219
                                                     ---------       -----------     ------------
Other comprehensive income, net of tax
  Foreign currency translation adjustment, net of
  reclassification adjustment resulting from sale
  of foreign entity, net of tax..................                    $   243,791          (30,453)
  Minimum pension liability adjustment, net of
  tax............................................                        237,442          237,442
                                                     ---------       -----------     ------------
Other comprehensive income.......................    $ 481,233           481,233
                                                     ---------       -----------     ------------
Comprehensive income.............................                    $ 5,027,452
                                                                     ===========
Purchase of common stock.........................                             --         (996,036)
Dividends declared, $.32 per share...............                             --       (5,040,428)
                                                     ---------       -----------     ------------
Balance at December 31, 1997.....................                    $        --     $112,715,066
Comprehensive income
  Net income.....................................           --       $11,589,461       11,589,461
                                                     ---------       -----------     ------------
Other comprehensive income, net of tax
  Minimum pension liability adjustment, net of
  tax............................................     (242,674)      $  (242,674)        (242,674)
                                                     ---------       -----------     ------------
Comprehensive income.............................                    $11,346,787
                                                                     ===========
Purchase of common stock.........................                             --       (1,455,571)
Dividends declared, $.32 per share...............                             --       (5,013,955)
                                                     ---------       -----------     ------------
Balance at December 31, 1998.....................    $(242,674)                      $117,592,327
                                                     =========                       ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     O'Sullivan Corporation ("O'Sullivan" or "the Corporation") manufactures calendered plastics products for the automotive and specialty manufacturing industries. The most substantial portion of the Corporation's business is conducted in North American markets.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all Subsidiaries. Significant intercompany accounts and transactions have been eliminated. Investments in affiliates in which the Corporation has a 20% to 50% interest are carried at cost, adjusted for the Corporation's proportionate share of the affiliate's undistributed earnings or losses.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

RECEIVABLES AND CONCENTRATION OF CREDIT RISK

     Receivables from trade customers are generally due within thirty to ninety days. The Corporation conducts periodic reviews of its major customers' financial condition and grants trade credit based upon evaluations of the credit worthiness of each customer. Management performs regular assessments of receivables and makes estimates as to the adequacy of the allowance for doubtful accounts based on historical data and knowledge of customers' financial condition. Credit losses have been within the expectations of management.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost being determined substantially by the first-in, first-out or average cost method.

INVESTMENT SECURITIES

     Investment securities held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded in other current assets at fair value with the change in fair value during the period included in earnings. At December 31, 1997, other current assets included securities with a fair value of $507,870. These securities were sold during 1998. At December 31, 1998 and 1997, O'Sullivan had no investments in derivative financial instruments.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     Property, plant and equipment are stated at historical cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of assets. The estimated useful lives are twenty to forty years for buildings and three to ten years for machinery and other equipment. Accelerated methods of depreciation are utilized for tax purposes. Expenditures for repairs and maintenance are charged to operations as incurred. Betterments and improvements that extend the useful life of an asset are capitalized. Upon sale and other disposition of assets, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is reflected in operations.

INCOME TAXES

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ADVERTISING COSTS

     Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs were $182,423 for 1998, $89,090 for 1997, and $76,122 for 1996.

RESEARCH AND DEVELOPMENT

     O'Sullivan conducts a broad range of research and development activities. These activities are aimed at improving existing products and manufacturing processes and developing new products and processes.

     Product and process research and development activities are charged to expense as incurred. The amounts incurred in 1998, 1997 and 1996 were $3,264,955, $2,739,388 and $2,554,826, respectively.

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share as it reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

PENSION PLANS

     The Corporation and its Subsidiaries have retirement plans that cover substantially all employees who meet certain eligibility requirements. The Retirement Savings Plan ("Plan") is a 401(K) plan under which the majority of the Corporation's employees are covered. The plan permits eligible employees to contribute up to ten percent of before-tax compensation and up to five percent of after-tax compensation subject to certain Internal Revenue Service restrictions. The Corporation may, in its discretion, make an Employer Basic Contribution of up to three percent of each participant's compensation each year. The Corporation may also, in its discretion, make an Employer Matching Contribution of up to two percent for participants who have elected to make before-tax contributions to the plan. After three years of service, participants become 100% vested in the employer contributions for each participant.

     Current and former employees not covered under the Retirement Savings Plan are participants in either multiemployer plans sponsored by other entities or non-contributory defined benefit plans. The plans provide benefits to certain salaried employees based on years of service and final years' average earnings and to certain hourly employees based on a dollar unit multiplied by years of eligible service. The Corporation's policy is to fund at least the minimum amounts required by the applicable governing bodies.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits". This Statement revises employers disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligation and fair value of plan assets that will facilitate financial analysis and eliminates certain disclosures. The Statement is effective for the Corporation's financial statements for the year ended December 31, 1998. Information for prior years has been restated to conform to the Standard.

POSTRETIREMENT BENEFITS

     The Corporation provided health care benefits to certain of its retired employees under a plan which was terminated January 1, 1993. Upon termination of the plan, this group of retired employees was allowed to continue to be covered by the Corporation's group insurance plan. Effective January 1, 1993, the Corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits other than Pensions" to account for its share of the costs of benefits provided to this group. To effect adoption of Statement No. 106, the Corporation accrued, as of January 1, 1993, its share of the estimated costs to insure this group of retirees. Prior to January 1, 1993, the Corporation expensed its share of these expenses as they were incurred.

POSTEMPLOYMENT BENEFITS

     The liability and expense for postemployment benefits are accrued when the obligations vest and can be reasonably estimated. Obligations that do not vest are recorded when payment of the benefits is probable and can be reasonably estimated.

RECLASSIFICATION OF AMOUNTS

     Certain amounts for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

2. SUPPLEMENTARY BALANCE SHEET DETAIL

                                                               BALANCES AT DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
Receivables
Accounts receivable.........................................  $ 27,008,437    $26,228,366
Less allowance for doubtful accounts........................       722,639        570,150
                                                              ------------    -----------
                                                              $ 26,285,798    $25,658,216
                                                              ============    ===========

     Receivable balances for automotive-related business were $17,375,273 at December 31, 1998, and $14,711,831 at December 31, 1997.

Inventories
Finished goods..............................................  $  4,971,465    $ 4,505,483
Work in process.............................................     5,708,598      3,385,687
Raw materials...............................................     9,110,258      9,380,683
Supplies....................................................     3,621,624      3,402,836
                                                              ------------    -----------
                                                              $ 23,411,945    $20,674,689
                                                              ============    ===========
Property, Plant and Equipment Land..........................  $  1,558,382    $ 1,414,776
Buildings...................................................    32,049,426     27,762,932
Machinery and equipment.....................................    64,357,301     58,458,348
Transportation equipment....................................     4,070,761      3,981,665
                                                              ------------    -----------
                                                              $102,035,870    $91,617,721
Less accumulated depreciation...............................    56,996,637     51,301,322
                                                              ------------    -----------
                                                              $ 45,039,233    $40,316,399
                                                              ============    ===========

     Depreciation expense totaled $5,713,650, $5,464,100 and $5,177,727 in 1998,
1997 and 1996, respectively.

Accrued Expenses
Accrued compensation........................................  $  2,590,716    $ 2,527,053
Employee benefits...........................................     1,090,660        886,467
Dividends payable...........................................     1,245,769      1,257,623
Other accrued expenses......................................     1,508,607      1,297,105
                                                              ------------    -----------
                                                              $  6,435,752    $ 5,968,248
                                                              ============    ===========
Other Long-Term Liabilities
Deferred compensation.......................................  $  4,005,363    $ 3,978,100
Employee benefits...........................................     1,333,713        845,466
Postemployment benefits.....................................       915,395      1,081,069
Contingency reserve for discontinued operations.............            --      2,500,000
                                                              ------------    -----------
                                                              $  6,254,471    $ 8,404,635
                                                              ============    ===========

     The contingency reserve for discontinued operations was an allowance for potential adjustments relating to the sale of the Corporation's former consumer products subsidiary (See note 14).

3. DEBT

     The Corporation has a $50,000,000 unsecured line of credit through First Union National Bank of Virginia to support general corporate activities. Interest rates for the line of credit vary based on the Corporation's choice of rate options provided by the lender. All available rates are at or below prevailing prime interest rates. The line of credit matures June 30, 2000. There was no outstanding balance at December 31, 1998.

4. INCOME TAX MATTERS

     Income from continuing operations before income taxes was taxed entirely by domestic jurisdictions.

     The provision for income taxes charged to continuing operations consists of the following:

                                                           1998          1997           1996
                                                        ----------    -----------    ----------
Current
  Federal.............................................  $5,019,226    $ 5,119,111    $6,681,713
  State...............................................   1,523,822      1,058,385     1,021,619
                                                        ----------    -----------    ----------
                                                        $6,543,048    $ 6,177,496    $7,703,332
                                                        ----------    -----------    ----------
Deferred
  Federal.............................................  $  517,327    $(1,037,444)   $  951,017
  State...............................................    (177,795)      (222,115)      138,558
                                                        ----------    -----------    ----------
                                                        $  339,532    $(1,259,559)   $1,089,575
                                                        ----------    -----------    ----------
                                                        $6,882,580    $ 4,917,937    $8,792,907
                                                        ==========    ===========    ==========

     The following is a reconciliation of the statutory Federal income tax rates to the Corporation's effective tax rate:

                                                              1998    1997    1996
                                                              ----    ----    ----
Statutory federal tax rate..................................  35.0%   35.0%   35.0%
Income taxed at lower federal tax rate......................    --     (.7)     --
State taxes, net of federal benefit.........................   4.7     4.0     3.3
Business credits............................................   (.8)    (.6)    (.4)
Other.......................................................  (1.6)   (1.9)     .5
                                                              ----    ----    ----
                                                              37.3%   35.8%   38.4%
                                                              ====    ====    ====

     Net deferred tax assets (liabilities) at December 31, 1998 and 1997, consisted of the following components:

                                                                 1998          1997
                                                              ----------    ----------
Deferred tax assets
  Provision for doubtful accounts...........................  $  279,907    $  224,709
  Employee benefits.........................................   3,060,966     2,970,247
  Inventory basis differences...............................      61,338       109,675
  Contingency reserve for discontinued operations...........     131,148     1,024,453
  State operating loss carryforward.........................     197,107        65,300
  Other.....................................................      20,000            --
                                                              ----------    ----------
                                                              $3,750,466    $4,394,384
                                                              ----------    ----------
Deferred tax liabilities
  Property, plant and equipment.............................  $3,342,946    $3,608,737
  Like-kind exchange........................................     237,374       254,856
  Employee benefits.........................................     292,365       241,000
  Investment securities.....................................          --       203,148
                                                              ----------    ----------
                                                              $3,872,685    $4,307,741
                                                              ----------    ----------
Net deferred tax assets (liabilities).......................  $ (122,219)   $   86,643
                                                              ==========    ==========

     The deferred tax amounts included above have been classified on the Consolidated Balance Sheets for December 31, 1998 and 1997, as follows:

                                                                 1998           1997
                                                              -----------    ----------
Current assets..............................................  $ 1,307,151    $1,041,564
Noncurrent liabilities......................................   (1,429,370)     (954,921)
                                                              -----------    ----------
Net deferred tax assets (liabilities).......................  $  (122,219)   $   86,643
                                                              ===========    ==========

5. BENEFIT PLANS

DEFINED BENEFIT AND POSTRETIREMENT BENEFIT PLANS

     The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the years ended December 31, 1998 and 1997, and a statement of the funded status as of December 31, 1998 and 1997, for the pension plans and postretirement benefit plan of the Corporation and its
Subsidiaries:

                                                 PENSION BENEFITS        POSTRETIREMENT BENEFITS
                                             ------------------------    ------------------------
                                                1998          1997          1998          1997
                                             ----------    ----------    ----------    ----------
Reconciliation of Benefit Obligation
  Obligation at January 1..................  $8,739,489    $8,505,089    $ 348,000     $ 408,000
  Service cost.............................      70,319        77,867           --            --
  Interest cost............................     601,189       579,703       18,300        26,000
  Participant contributions................          --            --        4,000         5,600
  Actuarial (gain) loss....................     637,660        12,208      (51,000)           --
  Benefit payments.........................    (484,564)     (435,378)     (65,300)      (91,600)
                                             ----------    ----------    ---------     ---------
Obligation at December 31..................  $9,564,093    $8,739,489    $ 254,000     $ 348,000
                                             ==========    ==========    =========     =========
Reconciliation of Fair Value Of Plan Assets
Fair value of plan assets at January 1.....  $9,219,999    $7,991,911    $      --     $      --
  Actual return on plan assets.............     188,101     1,538,466           --            --
  Employer contributions...................     127,753       125,000       61,300        86,000
  Participant contributions................          --            --        4,000         5,600
  Benefit payments.........................    (484,564)     (435,378)     (65,300)      (91,600)
                                             ----------    ----------    ---------     ---------
Fair value of plan assets at December 31...  $9,051,289    $9,219,999    $      --     $      --
                                             ==========    ==========    =========     =========
Funded Status
  Funded status at December 31.............  $ (512,804)   $  480,510    $(254,000)    $(348,000)
  Unrecognized transition (asset)..........    (170,598)     (190,240)          --            --
  Unrecognized prior-service cost..........     386,821       456,155           --            --
  Unrecognized (gain) loss.................     614,506      (569,651)      20,000        71,000
                                             ----------    ----------    ---------     ---------
  Net amount recognized....................  $  317,925    $  176,774    $(234,000)    $(277,000)
                                             ==========    ==========    =========     =========

     The following table provides the amounts recognized in the statement of financial position as of December 31, 1998 and 1997:

Prepaid benefit cost........................  $   730,913    $602,499    $      --    $      --
Accrued benefit liability...................   (1,099,713)   (568,466)    (234,000)    (277,000)
Intangible asset............................      313,381      53,190           --           --
Accumulated other comprehensive income......      373,344      89,551           --           --
                                              -----------    --------    ---------    ---------
Net amount recognized.......................  $   317,925    $176,774    $(234,000)   $(277,000)
                                              ===========    ========    =========    =========

     Two pension plans of subsidiary corporations had accumulated benefit obligations in excess of plan assets. The accumulated benefit obligations were $6,838,444 at December 31, 1998, and $6,252,860 at December 31,

1997. The fair value of plan assets for these plans were $5,738,731 at December 31, 1998, and $5,684,394 at December 31, 1997.

     The following table provides the components of net periodic benefit cost (income) for the years ended December 31, 1998, 1997 and 1996:

                                                                     PENSION BENEFITS
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
Service cost...............................................  $ 70,319    $ 77,867    $ 70,097
Interest cost..............................................   601,189     579,703     569,327
Expected return on plan assets.............................  (724,321)   (631,335)   (594,802)
Amortization of transition (asset).........................   (19,642)    (19,642)    (19,642)
Amortization of prior-service cost.........................    69,334      69,334      69,334
Amortization of net (gain).................................   (10,277)         --          --
                                                             --------    --------    --------
Net periodic benefit cost (income).........................  $(13,398)   $ 75,927    $ 94,314
                                                             ========    ========    ========

                                                                 POSTRETIREMENT BENEFITS
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
Interest cost...............................................  $18,300    $26,000    $28,000
Amortization of net loss....................................       --      5,000      2,000
                                                              -------    -------    -------
Net periodic benefit cost...................................  $18,300    $31,000    $30,000
                                                              =======    =======    =======

     The amount included within other comprehensive income arising from a change in the minimum pension liability, net of deferred income tax expense, was $242,674, $(237,442) and $74,762 for the years ended December 31, 1998, 1997 and
1996, respectively.

     The weighted-average discount rates for all plans were 6.5% for 1998 and 7.0% for 1997 and 1996. The expected return on plan assets was 8.0% for all periods.

     The transition asset, prior-service costs and net gains and losses are being amortized on a straight-line basis over the average remaining service period of active participants.

     For measurement purposes for the postretirement benefit plan, a 12.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease by 1.0% per year to a rate of 6.0% for 2005 and later periods.

     A 1.0% increase in assumed health care cost trend rates would increase service and interest costs by $1,000 and increase the accumulated postretirement benefit obligation by $16,000. A 1.0% decrease in assumed health care cost trend rates would decrease service and interest costs by $1,000 and decrease the accumulated postretirement obligation by $14,000.

RETIREMENT SAVINGS PLAN

     The expense associated with the Retirement Savings Plan was $1,366,400 for 1998, $1,406,655 for 1997 and $1,360,993 for 1996.

DEFERRED COMPENSATION PLAN

     The Corporation has a deferred compensation plan for key employees of the Corporation. Under this plan, the Corporation agrees to pay each covered employee a certain sum annually for fifteen years upon their retirement or, in the event of their death, to their designated beneficiary. A benefit is also paid if the employees terminate employment (other than by their voluntary action or discharge for cause) before they attain age 65. In that event, the amount of the benefit depends on the employee's years of service with the Corporation. Full benefits are paid only if the employee completes 25 years of service. The Corporation has purchased individual life insurance contracts with respect to each employee covered by this program. The Corporation is the owner and beneficiary of the insurance contracts. The employees are general creditors of the Corporation with respect to these benefits. The expense associated with the Deferred Compensation Plan was $457,994 for 1998, $2,503,375 for 1997 and $493,773 for 1996. The expense for 1997 included an additional charge of $1,975,747 resulting from a change in the estimated costs for deferred compensation payable to several employees who prematurely separated from service with the Corporation.

POSTEMPLOYMENT BENEFITS

     The Corporation provides certain compensation benefits to former employees. For 1997, a provision for costs in the amount of $1,530,000 was charged to operations. No such charge was incurred in 1998 or 1996.

6. STOCK OPTION PLANS

1985 STOCK OPTION PLAN

     The 1985 stock option plan expired January 28, 1995. Options previously granted may be exercised by the participants until the options expire, which is ten years after the date of the original option grant. The option price of grants under this plan could not be less than the fair market value of the common stock on the date of grant.

1995 STOCK OPTION PLAN

     The Corporation has a stock option plan under which options may be granted to certain key employees for the purchase of the Corporation's common stock. The effective date of the plan was February 7, 1995, with an expiration date of February 6, 2005. The plan reserves for issuance an aggregate of 200,000 shares of the Corporation's common stock. The option price for options granted cannot be less than 100% of fair market value of the common stock on the date of the grant. The plan contains an antidilutive provision providing for adjustments to the options previously granted in the event of changes in the Corporation's capital structure.

1995 OUTSIDE DIRECTORS STOCK OPTION PLAN

     The Corporation has a stock option plan under which options for the purchase of the Corporation's common stock may be granted to members of the Corporation's Board of Directors. The effective date of the plan was April 25, 1995, with an expiration date of April 24, 2005. The plan reserves for issuance, an aggregate of 200,000 shares of the Corporation's common stock. Each eligible director received an option for 10,000 shares of common stock on the effective date of the plan. On each April 25 thereafter, each eligible director will receive an option for 1,000 shares of common stock. Directors who become eligible after April 25, 1995, will receive an option for 10,000 shares as of the date they become eligible for the plan and will receive an option for 1,000 shares on each April 25 thereafter. The option price for options granted cannot be less than 100% of fair market value of the common stock on the date of the grant. The plan contains an antidilutive provision providing for adjustments to the options previously granted in the event of changes in the Corporation's capital structure.

     The Corporation uses the intrinsic value approach specified in Accounting Principles Board Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for 1998, 1997 or 1996. If the fair value method of accounting for stock options prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," had been applied, there would have been no expense relating to the stock options for 1997. The expense would have $60,045 in 1998 and $41,437 in 1996. Pro forma net income would have been $11,529,416 in 1998 and $10,688,056 in 1996. Pro forma earnings per share would have been $.74 in 1998 and $.66 in 1996.

     The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model. For 1998, weighted-average assumptions were:
Dividend rate of 2.9%, price volatility of 24.0%, a risk-free interest rate of 4.8% and expected lives of 7.75 years. For 1997, no options were granted requiring measurement under this model. For 1996, weighted-average assumptions were: Dividend rate of 2.9%, price volatility of 25.0%, a risk-free interest rate of 5.31% and expected lives of 7.75 years.

     The status of the stock option plans during 1998 and 1997 is as follows:

                                                                                   1995 DIRECTORS
                                 1985 OPTION PLAN        1995 OPTION PLAN           OPTION PLAN
                               --------------------    ---------------------    --------------------
                                          WEIGHTED-                WEIGHTED-               WEIGHTED-
                               NUMBER      AVERAGE      NUMBER      AVERAGE     NUMBER      AVERAGE
                                 OF       EXERCISE        OF       EXERCISE       OF       EXERCISE
                               SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                               -------    ---------    --------    ---------    -------    ---------
Outstanding at January 1,
  1998.......................   67,870     $10.74       103,500     $10.48      104,000     $ 9.96
Granted during 1998..........       --         --        51,782       7.94       19,000       9.22
Exercised during 1998........       --         --            --         --           --         --
Forfeited during 1998........  (20,660)     10.77       (20,000)     10.53      (13,000)     10.17
                               -------                 --------                 -------
Outstanding at December 31,
  1998.......................   47,210      10.72       135,282       9.50      110,000       8.98
                               =======                 ========                 =======
     All outstanding options were exercisable at December 31, 1998.
Weighted-average fair value
  of options granted during
  1998.......................                 N/A                   $ 7.94                  $ 9.22
                                           ======                   ======                  ======

                                                                                   1995 DIRECTORS
                                 1985 OPTION PLAN        1995 OPTION PLAN           OPTION PLAN
                               --------------------    ---------------------    --------------------
                                          WEIGHTED-                WEIGHTED-               WEIGHTED-
                               NUMBER      AVERAGE      NUMBER      AVERAGE     NUMBER      AVERAGE
                                 OF       EXERCISE        OF       EXERCISE       OF       EXERCISE
                               SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                               -------    ---------    --------    ---------    -------    ---------
Outstanding at January 1,
  1997.......................   94,965     $11.01       125,000     $10.48       88,000     $10.39
Granted during 1997..........       --         --            --         --       27,000       8.76
Exercised during 1997........       --         --            --         --           --         --
Forfeited during 1997........  (27,095)     11.67       (21,500)     10.48      (11,000)     10.39
                               -------                 --------                 -------
Outstanding at December 31,
  1997.......................   67,870      10.74       103,500      10.48      104,000       9.96
                               =======                 ========                 =======
     All outstanding options were exercisable at December 31, 1997.
Weighted-average fair value
  of options granted during
  1997.......................                 N/A                      N/A                  $ 8.76
                                           ======                   ======                  ======

     The status of the options outstanding at December 31, 1998, is as follows:

                             REMAINING
EXERCISE PRICE   NUMBER   CONTRACTUAL LIFE
--------------   -------  ----------------
    $15.90        11,250      .1 Years
     10.88        11,000     1.1 Years
      8.32        24,960     3.8 Years
     10.31       128,500     6.3 Years
     11.17        21,000     7.3 Years
      9.81         1,782     8.1 Years
      8.16        16,000     8.3 Years
      9.78        10,000     8.6 Years
      9.75         8,000     9.3 Years
      8.74        10,000     9.7 Years
      7.88        50,000     9.9 Years

7. COMPREHENSIVE INCOME

     As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Information for prior periods has been restated to conform to the statement. The adoption of this statement had no impact on the Corporation's financial position, consolidated results of operations or cash flows.

     Other comprehensive income is comprised of the following:

                                                                            TAX
                                                           BEFORE-TAX    (EXPENSE)     NET-OF-TAX
                                                             AMOUNT      OR BENEFIT      AMOUNT
                                                           ----------    ----------    ----------
Year Ended December 31, 1996:
Foreign currency translation adjustment..................  $ (35,731)    $  12,506     $ (23,225)
Minimum pension liability adjustment.....................   (115,018)       40,256       (74,762)
                                                           ---------     ---------     ---------
                                                           $(150,749)    $  52,762     $ (97,987)
                                                           =========     =========     =========
Year Ended December 31, 1997:
Foreign currency translation
Adjustment...............................................  $ (46,851)    $  16,398     $ (30,453)
Reclassification adjustment resulting from sale of
  foreign entity.........................................    421,914      (147,670)      274,244
Minimum pension liability adjustment.....................    365,296      (127,854)      237,442
                                                           ---------     ---------     ---------
                                                           $ 740,359     $(259,126)    $ 481,233
                                                           =========     =========     =========
Year Ended December 31, 1998:
Minimum pension liability adjustment.....................  $(373,344)    $ 130,670     $(242,674)
                                                           =========     =========     =========

8. EARNINGS PER SHARE

     The following shows the weighted-average number of shares used in computing earnings per share and the effect on weighted-average number of shares of diluted potential common stock:

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Weighted-average number of common shares used in
earnings per common share..............................  15,662,886    15,758,205    16,169,162
Effect of dilutive securities:
  Stock options........................................       7,134         8,863        19,598
                                                         ----------    ----------    ----------
Weighted average-number of common shares used in
earnings per common share -assuming dilution...........  15,670,020    15,767,068    16,188,760
                                                         ==========    ==========    ==========

     Options on approximately 190,500 shares, 222,750 shares and 72,345 shares were not included in computing earnings per common share -- assuming dilution for the years ended December 31, 1998, 1997 and 1996, respectively, because their effects were antidilutive.

9. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

     In 1995 the Corporation acquired a 49.0% equity interest in Kiefel Technologies, Inc. ("Kiefel"). Kiefel designs, manufactures and distributes thermoforming and radio frequency welding machines and related machinery and tools. The Corporation's investment in Kiefel was sold during 1998. The Corporation recognized, as its share of Kiefel's net income, $327,864 for 1998, $186,989 for 1997 and $19,071 for 1996.

10. LEASES

     The Corporation and its Subsidiaries lease various plant and warehouse facilities along with various equipment. Leases for the plant and warehouse facilities and leases for machinery and equipment generally require the payment of appropriate taxes, insurance and maintenance costs. The leases are cancelable within a limited period of time.

     Rental expense was $466,826 for 1998, $508,890 for 1997 and $670,496 for
1996.

11. SIGNIFICANT CUSTOMER

     Net sales to divisions and subsidiaries of Ford Motor Company amounted to $45.9 million (28.2% of net sales) in 1998, $44.1 million (27.0% of net sales) in 1997 and $44.2 million (25.8% of net sales) in 1996.

     Receivables at December 31, 1998, 1997 and 1996, from Ford Motor Company were $7.2 million, $6.3 million and $5.0 million, respectively.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Corporation estimates that each category of financial instruments, including cash, trade receivables and payables, investments and debt instruments, approximate current value at December 31, 1998 and 1997.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental Disclosure of Cash Flow Information

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Cash payments for interest.............................  $      642    $    8,482    $    2,976
                                                         ==========    ==========    ==========
Cash payments for income taxes.........................  $6,564,640    $4,758,603    $5,310,200
                                                         ==========    ==========    ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTMENT ACTIVITIES

     In 1996, notes receivable of $654,794 were received as part of the proceeds from the sale of property and equipment.

14. DIVESTITURE AND DISCONTINUED OPERATIONS

     On July 31, 1997, the Corporation sold substantially all of the former consumer products business segment of the Corporation, identified as Melnor Inc., including the stock of Melnor's wholly owned subsidiary, Melnor Canada, Ltd., to GH Acquisition Corp. The Corporation received approximately $22.0 million in cash for the sale. In 1998, $2.5 million of this amount was returned to the purchaser since the business did not meet certain operating result thresholds.

     The loss on disposal of the segment of $3,674,046 (net of income tax benefit of $1,825,954) represented the loss from the disposal of substantially all assets of the business along with expenses associated with the disposal activities, including severance costs, professional fees and potential variances in projected operations of the business during future fiscal periods.

     Losses from the discontinued operations of this business are shown separately in the accompanying income statements. Income tax benefits applicable to the years ended December 31, 1997 and 1996, were $428,489 and $1,907,254, respectively.

     Net sales for this business were $21,646,807 for the seven months ended July 31, 1997, and $40,145,222 for the year ended December 31, 1996. These amounts are excluded from net sales reported in the accompanying income statements.

15. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Corporation and its Subsidiaries are parties to various pending judicial proceedings arising in the ordinary course of business, including a proceeding involving the New Jersey facility formerly occupied by the Corporation's discontinued consumer products subsidiary. Management and its legal counsel have reviewed the possible outcome of pending proceedings and have determined that any liabilities which may result from current proceedings are not reasonably likely to have a material effect on the Corporation's financial condition or results of operations.

ENVIRONMENTAL MATTERS

     The Corporation continues to modify, on an ongoing, regular basis, certain of its processes which may have an environmental impact. The Corporation's efforts in this regard include the removal of many of its underground storage tanks and the reduction or elimination of certain chemicals and wastes in its operations. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, the Corporation's financial statements reflect the cost of these ongoing modifications. Management believes that the continuing costs to the Corporation of environmental compliance will not result in a material adverse effect on its future financial condition or results of operations.

FACILITIES ADDITION

     The Corporation has committed to the construction of an additional laminating facility at its Winchester, Virginia, location. The total outlay for the facility is expected to be approximately $4.0 million. The facility is expected to be placed in service during the second quarter of 1999.

YEAR 2000 READINESS

     The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.

     In 1997, the Corporation began an assessment of its potential exposure to business interruption due to year 2000 computer software and hardware failures. The Corporation's MIS department has made substantial progress in identifying areas of concern. Throughout 1998, the department identified, tested and began modifying those systems determined to be susceptible to Year 2000 operating failures. They have made significant progress and expect to have all systems tested and modified well before the end of 1999. Other personnel of the Corporation have been charged with the responsibility of reviewing software and hardware utilized in the operation of the Corporation's manufacturing equipment. Their review of this software and hardware internally and with the representatives of the creators of this software and hardware have revealed no material deficiencies which could jeopardize the operation of the Corporation's direct manufacturing equipment.

     The Corporation has also initiated communications with suppliers and major customers to determine if any problems exist in connection with electronic interfaces. Since there are no guarantees that O'Sullivan will be able to rely on others to have their systems converted in a timely manner for Year 2000 compliance, the Corporation has been developing a strategy to continue business transactions with customers and suppliers in the event of interface disruptions.

     The Corporation's cost of identifying and modifying programs is expected to have an immaterial effect on future operating results since, for several years, it has had a plan to regularly upgrade the software and hardware for the Corporation's primary operating systems. This plan has caused the systems to be continually reviewed and modified as business conditions warrant. Incremental costs to resolve Year 2000 issues are expected to be less than $500,000.

16. SEGMENT INFORMATION

     The Corporation operates in one business segment; the manufacture and distribution of calendered plastics products for the automotive and specialty plastics manufacturing industries. All operating revenues of the Corporation are derived from this business activity. Substantially all corporate assets are utilized in the manufacturing and distribution activities of the calendering operations.

17. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This pronouncement established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement is not expected to have a material impact on the Corporation's results of operations.

18. SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

                                                  QUARTER ENDED 1998
                       -------------------------------------------------------------------------
        1998            MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31       TOTAL
        ----           -----------    -----------    ------------    -----------    ------------
Net sales............  $41,946,284    $42,142,539    $39,529,682     $39,560,195    $163,178,700
Gross profit.........  $ 6,864,445    $ 7,803,118    $ 6,759,473     $ 7,307,145    $ 28,734,181
Net income from:
  Continuing
     operations......  $ 2,964,361    $ 3,452,735    $ 2,300,621     $ 2,871,744    $ 11,589,461
  Discontinued
     operations......           --             --             --              --              --
                       -----------    -----------    -----------     -----------    ------------
                       $ 2,964,361    $ 3,452,735    $ 2,300,621     $ 2,871,744    $ 11,589,461
                       -----------    -----------    -----------     -----------    ------------
Earnings per share:
  Continuing
     operations......  $       .19    $       .22    $       .15     $       .18    $        .74
  Discontinued
     operations......           --             --             --              --              --
                       -----------    -----------    -----------     -----------    ------------
                       $       .19    $       .22    $       .15     $       .18    $        .74
                       -----------    -----------    -----------     -----------    ------------
Dividends declared...  $       .08    $       .08    $       .08     $       .08    $        .32
Market price per
  share
  High...............       11 1/4         12 3/4         12 1/8          11 3/4          12 3/4
  Low................        9 3/4         10 5/8         10 5/8              10           9 3/4

                                                  QUARTER ENDED 1997
                       -------------------------------------------------------------------------
        1997            MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31       TOTAL
        ----           -----------    -----------    ------------    -----------    ------------
Net sales............  $40,463,805    $44,706,832    $38,828,516     $39,600,247    $163,599,400
Gross profit.........  $ 6,092,585    $ 7,689,004    $ 5,934,913     $ 5,906,090    $ 25,622,592
Net income (loss)
  from:
  Continuing
     operations......  $ 2,498,007    $ 3,417,321    $ 2,871,432     $    27,098    $  8,813,858
  Discontinued
     operations......     (274,030)      (166,801)    (3,467,762)       (359,046)     (4,267,639)
                       -----------    -----------    -----------     -----------    ------------
Net income (loss)....  $ 2,223,977    $ 3,250,520    $  (596,330)    $  (331,948)   $  4,546,219
                       -----------    -----------    -----------     -----------    ------------
Earnings (loss) per
  share:
  Continuing
     operations......  $       .16    $       .22    $       .18     $        --    $        .56
  Discontinued
     operations......         (.02)          (.01)          (.22)           (.02)           (.27)
                       -----------    -----------    -----------     -----------    ------------
                       $       .14    $       .21    $      (.04)    $      (.02)   $        .29
                       -----------    -----------    -----------     -----------    ------------
Dividends declared...  $       .08    $       .08    $       .08     $       .08    $        .32
Market price per
  share
  High...............       10 3/4        9 11/16             11              11              11
  Low................            8        7 15/16          8 3/8           9 7/8         7 15/16

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of O'Sullivan Corporation

     We have audited the accompanying consolidated balance sheets of O'Sullivan Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O'Sullivan Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          /s/ YOUNT, HYDE & BARBOUR, P. C.

Winchester, Virginia
January 22, 1999

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     For information with respect to the Corporation's Directors and Director nominees, see pages 4 through 7 of the Corporation's Definitive Proxy Statement dated March 26, 1999 which pages are incorporated herein by reference. For information concerning the compliance by directors, officers and beneficial owners of more than 10% of the Corporation's stock with the requirement of
Section 16(a) of the Securities Exchange Act of 1934, see page 7 of the Corporation's Definitive Proxy Statement dated March 26, 1999, which page is incorporated herein by reference.

EXECUTIVE OFFICERS OF THE REGISTRANT

     The names, ages and positions of the executive officers of O'Sullivan Corporation at December 31, 1998 are listed below. All officers are elected by the Board of Directors for a one year term. There are no family relationships among officers or any other arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

                           SERVED AS
       NAME          AGE          OFFICE           OFFICER SINCE
       ----          ---   ---------------------   -------------
John S. Campbell     48    President                   1986
C. Bryant Nickerson  52    Secretary & Treasurer       1986

     Mr. John S. Campbell was appointed as President and Chief Operating Officer in August, 1998 succeeding James T. Holland. Mr. Campbell previously served as a Vice President beginning in 1986. He has been employed by the Corporation since 1973 and has been involved in both the sales and manufacturing operations of the calendered plastics products business of the Corporation.

     Mr. Nickerson has been employed by the Corporation since 1973 serving in various capacities within the corporate financial area. He has served as Controller and Treasurer and Chief Accounting Officer before being elected as Secretary, Treasurer and Chief Financial Officer in 1995.

OTHER OFFICERS OF THE REGISTRANT

                        SERVED AS
        NAME          AGE       OFFICE       OFFICER SINCE
        ----          ---   --------------   -------------
William O. Bauserman  55    Vice President       1987
Ewen A. Campbell      51    Vice President       1993
John P. Crowther      48    Vice President       1998
James L. Tremoulis    45    Vice President       1986
Robert C. Westfall    56    Vice President       1979

     Mr. Bauserman has been employed by the Corporation since 1968 and has served as a Vice President since 1987. Mr. Bauserman has been employed in various capacities within the data processing and management information services areas during his tenure with the Corporation. Mr. Ewen A. Campbell has an extensive background in chemistry and plastics compounding. He has been employed by the Corporation since 1991 in the areas of compounding and research and development activities. He has served as a Vice President since 1993. Mr. Ewen Campbell and Mr. John Campbell are not related.

     Mr. Crowther has been employed by the Corporation since 1995 as a sales representative to automotive-related customers of the Corporation. Prior to that time he was employed by a business that served as a manufacturer's representative to the automotive industry for the Corporation. He was elected as a Vice President in January, 1998.

     Mr. Tremoulis has served in various capacities in the sales area for calendered plastics products since his employment by the Corporation in 1980. He was elected as a Vice President in 1986.

     Mr. Westfall has been employed by the Corporation since 1965. He was a chemist, the Quality Control Director and a Plant Manager for the Corporation prior to being elected as a Vice President of Research and Development in 1979.

ITEM 11.  EXECUTIVE COMPENSATION

     See Pages 8 through 14 of the Corporation's Definitive Proxy Statement dated March 26, 1999, which pages are incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     See Pages 3 through 7 of the Corporation's Definitive Proxy Statement dated March 26, 1999, which pages are incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions during 1998 that would be applicable for disclosure under this item.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a).(1)  Financial Statements                                                    Page(s)
         Included in Part II, Item 8, of this report:
         Report of Independent Auditors......................................         34
         Consolidated Balance Sheets at December 31, 1998 and 1997...........         11
         Consolidated Statements of Income for the Years Ended December 31,           12
         1998, 1997 and 1996.................................................
         Consolidated Statements of Cash Flows for the Years Ended December        13-14
         31, 1998, 1997 and 1996.............................................
         Consolidated Statements of Stockholders' Equity for the Years Ended       15-16
         December 31, 1998, 1997 and 1996....................................
         Notes to Consolidated Financial Statements..........................      17-33

(a).(2)  Financial Statement Schedules
         Included in Part IV of this report:
         Report of Independent Auditors on Financial Statement Schedule......         41
         Schedule II - Valuation and Qualifying Accounts for the Years Ended
         December 31, 1998, 1997 and 1996....................................         42

(a).(3)  Exhibits
         3.1     O'Sullivan Corporation Amended and Restated Articles of
                 Incorporation, including the Articles of Amendment, dated
                 April 30, 1985, filed with the State Corporation Commission of Virginia on May 6, 1985, adopted by stockholders of O'Sullivan Corporation at the annual meeting held April 30, 1985. (Incorporated by reference to the March 31, 1985,
                 Quarterly Report on Form 10-Q of the Corporation.)
         3.2     O'Sullivan Corporation Bylaws as amended to January 29,
                 1985. (Incorporated by reference to the March 31, 1985,
                 Quarterly Report on Form 10-Q of the Corporation.)
         3.3     O'Sullivan Corporation Amended and Restated Articles of
                 Incorporation dated April 29, 1989, filed with the State
                 Corporation Commission dated April 29, 1989, adopted by stockholders of O'Sullivan Corporation at the annual meeting held April 25, 1989. (Incorporated by reference to the March
                 31, 1989 Quarterly Report on Form 10-Q of the Corporation.)
         3.4     O'Sullivan Corporation Bylaws as amended to January 26,
                 1998. (Incorporated by reference to the Annual Report on Form 10-K for the Year Ended December 31, 1997.)
         10.1 Compensatory arrangement with executive officers of the registrant. See Pages 8 through 14 of the Corporation's
                 Definitive Proxy Statement dated March 26, 1999 which pages are incorporated herein by reference.
         10.2    Form of Employment Continuity Agreement between the
                 Registrant and James T. Holland, John S. Campbell, C. Bryant
                 Nickerson, William O. Bauserman, Ewen A. Campbell, Dee S.
                 Johnston, Michael M. Meissner, James L. Tremoulis, Robert C.
                 Westfall and John P. Crowther. (Incorporated by reference to the Annual Report on Form 10-K for the Year Ended December
                 31, 1996.)

         10.3    The O'Sullivan Corporation 1995 Stock Option Plan filed as exhibit 99.1 to the Corporation's Form S-8 registration
                 statement (Registration Number 033-58895) filed with the
                 Commission on April 28, 1995 and incorporated herein by
                 reference.
         10.4    The O'Sullivan Corporation 1995 Outside Directors Stock
                 Option Plan filed as exhibit 99.2 to the Corporation's Form
                 S-8 registration statement (Registration Number 033-58895)
                 filed with the Commission on April 28, 1995 and incorporated herein by reference.
         10.5    1985 Incentive Stock Option Plan. Amended and Restated as of
                 July 27, 1993. (Incorporated by reference to the Annual
                 Report on Form 10-K for the Year Ended December 31, 1994.)
         10.6    Severance Agreement between O'Sullivan Corporation and James
                 T. Holland, President and Chief Executive Officer.
                 (Incorporated by reference to the Annual Report on Form 10-K for the Year Ended December 31, 1997.)
         21.     Subsidiaries of the Registrant -- filed herewith
         23.     Consent of Independent Auditors -- filed herewith
         24.     Powers of Attorney -- filed herewith
         27.     Financial Data Schedule -- filed herewith
(b).     Reports on Form 8-K
         There were no reports filed on Form 8-K for the quarter ended
         December 31, 1998.
(c).     Index to Exhibits...................................................         45

                          INDEPENDENT AUDITOR'S REPORT
                        ON FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of O'Sullivan Corporation

     The examination referred to in our opinion dated January 22, 1999 of the consolidated financial statements as of December 31, 1998 and 1997 and for the three years ended December 31, 1998, 1997 and 1996 included the related supplemental financial schedule as listed in Item 14(a) 2, which, when considered in relation to the basis financial statements, present fairly in all material respects the information shown therein.

                                          /s/ YOUNT, HYDE & BARBOUR, P.C.

                                                                     SCHEDULE II

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         COLUMN A               COLUMN B                COLUMN C                COLUMN D       COLUMN E
---------------------------   ------------    ----------------------------    ------------    -----------
                                                       ADDITIONS
                                              ----------------------------
                                                 (1)             (2)
                               BALANCE AT     CHARGED TO      CHARGED TO
                              BEGINNING OF    COSTS AND         OTHER          RECOVERIES     BALANCE AT
        DESCRIPTION               YEAR         EXPENSE         ACCOUNTS       (DEDUCTIONS)    END OF YEAR
        -----------           ------------    ----------    --------------    ------------    -----------
1998:
Allowance for Doubtful
  Accounts.................     $570,150      $1,106,250          $--          $(953,761)(A)   $722,639
                                ========      ==========          ==           =========       ========
1997:
Allowance for Doubtful
  Accounts.................     $573,769      $       --          $--          $  (3,619)(A)   $570,150
                                ========      ==========          ==           =========       ========
1996:
Allowance for Doubtful
  Accounts.................     $470,684      $   77,000          $--          $  26,085(A)    $573,769
                                ========      ==========          ==           =========       ========

---------------

Note (A) -- Write-offs of uncollectible accounts, net of recoveries.

                                   SIGNATURES

     Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 26, 1999                                           O'SULLIVAN CORPORATION
----------------
Date                                                     By: /s/ C. BRYANT NICKERSON
                                                         --------------------------------------------------------

                                                         C. Bryant Nickerson
                                                             Secretary, Treasurer and
                                                             Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Registrant and in the capacities indicated on the dates given.


ARTHUR H. BRYANT, II*                                    March 26, 1999
-----------------------------------------------------    --------------
Arthur H. Bryant, II,                                    Date
Chairman and Director

/s/ JOHN S. CAMPBELL                                     March 26, 1999
-----------------------------------------------------    --------------
John S. Campbell, President, Chief Executive             Date
Officer and Director

/s/ C. BRYANT NICKERSON                                  March 26, 1999
-----------------------------------------------------    --------------
C. Bryant Nickerson, Secretary, Treasurer                Date
and Chief Financial Officer

C. HUGH BLOOM, JR. *                                     March 26, 1999
-----------------------------------------------------    --------------
C. Hugh Bloom, Jr., Director                             Date

JOHN C. O. BRYANT *                                      March 26, 1999
-----------------------------------------------------    --------------
John C. O. Bryant, Director                              Date

ROBERT L. BURRUS, JR. *                                  March 26, 1999
-----------------------------------------------------    --------------
Robert L. Burrus, Jr., Director                          Date

MAX C. CHAPMAN, JR. *                                    March 26, 1999
-----------------------------------------------------    --------------
Max C. Chapman, Jr., Director                            Date

JAMES T. HOLLAND *                                       March 26, 1999
-----------------------------------------------------    --------------
James T. Holland, Director                               Date

R. MICHAEL MCCULLOUGH *                                  March 26, 1999
-----------------------------------------------------    --------------
R. Michael McCullough, Director                          Date

STEPHEN P. MUNN *                                        March 26, 1999
-----------------------------------------------------    --------------
Stephen P. Munn, Director                                Date

TIMOTHY J. SANDKER *                                     March 26, 1999
-----------------------------------------------------    --------------
Timothy J. Sandker, Director                             Date

LEIGHTON W. SMITH, JR. *                                 March 26, 1999
-----------------------------------------------------    --------------
Leighton W. Smith, Jr., Director                         Date

*By: /s/ JOHN S. CAMPBELL
 ----------------------------------------------------
 John S. Campbell
 Attorney-In-Fact

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                 For the quarterly period ended March 31, 1999

                                       Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

            For the transition period from____________to____________

                         Commission file number 1-4438

                             O'SULLIVAN CORPORATION
             (Exact name of registrant as specified in its charter)

                      Virginia                                              54-0463029
-----------------------------------------------------  -----------------------------------------------------
           (State or other jurisdiction of                                 (IRS Employer
           incorporation or organization)                               Identification No.)

                 1944 Valley Avenue
                     PO Box 3510
                Winchester, Virginia                                           22601
-----------------------------------------------------  -----------------------------------------------------
                (Address of principal                                       (Zip code)
                 executive offices)

                                  540-667-6666
             ------------------------------------------------------
               Registrant's telephone number, including area code

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

As of April 30, 1999 there were 15,594,813 shares of Common Stock, Par Value $1, outstanding.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART I. FINANCIAL INFORMATION

                          ITEM 1. FINANCIAL STATEMENTS

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,      DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
                                                              (UNAUDITED)      (AUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................  $ 33,308,221    $ 35,361,408
  Receivables...............................................    31,701,716      26,285,798
  Inventories...............................................    24,188,923      23,411,945
  Deferred income tax assets................................     1,385,149       1,307,151
  Other current assets......................................     1,392,679       2,379,394
                                                              ------------    ------------
Total current assets........................................  $ 91,976,688    $ 88,745,696
                                                              ------------    ------------
Property, Plant and Equipment...............................  $ 44,919,141    $ 45,039,233
                                                              ------------    ------------
Other Assets................................................  $  9,024,653    $  9,114,073
                                                              ------------    ------------
Total assets................................................  $145,920,482    $142,899,002
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $ 12,693,916    $ 11,187,082
  Accrued expenses..........................................     6,472,901       6,435,752
                                                              ------------    ------------
Total current liabilities...................................  $ 19,166,817    $ 17,622,834
                                                              ------------    ------------
Other Long-Term Liabilities.................................  $  6,181,694    $  6,254,471
                                                              ------------    ------------
Deferred Income Tax Liabilities.............................  $  1,172,767    $  1,429,370
                                                              ------------    ------------
Commitments and Contingencies...............................  $         --    $         --
                                                              ------------    ------------
Stockholders' Equity
  Common stock, par value $1.00 per share; authorized
     30,000,000 shares......................................  $ 15,594,867    $ 15,594,982
  Additional paid-in capital................................     1,409,472       1,410,372
  Retained earnings.........................................   102,637,539     100,829,647
  Accumulated other comprehensive income....................      (242,674)       (242,674)
                                                              ------------    ------------
Total stockholders' equity..................................  $119,399,204    $117,592,327
                                                              ------------    ------------
Total liabilities and stockholders' equity..................  $145,920,482    $142,899,002
                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                   FOR THE THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                --------------------------
                                                                   1999           1998
                                                                -----------    -----------
Net sales...................................................    $42,888,866    $41,946,284
Cost of products sold.......................................     35,041,549     35,081,839
                                                                -----------    -----------
Gross profit................................................    $ 7,847,317    $ 6,864,445
                                                                -----------    -----------
Operating expenses
  Selling and warehousing...................................    $ 1,618,230    $ 1,427,662
  General and administrative................................      1,711,585      1,533,175
                                                                -----------    -----------
                                                                $ 3,329,815    $ 2,960,837
                                                                -----------    -----------
Income from operations......................................    $ 4,517,502    $ 3,903,608
                                                                -----------    -----------
Other income
  Interest income...........................................    $   403,344    $   508,535
  Other, net................................................         42,360        279,487
                                                                -----------    -----------
                                                                $   445,704    $   788,022
                                                                -----------    -----------
Income before income taxes..................................    $ 4,963,206    $ 4,691,630
Income taxes................................................      1,907,748      1,727,269
                                                                -----------    -----------
Net income..................................................    $ 3,055,458    $ 2,964,361
                                                                ===========    ===========
Net income per common share, basic and diluted..............    $       .20    $       .19
                                                                ===========    ===========
Dividends per common share..................................    $       .08    $       .08
                                                                ===========    ===========
Average shares outstanding..................................     15,594,951     15,742,975
                                                                ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Cash Flows from Operating Activities
Net income..................................................  $  3,055,458    $  2,964,361
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     1,753,575       1,538,700
  Provision for doubtful accounts...........................            --          20,000
  Deferred income taxes.....................................      (334,601)       (377,141)
  (Gain) on disposal of assets..............................       (48,122)        (45,298)
  Unremitted (income) from joint venture....................            --        (247,522)
  Changes in assets and liabilities:
     Receivables............................................    (5,415,918)     (3,363,542)
     Inventories............................................      (776,978)       (539,089)
     Other current assets...................................       986,715       1,487,506
     Accounts payable.......................................     1,506,834         439,035
     Accrued expenses.......................................        37,149         957,014
     Other operating assets and long-term liabilities.......        69,836          35,426
     Postemployment benefits and deferred compensation......      (142,613)       (141,365)
                                                              ------------    ------------
Net cash provided by operating activities...................  $    691,335    $  2,728,085
                                                              ------------    ------------
Cash Flows from Investing Activities
Purchase of property, plant and equipment...................  $ (1,617,658)   $ (1,987,736)
Proceeds from disposal of assets............................       118,536         553,168
Payments received from non-operating notes receivable.......         3,750          52,924
Change in other assets......................................          (569)         60,340
                                                              ------------    ------------
Net cash (used in) investing activities.....................  $ (1,495,941)   $ (1,321,304)
                                                              ------------    ------------
Cash Flows from Financing Activities
Purchase of common stock....................................  $     (1,015)   $     (1,873)
Cash dividends paid.........................................    (1,247,566)     (1,259,408)
                                                              ------------    ------------
Net cash (used in) financing activities.....................  $ (1,248,581)   $ (1,261,281)
                                                              ------------    ------------
Increase (decrease) in cash and cash equivalents............  $ (2,053,187)   $    145,500
Cash and cash equivalents at beginning of period............    35,361,408      35,444,138
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 33,308,221    $ 35,589,638
                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of O'Sullivan Corporation ("O'Sullivan" or "the Corporation") and its wholly owned Subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have not been included in these statements. These statements should be read in conjunction with the financial statements notes and other disclosures included in the Corporation's 1998 Annual Report to Stockholders and Form 10-K.

     In the opinion of management of the Corporation, the unaudited consolidated financial statements contain all material adjustments (consisting only of normal recurring accruals and adjustments) necessary to fairly present the Corporation's financial position as of March 31, 1999 and December 31, 1998 and the results of its operations and cash flows for the three months ended March 31, 1999 and 1998. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the operating results for the full year.

Certain amounts for 1998 have been reclassified to reflect comparability with account classifications for 1999.

NOTE B. SUPPLEMENTARY BALANCE SHEET DETAIL

                                                               MARCH 31,      DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
Receivables Trade receivables...............................  $ 32,451,293    $ 27,008,437
  Less allowance for doubtful accounts......................       749,577         722,639
                                                              ------------    ------------
                                                              $ 31,701,716    $ 26,285,798
                                                              ============    ============

Net receivables from a major automotive customer were $8.4 million at March 31, 1999 and $7.2 million at December 31, 1998.

Inventories Finished goods..................................  $  5,629,054    $  4,971,465
  Work in process...........................................     5,192,001       5,708,598
  Raw materials.............................................     9,232,287       9,110,258
  Supplies..................................................     4,135,581       3,621,624
                                                              ------------    ------------
                                                              $ 24,188,923    $ 23,411,945
                                                              ============    ============

Property, Plant and Equipment Land..........................  $  1,564,741    $  1,558,382
  Buildings.................................................    32,234,450      32,049,426
  Machinery and equipment...................................    65,797,461      64,357,301
  Transportation equipment..................................     4,070,761       4,070,761
                                                              ------------    ------------
                                                              $103,667,413    $102,035,870
  Less accumulated depreciation.............................    58,748,272      56,996,637
                                                              ------------    ------------
                                                              $ 44,919,141    $ 45,039,233
                                                              ============    ============
Accrued Expenses
  Accrued compensation......................................  $  2,573,536    $  2,590,716
  Employee benefits.........................................       783,399       1,090,660
  Dividends payable.........................................     1,245,723       1,245,769
  Income taxes payable......................................       961,440              --
  Other accrued expenses....................................       908,803       1,508,607
                                                              ------------    ------------
                                                              $  6,472,901    $  6,435,752
                                                              ============    ============

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Long-Term Liabilities
  Deferred compensation.....................................  $  3,874,338    $  4,005,363
  Employee benefits.........................................     1,403,549       1,333,713
  Postemployment benefits...................................       903,807         915,395
                                                              ------------    ------------
                                                              $  6,181,694    $  6,254,471
                                                              ============    ============

NOTE C. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

     Earnings for the three months ended March 31, 1998 include $247,522 as the Corporation's share of income for the first three months of 1998 for Kiefel Technologies, Inc., in which O'Sullivan Corporation at that time owned a 49% interest. The investment in Kiefel Technologies was sold in the fourth quarter of 1998.

NOTE D. EARNINGS PER SHARE

     The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock.

                                                               MARCH 31,      MARCH 31,
                                                                 1999            1998
                                                              -----------    ------------
Weighted average number of common shares used in earnings
  per common share..........................................   15,594,951     15,742,975
Effect of dilutive securities:
  Stock options.............................................        8,382          7,393
                                                              -----------    -----------
Weighted average number of common shares used in earnings
  per common share-assuming dilution........................   15,603,333     15,750,368
                                                              ===========    ===========

     Options on approximately 190,500 and 222,750 shares were not included in computing earnings per common share-assuming dilution for the three months ended March 31, 1999 and 1998, respectively, because their effects were antidilutive.

NOTE E. SEGMENT INFORMATION

     The Corporation operates in one business segment; the manufacture and distribution of calendered plastics products for the automotive and specialty plastics manufacturing industries. All operating revenues of the Corporation are derived from this business activity. Substantially all Corporate assets are utilized in the manufacturing and distribution activities of the calendering operations.

NOTE F. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental Disclosure of Cash Flow Information

                                                                 FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                              ---------------------------
                                                                 1999            1998
                                                              -----------    ------------
Cash payments for interest..................................  $        --    $        --
                                                              ===========    ===========
Cash payments for income taxes..............................  $   322,202    $   194,645
                                                              ===========    ===========

                    O'SULLIVAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Corporation and its Subsidiaries are involved in legal proceedings incidental to their normal business activities. While the outcome of these proceedings cannot be completely predicted, the Corporation does not believe the ultimate resolution of any existing matters will have a material adverse effect on its financial position or results of operations.

ENVIRONMENTAL MATTERS

     The Corporation has a policy to pro-actively address its environmental responsibilities. It has made a concerted effort for many years to address potential environmental issues in its manufacturing operations by changing processes and utilizing advanced technologies to remediate environmental matters as they come to management's attention. The Corporation has recorded liabilities for all material remediation costs that are probable in the estimation of management and can be reasonably estimated. Management is not aware of any environmental costs that would be expected to have a material adverse effect on the Corporation's financial condition or results of operations. However, it is possible that future events and circumstances could cause the recorded estimates for environmental costs to be exceeded by the final outcome of future events.

                        INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors
O'Sullivan Corporation
Winchester, Virginia

     We have reviewed the accompanying consolidated condensed balance sheet of O'Sullivan Corporation and Subsidiaries as of March 31, 1999, and the related consolidated condensed statements of income and cash flows for the three-month periods ended March 31, 1999 and 1998. These condensed financial statements are the responsibility of the Corporation's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of O'Sullivan Corporation and Subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 22, 1999, we expressed an unqualified opinion on those financial statements based on our audit. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                          /s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
May 11, 1999

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (FIRST QUARTER, 1999 VERSUS FIRST QUARTER, 1998)

     O'Sullivan Corporation's consolidated net sales were $42.9 million for the first quarter of 1999 and $41.9 million for the first quarter of 1998. The sales increase over the first quarter of 1998 was $1.0 million or 2.2%. Sales of automotive-related products improved considerably for the first quarter of 1999 when compared to 1998's first quarter, increasing by approximately 10%. The increase reflects a combination of improvements in sales in the automotive industry and new business programs procured by the Corporation. Sales of industrial products continue to decline due primarily to the intense pricing competition in the markets served, but also due to reduced production demands during this quarter from major customers in the industrial products area.

     The gross margin was 18.3% for the first quarter of 1999 and 16.4% for the first quarter of 1998. The improvement in the gross margin was due to manufacturing efficiency improvements and lower raw material costs.

     Selling and warehousing expenses were 3.8% of net sales for the first quarter of 1999 and 3.4% for the first quarter of 1998. The increased costs for 1999 resulted from increased selling-related compensation costs. General and administrative expenses were 4.0% of net sales for the first quarter of 1999 and 3.7% for the first quarter of 1998. The increased costs for 1999 were mainly a result of increased administrative compensation costs and outside professional fees.

     Income tax expense was $1.9 million for the first quarter of 1999 and $1.7 million for the first quarter of 1998. The increase in the provision for income taxes resulted from the higher level of pre-tax income for the first quarter of 1999. The Corporation's effective tax rate for the first quarter of 1999 was 38.4% compared to 36.8% for the first quarter of 1998. The increase in the effective rate for the 1999 period is primarily a result of a decrease in recognized income from the joint venture investment, which is recorded net of tax, compared to the first quarter of 1998.

     Net other income decreased by approximately $340 thousand compared to the first quarter of 1998. The net decrease resulted from less interest income, due to lower earnings rates on invested funds, and the absence of joint venture earnings in 1999. These earnings were $248 thousand for the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Operating activities provided net cash of $691 thousand for the first quarter of 1999 compared to net cash provided by operating activities of $2.7 million for the first quarter of 1998. The decline in cash provided by operating activities for the two periods resulted from the greater increase in receivables from December 31, 1998 to March 31, 1999 when compared to the same period for 1998. The increase reflects the increase in sales for the first quarter of 1999 over 1998 and changes in payment terms primarily due to competitive market conditions.

     Capital outlay was $1.6 million for the first quarter of 1999 and $2.0 million for the first quarter of 1998. Current capital expenditures are primarily to provide additional capacity and modernize present equipment to produce products for which orders currently exist. Total capital outlay for 1999 is expected to be between $8 and $10 million.

     The Corporation has in place a $50 million line of credit to provide capital to finance capital outlay and/or acquisitions.

     Management believes that net cash flow from operating activities, along with available financing capabilities will be adequate to meet the Corporation's funding requirements for 1999.

YEAR 2000 READINESS

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer equipment, software and other devices with embedded technology that are date-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to manufacture products, acquire or ship inventory, process transactions, send invoices or engage in other normal business activities. Due to the significance of computer processing in the conduct of the Corporation's business activities, failure of these systems could have a materially adverse effect on the Corporation. In addition, the failure of vendor computer systems could cause interruption of deliveries of key supplies or utilities, which might result in similar material adverse effects. Because of the complexity of the issues and the number of parties involved, O'Sullivan cannot reasonably predict with certainty the nature or likelihood of such impacts.

     In 1997, the Corporation began an assessment of its potential exposure to business interruption due to Year 2000 computer hardware and software failures. The Corporation's MIS department identified areas of concern and since 1997 has been addressing both the software and hardware issues of concern in relation to Year 2000 readiness. The department identified, tested and modified those systems determined to be susceptible to year 2000 operating failures. At this time virtually all material internal systems have been modified to be Year 2000 compliant.

     The Corporation's cost of identifying and modifying programs is expected to have an immaterial effect on future operating results since, for several years, it has had a plan to regularly upgrade the software and hardware for the Corporation's primary operating systems. This plan has caused the systems to be continually reviewed and modified as business conditions warrant. Incremental costs incurred to resolve Year 2000 issues are expected to be less than $500,000. Any additional costs to be incurred are expected to be immaterial.

     In addition, the Corporation has initiated communications with suppliers and major customers to determine, to the extent possible, if any problems exist in connection with electronic interfaces. Since there are no guarantees that O'Sullivan will be able to rely on others to have their systems converted in a timely manner, the Corporation has been developing a strategy to continue business transactions with customers and suppliers in the event of interface disruptions.

     To prepare for the reasonably likely worst-case scenario, O'Sullivan has developed a contingency plan to mitigate the effects on its operations in case certain of its systems or suppliers fail to perform as planned. The contingency plan consists of providing all required resources to repair internal systems should they fail at critical times, as well as establishing additional inventories and back-up procedures in the event suppliers are unable to deliver raw materials and services in a timely manner.

     The costs of the project and the date on which the Corporation plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantees that these estimates will be achieved and actual results could differ from those plans currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the availability of personnel trained in Year 2000 issues, the ability of third-party vendors to correct their hardware and software, the ability of significant customers to remedy their Year 2000 issues and similar circumstances.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Corporation currently does not have market risk sensitive instruments.

                           PART II. OTHER INFORMATION

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Annual Meeting of Stockholders of O'Sullivan Corporation was held on April 28, 1999, for the purpose of electing a board of directors and approving the appointment of independent auditors. Proxies for the meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934 and there was no solicitation in opposition to management's solicitation. All of management's nominees for directors as listed in the proxy statement were elected.

                                                           PROXY VOTE    PROXY VOTE    PROXY VOTE
                    NAME OF DIRECTOR                          FOR         AGAINST       ABSTAIN
                    ----------------                       ----------    ----------    ----------
C. Hugh Bloom, Jr........................................  12,736,379       1,300        36,430
Arthur H. Bryant, II.....................................  12,717,893      19,786        36,430
John C. O. Bryant........................................  12,734,842       1,000        38,267
Robert L. Burrus, Jr.....................................  12,733,911       3,768        36,430
John S. Campbell.........................................  12,737,459         220        36,430
Max C. Chapman, Jr.......................................  12,737,479         200        36,430
James T. Holland.........................................  12,732,930       2,912        38,267
R. Michael McCullough....................................  12,735,515         327        38,267
Stephen P. Munn..........................................  12,737,352         327        36,430
Timothy J. Sandker.......................................  12,736,252       1,427        36,430
Leighton W. Smith, Jr....................................  12,734,415       1,427        38,267

     The proposal for approving Yount, Hyde and Barbour, P.C. as independent auditors for 1999 was approved by the following proxy vote:
         For       12,737,218
         Against       18,061
         Abstain       18,830

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits. 27 Article 5 of Regulation S-X, Financial Data Schedule for the first quarter, 1999 Form 10-Q.

     (b) Reports on Form 8-K. No reports on Form 8-K were filed during the quarter ended March 31, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          O'SULLIVAN CORPORATION

                                          /s/ JOHN S. CAMPBELL
                                          -------------------------------------
                                          John S. Campbell
                                          President and Chief Executive Officer

                                          /s/ C. BRYANT NICKERSON
                                          -------------------------------------
                                          C. Bryant Nickerson
                                          Secretary, Treasurer
                                          and Chief Financial Officer

May 12, 1999

                                                                         ANNEX C

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1999, (the "Agreement"), by and among THE GEON COMPANY, a Delaware corporation ("Parent"), TGC ACQUISITION CORPORATION, a Virginia corporation and a wholly-owned subsidiary of Parent ("Sub"), and O'SULLIVAN CORPORATION, a Virginia corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, $1.00 par value, of the Company ("Common Stock"), subject to the terms and conditions of this Agreement, at a price per share of Common Stock of $12.25 net to the seller in cash (the "Offer Price") and, if less than all of the issued and outstanding shares of Common Stock are tendered and the Offer is completed, Sub will merge with the Company in the manner hereinafter described;

     WHEREAS, the Directors of the Company have unanimously determined that each of the Offer and the Merger (as hereinafter defined) are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, in order to induce Parent and Sub to enter into this Agreement, the Company's Board of Directors has taken action to eliminate any requirement under the Trust Agreement for O'Sullivan Corporation Salary Continuation Agreements, with First Union National Bank as trustee and dated as of November 18, 1997 (the "Salary Continuation Agreements Trust") that the Salary Continuation Agreements Trust be fully funded for all current benefit obligations upon a change of control of the Company; and

     WHEREAS, as a further inducement for Parent and Sub to enter into this Agreement, Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant have, simultaneously with the execution of this Agreement, entered into share tender agreements with Parent and Sub (the "Share Tender Agreements"), pursuant to which they have agreed to tender into the Offer all of the shares of Common Stock held by them.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE OFFER

     1.1 THE OFFER. Provided that (a) this Agreement shall not have been terminated in accordance with Article VI hereof, (b) the Share Tender Agreements shall have been executed simultaneously with this Agreement and (c) the Board of Directors has taken action to eliminate any requirement that the Salary Continuation Agreements Trust be fully funded for all current benefit obligations upon a change of control of the Company, and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day after the public announcement of the execution of this Agreement, Sub shall commence the Offer. The obligations of Sub to accept for payment and promptly to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent and Sub; provided, however, that, without the consent of the Company, Sub shall not waive the condition that there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least 70% of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"). The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Condition and, subject to the preceding sentence, may be waived by Parent and Sub in whole or in part. Sub expressly reserves the right to modify the terms of the Offer, including, without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date; provided, however, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Annex A or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond any scheduled expiration date unless any of the Tender Offer Conditions shall not have been satisfied; provided, however, (i) even if the Tender Offer Conditions have not been satisfied, the Offer may not be extended beyond the three month anniversary of the date of commencement of the Offer and (ii) if the Tender Offer Conditions have been satisfied, then the Offer may be extended for an additional five business days so long as at the time of such extension, all conditions to Sub's obligations to purchase shares of Common Stock pursuant to the Offer are irrevocably waived.

     1.2 COMPANY ACTIONS. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined by the unanimous vote of the Directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer, the Merger, this Agreement and the Share Tender Agreements, (iii) recommended acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company and (iv) taken all other action necessary to render Articles 14 and 14.1 of the Virginia Stock Corporation Act (the "VSCA") inapplicable to the Offer and the Merger; and (b) Bowles Hollowell Conner, a Division of First Union Capital Markets Corp. ("Bowles Hollowell Conner"), has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "Commission"), as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence; provided, however, that such recommendations may be withdrawn, modified or amended in accordance with Section 4.7. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the Commission. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments. The
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. The Company, Parent and Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. In connection with the Offer, the Company will promptly furnish (or cause to be furnished) Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish (or cause to be furnished) Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     1.3 COMPOSITION OF THE BOARD OF DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub in accordance with the Offer for, at least 70% of the outstanding shares of common Stock pursuant to the Offer (the "Offer Closing"), Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent bears to the number of shares of Common Stock outstanding and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). At all times before the Effective Time, Parent, Sub and the Company shall use their reasonable efforts to ensure that at least two members of the Company's Board of Directors, as constituted on the date hereof, remain on the Company's Board of Directors, except to the extent that no such individuals or their appointees agree to serve as directors (the "Continuing Directors"). In the event that one or more Continuing Directors resign from the Company's Board of Directors, Parent, Sub and the Company shall permit the remaining, or in the case of the resignation of all Continuing Directors, the resigning, Continuing Director or Continuing Directors to appoint his or their successors in his or their reasonable discretion. The Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's Board of Directors. As of the Offer Closing, the Company, if so requested by Parent or Sub, will use its reasonable efforts to cause persons designated by Sub to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons).

     1.4 ACTION BY DIRECTORS. Following the election or appointment of the Parent's designees pursuant to Section 1.3 and prior to the Effective Time, and, so long as there shall be at least one Continuing Director, if requested by a majority of the Continuing Directors, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize, any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent of Sub under this Agreement and any waiver of compliance with any of the covenants, agreements or conditions under this Agreement for the benefit of the Company, unless no such individuals or their appointees agree to serve as Continuing Directors.

     1.5 OFFER DOCUMENTS, SCHEDULE 14D-1 AND PROXY/INFORMATION STATEMENT. The Offer will be conducted in accordance with the applicable provisions, and rules and regulations of the Commission, under the Exchange Act. The documents pursuant to which the Offer will be made, including a Tender Offer Statement on
Schedule 14D-1 and Offer to Purchase and related letter of transmittal (collectively, the "Offer Documents"), will comply in all material respects with the Exchange Act, and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the Commission. The Company agrees that any information supplied by the Company for inclusion in the Offer Documents will not, at the time the Offer Documents are first published, sent or given to the Company's stockholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will promptly correct any information provided by it for inclusion in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and Parent and Sub will take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by the Exchange Act. The information supplied or to be supplied by Parent and Sub for inclusion in the proxy or information statement, as applicable, to be prepared in connection with the Merger, if required (the "Proxy/Information Statement") and the Schedule 14D-9 of the Company will not, as of the date of such Proxy/Information Statement or Schedule 14D-9, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Parent and Sub each agrees to promptly correct any information provided by it in the Proxy/ Information Statement and the Schedule 14D-9 of the Company, as applicable, if and to the extent that such information becomes false or misleading in any material respect.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

     2.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.10 hereof), Articles of Merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the VSCA and shall be filed on the Closing Date (as defined in Section 2.10 hereof). The Merger of Sub and the Company (the "Merger") shall become effective upon the issuance of the Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions and requirements of the VSCA. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

     (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the Commonwealth of Virginia under the name of "O'Sullivan Corporation" (the "Surviving Corporation").

     (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

     2.2 CONVERSION OF STOCK. At the Effective Time:

     (a) Each share of Common Stock then issued and outstanding (other than any shares of Common Stock which are held by the Company as treasury shares or otherwise or, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration").

     (b) Each share of common stock, par value $1.00 per share of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

     2.3 SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by the Company as treasury shares or otherwise or, directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.13 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

     (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     2.4 PAYMENT. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (other than shares of Common Stock which are held by the Company as treasury shares or otherwise or, directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent) and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable property, escheat and similar laws.

     2.5 NO FURTHER RIGHTS OF TRANSFERS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.2(a) hereof), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

     2.6 STOCK OPTION AND OTHER PLANS. Each outstanding stock option to purchase Common Stock (an "Option") heretofore granted under the Company's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 1985 Incentive Stock Option Plan or any other employee, director or other stock option plan now or formerly maintained by the Company (collectively, the "Option Plans"), whether or not vested or exercisable, shall be deemed to be cancelled immediately prior to the Effective Time and shall no longer be exercisable for the purchase of shares of Common Stock. The holder of each Option shall receive a payment in cash (subject to any applicable withholding taxes) at the Effective Time (the "Cash Payment") equal to the product of (x) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee or subcommittee thereof) shall take such further action as may be necessary or appropriate for the cancellation of the Options and payment of the Cash Payment. The Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively, with the Option Plans, referred to as the "Stock Plans") shall be terminated by the Company effective as of the Effective Time. The Company will take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options or other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its best efforts to obtain all necessary consents to ensure that as of the Effective Time, the only rights of the holders of Options in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

     2.7 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. Subject to
Section 4.11(a), the articles of incorporation of Sub in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

     2.8 BY-LAWS OF THE SURVIVING CORPORATION. Subject to Section 4.11(a), the by-laws of Sub in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

     2.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable law. At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable law.

     2.10 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Thompson Hine & Flory LLP, Cleveland, Ohio, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Sub as follows:

          (a) DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each

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     jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing is not reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects (the "Condition") of the Company and its subsidiaries taken as a whole. The Company has made available to Parent and Sub complete and correct copies of the Articles of Incorporation and By-Laws of the Company and its subsidiaries, in each case as amended to the date of this Agreement.

          (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the holders of at least 70% of the shares of Common Stock). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

          (c) CAPITALIZATION.

             (i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. As of the date of this Agreement, 15,594,687 shares of Common Stock are issued and outstanding and 301,242 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Plans. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.1(c) or on Schedule 3.1(c) (i) of the disclosure letter to this Agreement (the "Disclosure Letter"), (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness with respect to which the holders thereof have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of it subsidiaries on any matter ("Voting Debt"). As of the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Common Stock of the Surviving Corporation pursuant to any Employee Plan (as hereinafter defined) or otherwise. Schedule 3.1(c)(i) of the Disclosure Letter lists, as of the date of this Agreement, the number of shares of Common Stock subject to, and the exercise price of, each outstanding Option. The Company has made available to Parent and Sub complete and correct copies of the Stock Plans and the forms of option agreement used with respect to each Option Plan.

             (ii) Schedule 3.1 (c) (ii) of the Disclosure Letter lists all of the Company's subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, claims, security interests, charges, encumbrances, options or claims whatsoever ("Encumbrances"). No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. Except for the subsidiaries listed on Schedule 3.1(c)(ii) of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's subsidiaries have no Voting Debt.

          (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in
     Schedule 3.1(d) of the Disclosure Letter and assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy/Information Statement and the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the VSCA, is made and (iv) approval of this Agreement and the Merger by the holders of at least 70% of the outstanding shares of Common Stock is obtained, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the articles of incorporation or by-laws of the Company or any of its subsidiaries, each as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound except, in the case of clauses
     (2), (3) and (4) above, for any such filing, permit, consent, approval or violation, which is not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, and is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) COMPANY REPORTS AND FINANCIAL STATEMENTS.

             (i) Since January 1, 1998, the Company has filed all material forms, reports, statements and other documents required to be filed by it with the Commission, including without limitation (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all proxy statements relating to meetings of stockholders (whether annual or special), (d) all Current Reports on Form 8-K and (e) all other reports, schedules, registration statements and other documents required to be filed with the Commission. All of the documents filed by the Company with the Commission during such period, including all exhibits contained or incorporated by reference in such documents, are collectively referred to as the "Commission Filings." The Commission Filings, as amended to date, (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all Commission Filings.

             (ii) Each of the consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of the fiscal years ended December 31, 1998 and 1997 and the consolidated statements of operations, consolidated statement of stockholders' equity and consolidated statements of cash flows for the fiscal years ended December 31, 1998 and 1997 included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect when prepared) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods then ended.

          (f) ABSENCE OF CERTAIN CHANGES.

             (i) Except as previously disclosed in the Commission Filings or as otherwise disclosed in Schedule 3.1(f) or Schedule 3.1(k) of the Disclosure Letter or as otherwise contemplated by this Agreement, since December 31, 1998 (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course, the Company and its subsidiaries have not engaged in any material transaction or entered into any material agreement outside of the ordinary course of business and, to the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) ; (iii) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock or any other capital stock of the Company (except for regular quarterly dividends) or any repurchase, redemption or other acquisition by the Company of any shares of Common Stock or other capital stock of the Company; (iv) there has not been any material amendment of any term of any outstanding security of the Company; and (v) there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required because of a concurrent change in generally accepted accounting principles.

             (ii) Furthermore, except as disclosed in Schedule 3.1(f) of the Disclosure Letter, since December 31, 1998, there has not been any (a) grant of any severance or termination pay or stay-in-place bonus to any director or officer of the Company or any of its subsidiaries, (b) entering into of any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director or officer of the Company or any of its subsidiaries,
        (c) increase in benefits payable under any existing severance or termination pay or stay-in-place bonus policies or agreements with any director or officer of the Company or any of its subsidiaries, except as provided under any Employee Plan, contract, agreement or arrangement, or
        (d) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its subsidiaries, except for normal annual adjustments that are not unusual in nature or amount or except as provided under any Employee Plan, contract, agreement or arrangement listed in the Disclosure Letter.

          (g) PERMITS; COMPLIANCE. Except as is disclosed in Schedule 3.1(g) of the Disclosure Letter, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business in substantially the manner as now being conducted, other than those of which the failure of the Company to be in possession is not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Except as set forth in Schedule 3.1(g) of the Disclosure Letter, the Company is not in conflict with, or in default or violation of, (a) any federal, state or foreign law applicable to the Company or by which any of its properties are bound or subject or (b) any of the Company Permits, other than conflicts, defaults or violations that are not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as set forth in Schedule 3.1(g) of the Disclosure Letter, since January 1, 1999, the Company has not received any notification with respect to possible material conflicts, defaults or violations of any federal, state, local or foreign law applicable to the Company or by which any of its properties are bound or subject that have not been cured without any further material liability or obligation.

          (h) LITIGATION. Except as disclosed in the Commission Filings or in
     Schedule 3.1(h) of the Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings or in Schedule 3.1(h) of the Disclosure Letter, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted or are reasonably likely to prevent or delay consummation of the Offer or the Merger.

          (i) EMPLOYEE BENEFIT PLANS.

             (i) Schedule 3.1(i) of the Disclosure Letter lists all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all incentive, vacation, accrued leave, sick pay, sick leave and other similar plans, all bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, deferred compensation, supplemental retirement, unemployment benefit, severance and other employee benefit plans, programs or arrangements (whether or not insured) and all material employment, termination, severance, stay-in-place bonus or compensation agreements, in each case for the benefit of, or relating to current or former employees or current or former directors of the Company, whether or not in writing or exempt from the provisions of ERISA, that the Company or any of its subsidiaries maintain, contribute to or are otherwise a party to ("Employee Plans"). For purposes of all of the representations contained in this Section 3.1 (i), the term "subsidiaries" shall include all employers (whether or not incorporated) that are by reason of common control treated together with the Company or any of its subsidiaries as a single employer within the meaning of
        Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code").

             (ii) All Employee Plans have been maintained and operated in all material respects in compliance with their terms and the requirements prescribed by all applicable statutes, orders or governmental rules or regulations with respect thereto, and the Company and its subsidiaries have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any of the Employee Plans.

             (iii) Except as set forth in Schedule 3.1(i) of the Disclosure Letter, each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and, to the best knowledge of the Company and its subsidiaries, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

             (iv) Neither the Company nor any of its subsidiaries have incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 ET SEQ. of ERISA, and no condition exists that could reasonably be expected to result in the Company or any of its subsidiaries incurring material liability under Title IV of ERISA, either singly or as a member of any trade or business, whether or not incorporated, under common control of or affiliated with the Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code. All premiums payable to the PBGC have been paid when due.

             (v) The Company has made available to Parent copies of all material documents in connection with each Employee Plan including, without limitation (where applicable), (a) all Employee Plans as in effect on the date hereof, together with all amendments thereto; (b) all current summary plan descriptions, if applicable; (c) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (d) the most recent Internal Revenue Service determination letter, if applicable; (e) annual reports required to be filed within the last year pursuant to ERISA or the Code with respect to the Employee Plans; and (f) the most recently prepared financial statements.

             (vi) Neither the Company nor any of its subsidiaries has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Plan that would subject any of them to a material tax, penalty or liability under ERISA or the Code.

             (vii) Full payment has been made of all amounts which the Company or any of its subsidiaries is required, under applicable law or under any Employee Plan, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof and as of the date hereof.

             (viii) There are no actions, suits or claims pending, or to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) with respect to any Employee Plan.

             (ix) Except as set forth on Schedule 3.1(i) of the Disclosure Letter, no Employee Plan provides for the payment of severance or any other benefits upon the termination of an employee's employment.

          (j) TAXES. The Company has filed or caused to be filed, within the times and in the manner prescribed by law, all United Stated federal, state, local and foreign tax returns and tax reports ("Tax Returns") which are required to be filed by, or with respect to, and are material to, the Company or any of its subsidiaries. Such Tax Returns reflect accurately all material liability for taxes of the Company and its subsidiaries for the periods covered thereby. All material federal, state, local and foreign income, profits, franchise, sales, use, occupancy and excise taxes and other material taxes, assessments, duties, fees, levies, imports or other governmental charges (including any interest and penalties thereon) ("Taxes") payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and fully provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. No audit or other examination, pending or, to the best knowledge of the Company, threatened litigation or appeal of any Tax Return or Tax liability of the Company or any of its subsidiaries is currently in progress (or to the best knowledge of the Company scheduled to be conducted as of the date hereof). There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries. Except as provided in Schedule 3.1(j) of the Disclosure Letter, neither the Company nor any of its subsidiaries has been included in any "consolidated", "unitary" or "combined" Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired. All material Taxes which the Company or any of its subsidiaries were required by law to withhold in connection with amounts paid or owing to any employee or independent contractor have been timely paid over to the proper authorities to the extent due and payable. Except as provided in Schedule 3.1(j) of the Disclosure Letter, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or affiliate thereof and any other party (including any of their predecessors or affiliates) under which the Company or any of the Company's subsidiaries are liable or could be liable for any Taxes or other claims of any party.

          (k) LIABILITIES. Except as set forth in the Commission Filings or as disclosed in Schedule 3.1(k) of the Disclosure Letter or as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material outstanding claims, liabilities or indebtedness, contingent or otherwise, that would be required to be disclosed in the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis, other than liabilities incurred subsequent to December 31, 1998 in the ordinary course of business. Neither the Company nor any of its subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

          (l) BROKER'S OR FINDER'S FEE. Except for Bowles Hollowell Conner (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been provided to Parent), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (m) ENVIRONMENTAL LAWS AND REGULATIONS. Except as disclosed in the Commission Filings or in Schedule 3.1(m) of the Disclosure Letter or as would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries are in compliance with all Environmental Laws; (ii) Hazardous Substances requiring remediation under any Environmental Law have not been released or disposed of on any real property owned or operated by the Company or any subsidiary of the Company;
     (iii) the Company and its subsidiaries are not subject to liability for any notice of off-site disposal or contamination; (iv) the Company and its subsidiaries have not received notice of any Environmental Claims under any Environmental Law; and (v) there are no facts, conditions, occurrences or circumstances regarding the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries that could reasonably be expected (a) to form the basis of any Environmental Claim against the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries, or (b) to cause such property to be subject to any restrictions on the ownership, use, or transferability of any such property under any Environmental Law. "Environmental Law" means any applicable law, regulation, order or decree relating to Hazardous Substances or the protection of human health or the environment. "Hazardous Substance" means any hazardous or toxic material, substance, waste, pollutant or contaminant as defined under any Environmental Law, in any concentration, including, without limitation, any petroleum or petroleum products, friable asbestos or polychlorinated biphenyls. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation of, investigations or proceedings relating in any way to any Environmental Law (hereinafter "claims"), including without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, safety or the environment.

          (n) STATE TAKEOVER STATUTES; NO STOCKHOLDER RIGHTS PLAN. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Share Tender Agreements and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Share Tender Agreements the provisions of Articles 14 and 14.1 of the VSCA. The Company does not have a stockholder rights plan or "poison pill," but the Company's Amended and Restated Articles of Incorporation, as amended, contain a provision (which the Company does not believe constitutes such a plan or "poison pill") requiring a super-majority stockholder vote to approve certain matters such as the Merger.

          (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bowles Hollowell Conner to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

          (p) MATERIAL CONTRACTS. Except as set forth in Schedule 3.1(p) of the Disclosure Letter or as disclosed in the Commission Filings, neither the Company nor any of its subsidiaries is a party to, or is bound by (a) any material agreement, indenture or other instrument relating to the borrowing of money by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation relating to the borrowing of money or (b) any other contract or agreement or amendment thereto that (i) should be or should have been filed as an exhibit to a Form 10-K filed by the Company with the Commission or (ii) places any material restrictions on the right of the Company or any of its subsidiaries to engage in any material business activity currently conducted (collectively, the "Company Contracts"). Neither the Company nor any of its subsidiaries is in material default under any of the Company Contracts, and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default under any of the Company Contracts.

          (q) LABOR. Except as set forth on Schedule 3.1(q) of the Disclosure Letter, the Company is not a party to or bound by any collective bargaining agreement respecting its employees, nor, to the knowledge of the Company, is there existing or contemplated any threat of any strike, organized walkout or other organized work stoppage or labor organizational effort by any employees of the Company.

          (r) VOTE REQUIRED. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of at least 70% of the outstanding shares of Common Stock. There is no vote of the holders of any class or series of capital stock of the Company necessary in order for Sub to commence and consummate the Offer.

          (s) REAL AND PERSONAL PROPERTY.

             (i) Schedule 3.1(s) of the Disclosure Letter lists all material real property owned (the "Owned Real Property") or leased (the "Leased Real Property") by the Company or any of its subsidiaries. Except as set forth on Schedule 3.1(s) of the Disclosure Letter, the Company has (i) good and valid title to all of the Owned Real Property, (ii) good and valid title to all of the tangible personal property recorded as an asset in the consolidated financial statements of the Company as of December 31, 1998, and not disposed of since that date in the ordinary course of business, and (iii) a valid and existing leasehold interest in all of the Leased Real Property, that, in the case of each of clauses
        (i), (ii) and (iii) above, is free and clear of any Encumbrance other than Permitted Encumbrances. For purposes of this Section 3.1(s), "Permitted Encumbrances" means all (A) Encumbrances that do not materially interfere with the use of, or materially diminish the value of, the property subject thereto, (B) liens for taxes not yet due and payable, (C) such Encumbrances as are shown in title policies or surveys made available to Parent or Sub and (D) capital lease obligations entered into in the ordinary course of business.

             (ii) Except as set forth on Schedule 3.1(s) of Disclosure Letter, the Owned Real Property and the Leased Real Property are, considering the age of such property, in reasonably good condition, normal wear and tear excepted, and are suitable in all material respects for their present purposes. Except as set forth on Schedule 3.1(s) of the Disclosure Letter, to the knowledge of the Company, none of the buildings or improvements owned or leased by the Company or any of it subsidiaries is subject to any material structural defect. The primary business operations currently conducted on the owned Real Property and the Leased Real Property are not in violation of applicable zoning laws and regulations, except for violations that could not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. To the knowledge of the Company, the buildings and other structures located on the Owned Real Property do not encroach on the real property of any other Person, and, to the knowledge of the Company, no building or structure of any other Person encroaches on any of the Owned Real Property, except for encroachments that could not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. The buildings and structures on the Owned Real Property have direct vehicular access (or indirect vehicular access through valid and enforceable easements) to public roads and all appropriate utilities necessary for the conduct of the business thereon as it is presently conducted. The Company has made available to Parent all owner's policies of title insurance as to Owned Real Property, lessee's policies of title insurance as to Leased Real Property, and related surveys that are in its possession.

          (t) INTELLECTUAL PROPERTY RIGHTS.

             (i) Schedule 3.1(t) of the Disclosure Letter lists each of the following items: (i) material patents and applications therefor, registrations of material trademarks (including service marks) and applications therefor, and registration of material copyrights and applications therefor that are owned by the Company or any of its subsidiaries, (ii) unexpired material licenses relating to Intellectual Property

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        Rights that have been granted to or by the Company or any of its subsidiaries, and (iii) all other material agreements of the Company or any of its subsidiaries relating to Intellectual Property Rights. As used in this Agreement, the term "Intellectual Property Rights" includes patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source codes and object codes), inventions, know how, trade secrets, technology, processes and formulae.

             (ii) Except as set forth in Section 3.1(t) of the Disclosure Letter, the Company and its subsidiaries own or have the right to use all of the material Intellectual Property Rights that are used in the conduct of the business of the Company or its subsidiaries. Except as set forth in Schedule 3.1(t) of the Disclosure Letter and to the knowledge of the Company, such ownership and right to use are free and clear of all Encumbrances and claims or rights to use of third parties. The Company has no knowledge of any material allegations or claims that any product or process manufactured, used, sold or under development by or for the Company or its subsidiaries infringes on the Intellectual Property Rights of any third party. Neither the Company nor any of its subsidiaries has knowledge of any material challenge to the validity, ownership or right to use or license by the Company of any of the Intellectual Property Rights owned, used or licensed by the Company.

          (u) INSURANCE. Schedule 3.1(u) of the Disclosure Letter lists, and the Company has made available to Parent for review, current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Company and its subsidiaries (including, without limitation, all policies or binders of casualty, general liability and workers' compensation insurance, but excluding the owner's and lessee's policies of title insurance referred to in Section 3.1(s)), all of which are currently in full force and effect. To the knowledge of the Company, all premiums and other amounts due and payable under each such policy, binder and bond have been timely paid. To the knowledge of the Company, neither the Company nor any of its subsidiaries is in default with respect to any material provision contained in any such policy, binder or bond and has not failed to give any notice of or present any material claim thereunder as required under the terms of the policy. Except for claims set forth on Schedule 3.1(u) of the Disclosure Letter, there are no material outstanding unpaid claims under any such policy, binder or bond, and neither the Company nor any of its subsidiaries has received any written notice of cancellation or non-renewal of any such policy, binder or bond. Except as set forth on Schedule 3.1(u) of the Disclosure Letter, neither the Company nor any of its subsidiaries has received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Company or such subsidiary.

          (v) INVENTORY. Since December 31, 1998, the inventory of the Company and its subsidiaries has been maintained in the ordinary course of business and consistent with the past practices of the Company and its subsidiaries.

          (w) COMPUTER SOFTWARE AND DATABASES. The Company owns or has the right to use pursuant to valid and existing licenses all of the material computer software and databases necessary for the conduct of its business as presently conducted ("Computer Software and Databases"). The Company has undertaken a program to determine that the Computer Software and Databases, and all computer hardware used by the Company and its subsidiaries, will process dates correctly prior to, during, and after the calendar year 2000, including but not limited to century recognition and calculations that accommodate same century and multi-century formulas, date values, and interface values and that reflect century changes ("Year 2000 Compliant"). The Company believes that it has taken reasonable steps to determine that its vendors, customers and other Persons with whom it does a material amount of business are Year 2000 Compliant.

     3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub represents and warrants to the Company as follows:

          (a) DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing

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     in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Condition of Parent and its subsidiaries taken as a whole. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and by-laws of Sub, in each case as amended, to the date of this Agreement.

          (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the sole stockholder of Sub, if required by the VSCA). This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

          (c) CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy/Information Statement and the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the VSCA is made and (iv) approval of the Merger by the sole stockholder of Sub if required by the VSCA is received, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the articles of incorporation or by-laws of Parent or Sub, each as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except in the case of clauses (2), (3) and (4) above for any such filing, permit, consent, approval or violation, which is not reasonably likely to have a material adverse effect on the Condition of the Parent and Sub, taken as a whole, and is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any broker's or finder's fees or similar fee or commission from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (e) FINANCING. Parent has sufficient funds available to purchase on a fully diluted basis all the outstanding shares of Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          (f) COMMON STOCK OWNERSHIP. As of the date hereof, none of Parent or its subsidiaries beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) any shares of Common Stock.

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

          (g) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE IV
                       TRANSACTIONS PRIOR TO CLOSING DATE

     4.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall reasonably request of the affairs of the Company and its subsidiaries. The Company shall furnish as promptly as reasonably practicable to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request.

     4.2 CONFIDENTIALITY. Information obtained by Parent and Sub pursuant to
Section 4.1 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated December 16, 1998 (the "Parent Confidentiality Agreement").

     4.3 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing in advance by Parent, during the period commencing on the date hereof and ending on the Closing Date:

          (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

          (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its articles of incorporation or by-laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (iv) except for regular quarterly dividends, declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (v) enter into any contract or commitment with respect to capital expenditures in excess of $1,000,000 or enter into any other material contract except contracts in the ordinary course of business, it being understood that the Company shall be permitted to make all capital expenditures contemplated in its 1999 capital expenditure budget, (vi) release or relinquish any material contract rights other than in the ordinary course of business; (vii) adopt, enter into or amend in any material respect any Employee Plan or non-employee benefit plan or program, employment agreement, severance agreement, stay-in-place bonus agreement, license agreement or retirement agreement, or, except in the ordinary course of business and consistent with past practice or except as required under any Employee Plan, contract, agreement or arrangement listed on
     Schedule 3.1(i) of the Disclosure Letter, pay or commit to pay any bonus or contingent or other extraordinary compensation to any employee or director or increase in any manner the compensation or fringe benefits payable to any employee or director; (viii) merge, consolidate or enter into a share exchange with any other Person, acquire a material amount of capital stock or assets of any other Person, or sell, lease, license, mortgage, pledge or otherwise dispose of a

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     material amount of assets to any other Person, except for the purchase or sale of inventory in the ordinary course of business consistent, in all material respects, with past practice; (ix) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person; (x) agree to the settlement of any material claim or litigation; (xi) make any material tax election or settle or comprise any material tax liability; (xii) make any material change in its method of accounting or (xiii) agree, in writing or otherwise, to take any of the foregoing actions; and

          (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.1 hereof to be untrue as of the Closing Date or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

     4.4 PROXY/INFORMATION STATEMENT. If stockholder approval of the Merger is required by law or the Company's Amended and Restated Articles of Incorporation (as amended), as promptly as practicable, the Company will prepare and file a preliminary Proxy/Information Statement with the Commission and will use its best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy/Information Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after the expiration or termination of the Offer, if required by the VSCA or the Company's Amended and Restated Articles of Incorporation (as amended) in order to consummate the Merger, the Company will cause the definitive Proxy/ Information Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy/Information Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy materials in connection with the meeting of its stockholders without Parent's prior approval, which approval shall not be unreasonably withheld. The Proxy/Information Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first sent to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent and Sub for inclusion in the Proxy/Information Statement.

     4.5 STOCKHOLDER APPROVAL. Promptly after the expiration or termination of the Offer, if required by the VSCA or the Company's Amended and Restated Articles of Incorporation (as amended) in order to consummate the Merger, the Company, acting through its Board of Directors shall, in accordance with applicable law, call a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law or the Company's Amended and Restated Articles of Incorporation (as amended) to obtain the approval for this Agreement. Subject to Section 4.7 of this Agreement, the Company agrees that it will include in this Proxy/Information Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

     4.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to

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the Offer and the Merger. The Company, Parent and Sub shall use their reasonable efforts to consummate the Merger as promptly as practicable after the Offer Closing.

     4.7 NO SOLICITATION OF OTHER OFFERS. (a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article VI, neither the Company nor any of its subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries' officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit, initiate, encourage or take any other action to facilitate the submission of any Acquisition Proposal, or
(ii) participate in any way in discussions or negotiations with, or, furnish any information (whether public or nonpublic), to any Person (other than Parent or Sub) in connection with an Acquisition Proposal; provided, however, that the Company may take any action described in clause (ii) above, if (A) such action is taken in connection with an unsolicited Acquisition Proposal, (B) the Board of Directors believes in its good faith judgment (based on the advice of its financial and legal advisors) that failing to take such action would constitute a breach of its fiduciary duties and (C) in the case of the disclosure of nonpublic information relating to the Company in connection with an Acquisition Proposal, the disclosure of such information is covered by a confidentiality agreement that provides substantially the same protection to the Company as is afforded by the Parent Confidentiality Agreement.

     In addition, neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify in a manner adverse to Parent or Sub the approval and recommendation of the Offer and this Agreement or approve or recommend any Acquisition Proposal, provided that the Board of Directors (or a committee thereof) may, prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, recommend to its stockholders an unsolicited Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has determined in its good faith judgment (based on the advice of its financial and legal advisors) that the unsolicited Acquisition Proposal is a Superior Proposal, and (ii) simultaneously with such withdrawal, modification or recommendation, the Company terminates this Agreement in accordance with Section 6.1(e) and pays to Parent the break-up fee in accordance with Section 6.3. Any actions permitted under, and taken in compliance with, this Section 4.7 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement. It is understood and agreed that for all purposes of this Section 4.7 any actions taken by the Company or its subsidiaries or their officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates prior to the date hereof in soliciting, encouraging, initiating, facilitating or participating in any discussions relating to any Acquisition Proposal shall not be construed to render an Acquisition Proposal received after the date hereof a solicited Acquisition Proposal.

     The Company will promptly notify Parent orally and in writing of any Acquisition Proposal or any inquiries with respect thereto. Any such written notification will include the identity of the Person making such inquiry or Acquisition Proposal and a description of the material terms of such Acquisition Proposal (or the nature of the inquiry) and will indicate whether the Company is providing or intends to provide the Person making the Acquisition Proposal with access to nonpublic information relating to the Company or any of its subsidiaries. The Company will, to the extent reasonably practicable, also promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal. In the event that the Board of Directors of the Company determines that an Acquisition Proposal is a Superior Proposal and desires to terminate this Agreement pursuant to Section 6.1(e), it will give Parent written notice of its intention to terminate this Agreement no later than three business days in advance of any date that it intends to terminate this Agreement. During that three business day period, Parent will have the right, by giving written notice to the Company, to match the terms of such Superior Proposal. If Parent notifies the Company within such three business day period that it agrees to match the terms of the Superior Proposal, the Company will forthwith cease any discussion with the Person making the Superior Proposal, and Parent and the Company will promptly incorporate the terms of the Superior Proposal in this Agreement. Except for such amendments, the provisions of this Agreement (including the provisions of this Section 4.7) will remain in full force and effect.

     "Acquisition Proposal" shall mean any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of the Company or
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any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company and taken as a whole its subsidiaries other than the transactions contemplated by this Agreement. "Superior Proposal" shall mean a bona fide Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby.

     (b) Immediately following the purchase of shares of Common Stock pursuant to the Offer, the Company will request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof other than Parent to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

     (c) Nothing contained in this Section 4.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that the Company does not, except as permitted by this
Section 4.7, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

     4.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any material contract to which the Company or any of its subsidiaries is a party or is subject; (b) any material notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (c) any action, suit, claim or proceeding commenced against or, to the knowledge of the Company, any material threat of an action, suit, claim or proceeding made against, or any pending investigation of the Company that, if pending on the date of this Agreement, would have been required to be disclosed in Schedule 3.1(h) of the Disclosure Letter or that relates to the transactions contemplated by this Agreement; and (d) any material adverse change in the Condition of the Company and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in any such change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     4.9 HSR ACT. The Company and Parent shall, within five business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     4.10 EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (and former employees) of the Company and its subsidiaries will continue to be provided with employee benefits and benefit plans no less favorable than those in the aggregate provided by the Company and its subsidiaries as of the Effective Time. Parent will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of the Company (or any committee or subcommittee thereof) prior to the date hereof in accordance with their terms, in each case to the extent disclosed in the Disclosure Letter. Parent will provide employees of the Company and its subsidiaries with credit for service with the Company or any of its subsidiaries or predecessors prior to the Effective Time for purposes of determining eligibility to participate vesting, benefits and benefit accrual under any employee benefit plans of Parent or its subsidiaries. Employees of the Company and its subsidiaries shall not be subject to pre-existing

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

condition limitations, proof of insurability requirements, or any similar conditions or requirements under health benefit plans maintained by Parent or its subsidiaries that would delay commencement of an employee's participation in or limit an employee's level of coverage under, any of the health benefit plans of Parent or its subsidiaries. Subject to the action taken by the Board of Directors with respect to the Salary Continuation Agreements Trust as set forth in Section 1.1.(c) and from and after the Effective Time, the Surviving Corporation shall assume and fully discharge, and Parent shall guarantee the performance of, all obligations of the Company (and the Surviving Corporation) under the salary continuation agreements listed on Appendix A of the Salary Continuation Agreements Trust or on Schedule 3.1(i) of the Disclosure Letter (the "Salary Continuation Agreements"). The Company, Parent and its subsidiaries (including the Surviving Corporation) shall not amend or terminate any of the Salary Continuation Agreements at any time, shall continue to make sufficient cash deposits into the Salary Continuation Agreements Trust to permit the trustee to pay all premiums required to be paid pursuant to life insurance contracts held in the Salary Continuation Agreements Trust and shall not directly or indirectly take any action that would in any way diminish or reduce the cash surrender value of such life insurance contracts (including, but not limited to, borrowing against the cash surrender value of the life insurance contracts).

     4.11 DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. (a) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Amended and Restated Articles of Incorporation (as amended) and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) For six years from the Effective Time, Parent shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $107,000 for the twelve month period ending December 31, 1999; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount and to give prompt written notice of any reduction in the amount or scope of coverage resulting therefrom to the directors and officers affected thereby; provided further, that Parent may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

     (c) Parent agrees, from and after the date of purchase of shares of Common Stock pursuant to the Offer, to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the date of purchase of shares of Common Stock pursuant to the Offer, will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this
Section 4.11 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If for any reason the indemnification provided for in this Section 4.11 is unavailable with respect to any Indemnified Party or insufficient to hold him or her harmless with respect to any such loss, claim, damage or liability, then Parent shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of the Company and its affiliates on the one hand and Parent on the other in connection with the Offer and the Merger to which such loss, claim, damage or liability relates, (ii) the relative fault of the Company and its affiliates on the one hand and Parent on the other with respect to such loss, claim, damage or liability, and (iii) any other relevant equitable considerations.

     (d) This Section 4.11 shall survive the consummation of the Merger, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     4.12 FINANCING. Parent shall provide Sub with the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

     4.13 PARENT GUARANTEE. Parent hereby guarantees the performance of all of Sub's obligations under this Agreement.

                                   ARTICLE V
                         CONDITIONS PRECEDENT TO MERGER

     5.1 CONDITIONS PRECEDENT TO OBLIGATION OF PARENT, SUB AND THE COMPANY. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) APPROVAL OF COMPANY'S STOCKHOLDERS. To the extent required by applicable law or the Company's Amended and Restated Articles of Incorporation (as amended), this Agreement and the Merger shall have been approved and adopted by holders of at least 70% of the Common Stock of the Company in accordance with applicable law (if required by applicable law) or the Company's Amended and Restated Articles of Incorporation (as amended);

          (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) INJUNCTIONS. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect on the Closing Date; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

          (d) PAYMENT FOR COMMON STOCK. Sub shall have accepted for payment and paid for the shares of Common Stock tendered pursuant to the Offer; and

          (e) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of Common Stock illegal.

     5.2 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of the following condition:

          (a) PERFORMANCE BY PARENT AND SUB. Each of the Parent and Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in Sections 1.3 and 2.4 of this Agreement to be performed or complied with by it prior to the Closing Date.

                                   ARTICLE VI
                          TERMINATION AND ABANDONMENT

     6.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

          (a) by mutual written consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by either Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred within six months after commencement of the Offer unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

          (d) by Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to a failure of any of the conditions set forth in Annex A hereto to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement;

          (e) subject to the provisions of Section 6.3, by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal will result in a Superior Proposal and the Board believes (and has been advised by counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties;

          (f) prior to the consummation of the Offer, by the Company, if (i) any of the representations and warranties of Parent or Sub contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (ii) Parent or Sub shall have breached or failed to comply in any material respect with any of their respective obligations, covenants or agreements under this Agreement, including, without limitation, their obligation to commence the Offer within the time period required by Section 1.1 of this Agreement; and

          (g) by the Company, if Parent or Sub shall have terminated the Offer prior to the Offer Closing, the Offer is terminated or expires without Sub having purchased any shares of Common Stock or if Sub or Parent fails to purchase validly tendered shares of Common Stock in violation of the terms and conditions of the Offer or this Agreement.

     6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Section 4.2, 6.3, 7.1 and this Section 6.2 hereof shall survive any termination of this Agreement. Nothing in this Section 6.2 shall relieve any part to this Agreement of liability for breach of this Agreement.

     6.3 BREAK-UP FEE. (i) If this Agreement is terminated by the Company in accordance with Section 6.1 (e); (ii) if the Board of Directors of the Company fails to recommend, withdraws, modifies or changes its recommendation of the Offer or the Merger in any respect adverse to Parent or Sub, or has resolved to do so, for any reason other than a breach by Parent or Sub in any material respect of its representations or warranties contained in this Agreement or a failure by Parent or Sub to perform in any material respect any of its covenants or agreements contained in this Agreement; or (iii) if, prior to the purchase of shares of Common Stock by Sub, the Company violates its obligations under Section 4.7 in any material respect and thereafter the Company enters into an agreement to effect a Superior Proposal, then the Company shall pay to Parent in same day funds a fee of $5,000,000, in the case of clause (i), within two business days after the termination of this Agreement, in the case of clause (ii), within two business days after the withdrawal, modification or change of the recommendation and, in the case of clause (iii), within two business days after the execution of an agreement referred to in such clause. Payment of the $5,000,000 fee by the Company shall be Parent and Sub's exclusive remedy against the Company for any of the matters referred to in clauses (i), (ii) or (iii) above.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     7.2 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation, covenant or agreement of the parties hereto, whether to be performed before or after the Effective Time.

     7.3 EXTENSION; WAIVER. Subject to the provisions of Section 1.1 hereof, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.4 PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law. The Company will not issue any press release or make any public statement that might constitute the commencement of the Offer without the prior written consent of Parent.

     7.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                       (a) if to the Company to it at:

                          O'Sullivan Corporation
                          1944 Valley Avenue
                          Winchester, VA 22601
                          Attention: Chief Financial Officer
                       with a copy to:

                          McGuire, Woods, Battle & Boothe LLP
                          One James Center
                          901 East Cary Street
                          Richmond, VA 2321
                          Attention: Robert L. Burrus, Jr., Esq.

                       (b) if to either Parent or Sub, to it at:

                          The Geon Company
                          One Geon Center
                          Avon Lake, Ohio 44012-0122
                          Attention: Chief Executive Officer

                       with a copy to:

                          The Geon Company
                          One Geon Center
                          Avon Lake, Ohio 44012-0122
                          Attention: General Counsel

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

     7.6 ENTIRE AGREEMENT. This Agreement, the Disclosure Letter, the Parent Confidentiality Agreement and the Annex and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     7.7 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld in the case of an assignment to another direct or indirect wholly-owned subsidiary of Parent for purposes of avoiding recognition of taxable gain or loss for federal income tax purposes by either Sub or the Company in connection with the Merger. It is understood and agreed that any permitted assignment will not cause Parent or Sub to be relieved of its obligations under this Agreement and that the Surviving Corporation (whether the Surviving Corporation is Sub or any other direct or indirect wholly-owned subsidiary) shall have all the obligations of the Surviving Corporation specified in this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, expect for Sections 4.10 and 4.11, which are intended to be for the benefit of the persons referred to therein, and may be enforced by such persons.

     7.8 FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     7.9 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     7.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     7.11 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict or choice of laws rules thereof.

     7.12 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     7.13 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, a group and a government or other department or agency thereof.

     IN WITNESS WHEREOF, each of Parent, Sub and the Company has caused this Agreement to be executed by its respective officers thereunto duly authorized, all as of the date first above written.

                                          THE GEON COMPANY

                                          By: /s/ Gregory L. Rutman
                                            ------------------------------------
                                            Name: Gregory L. Rutman
                                            Title: Vice President, General
                                                   Counsel and Secretary

                                          TGC ACQUISITION CORPORATION

                                          By: /s/ Donald P. Knechtges
                                            ------------------------------------
                                            Name: Donald P. Knechtges
                                            Title: Chairman, President and Chief
                                                Executive Officer

                                          O'SULLIVAN CORPORATION

                                          By: /s/ John S. Campbell
                                            ------------------------------------
                                            Name: John S. Campbell
                                            Title: President and Chief Executive
                                                   Officer

                                    ANNEX A
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Sub.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered and may terminate or amend the Offer in accordance with the Merger Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least 70% of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and at or before the expiration date of the Offer (as the same may be extended from time to time) any of the following shall occur:

          (a) any court or domestic government or governmental authority or agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree or injunction or other order or the Antitrust Division or the Federal Trade Commission has indicated to Parent and the Company that it may seek to obtain a decree, injunction or other order which (i) makes illegal, materially delays or otherwise directly or indirectly materially restrains or prohibits the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or compels Parent or Purchaser to dispose of all or any material portion of the business or assets of Parent or Purchaser or the Company, or imposes any limitations on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) imposes limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent or Purchaser of any shares of Common Stock, or (v) otherwise materially adversely affects the Condition of the Company and its subsidiaries taken as a whole;

          (b) there shall have occurred (i) any general suspension greater than 24 hours of trading in, or limitation on prices for, securities on any national securities exchange or in the over the-counter market, (ii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a declaration of war by the United States having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, or (v) in the case of any of the situations described in clauses (i) through (iii) inclusive existing at the date of commencement of the Offer, a material acceleration or worsening thereof;

          (c) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any governmental or regulatory entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

          (d) any representation or warranty made by the Company in the Merger Agreement (i) (A) was untrue or incorrect in any material respect when made or (B) has become untrue or incorrect in any material respect and (ii) at the time of termination or amendment remains untrue or incorrect in any material respect;

          (e) there shall have been a breach by the Company of any of its covenants or agreements in any material respect contained in the Merger Agreement;

          (f) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, would make it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, or may be waived by Purchaser, in whole or in part at any time and from time to time in its sole discretion; provided, however, that without the consent of the Company, Parent and Purchaser shall not waive the Minimum Condition.

                                                                         ANNEX D

                            BOWLES HOLLOWELL CONNER

                                  June 2, 1999

Board of Directors
O'Sullivan Corporation
1944 Valley Avenue
Winchester, Virginia 22601

Dear Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of O'Sullivan Corporation ("O'Sullivan"), of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 1999 (the "Agreement"), among O'Sullivan, The Geon Company ("Geon"), and TGC Acquisition Company, a wholly-owned subsidiary of Geon. Pursuant to the Agreement, the stockholders of O'Sullivan will receive $12.25 net in cash for each share of O'Sullivan Common Stock, par value $1.00 per share. For purposes of this opinion, the "Transaction" means the proposed acquisition of 100% of the outstanding shares of O'Sullivan by Geon, the terms of which are more fully set forth in the Agreement.

     In arriving at our opinion, we have, among other things:

          - Reviewed the Agreement, including the financial terms of the Transaction;

          - Reviewed certain historical business, financial, and other information regarding O'Sullivan that was publicly available or furnished to us by members of O'Sullivan management;

          - Reviewed certain financial forecasts and other data provided to us by members of O'Sullivan management relating to its business;

          - Conducted discussions with members of O'Sullivan management with respect to its business, financial, and other information, including its business prospects and financial forecasts, and the effects of the Transaction;

          - Reviewed the current and historical market prices of O'Sullivan Common Stock;

          - Compared the financial position and operating results of O'Sullivan with those of publicly traded companies we deemed relevant;

          - Compared the financial terms of the Transaction with certain of the financial terms of other similar transactions we deemed relevant; and

          - Conducted such other financial studies, analyses, and investigations as we deemed appropriate.

     In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to O'Sullivan's financial projections, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgements of O'Sulllivan's management as to the expected future financial performance of O'Sullivan. We have discussed O'Sullivan's financial projections with management of O'Sullivan, but we assume no responsibility for and express no view as to O'Sullivan's financial projections or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the properties or facilities of O'Sullivan and have not made or been provided with any evaluations or appraisals of the assets or liabilities of O'Sullivan.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions. Our opinion is necessarily based on economic, market, financial, and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not address the relative merits of the Transaction and the other business strategies considered by O'Sullivan's Board of Directors, nor does it address the Board of Directors' decision to proceed with the Transaction.

     Bowles Hollowell Conner is a division of First Union Capital Markets Corp., an investment banking firm and an affiliate of First Union Corporation. We have been engaged to render financial advisory services to O'Sullivan in connection with the Transaction and will receive a fee for such services which include the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of O'Sullivan for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We or our affiliates have in the past provided investment banking and financial advisory services to O'Sullivan unrelated to the proposed Transaction, for which services we have received compensation.

     Our advisory services and the opinion expressed herein are provided for the benefit of the Board of Directors of O'Sullivan, and such opinion does not constitute a recommendation as to how any stockholder of O'Sullivan should respond to the offer by Geon or vote on the proposed Agreement. This opinion may not be summarized, excerpted from or otherwise publicly referred to without prior written consent, except that this opinion may be reproduced in full or summarized in any proxy or information statement mailed or provided to the stockholders of O'Sullivan or in any other filing made under the federal securities laws. It is understood that Bowles Hollowell Conner hereby consents to the use of this opinion as an exhibit to Schedule 14D-9 of O'Sullivan relating to the Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of O'Sullivan in the Transaction is fair, from a financial point of view.

                                          Sincerely,

                                          BOWLES HOLLOWELL CONNER

                                          /s/ Brian P. McDonagh
                                          Brian P. McDonagh
                                          Managing Director

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